EXHIBIT 99.4
AGREEMENT AND PLAN OF MERGER
DATED AS OF MARCH 17, 2008
BY AND AMONG
MISYS PLC,
MISYS HEALTHCARE SYSTEMS, LLC,
ALLSCRIPTS HEALTHCARE SOLUTIONS INC.,
and
PATRIOT MERGER COMPANY, LLC

Page

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms	2
Section 1.2 Interpretation	17

ARTICLE II

THE MERGER

Section 2.1 The Merger	18
Section 2.2 Closing	18
Section 2.3 Effective Time	18
Section 2.4 Effects of the Merger	19
Section 2.5 Constituent Documents	19
Section 2.6 Directors	19
Section 2.7 Officers	19
Section 2.8 Structural Change	19

ARTICLE III

CONVERSION OF SECURITIES AND CERTAIN CLOSING MATTERS

Section 3.1 Conversion of Interests and Shares	20
Section 3.2 Issuance and Purchase of Receiver Common Stock	20
Section 3.3 Payment of Receiver Extraordinary Dividend	21
Section 3.4 Withholding Rights	22
Section 3.5 Amendments to Constituent Documents	22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Receiver and Merger Sub	22
Section 4.2 Representations and Warranties Regarding Safety and Parent	45

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by Receiver	64
Section 5.2 Conduct of Business by Safety	68
Section 5.3 Advice of Changes	71
Section 5.4 Control of Operations	71
Section 5.5 No Solicitation by Receiver; Recommendation	71
Section 5.6 No Solicitation by Parent or Safety; Recommendation	75

i

(continued)

ii

(continued)
Exhibits
Exhibit A            Employment Contract Parties
Exhibit B            Form of Charter and By-Laws Amendments
Exhibit C            Form of Additional Charter and By-Laws Amendments
Exhibit D            Board of Directors of Surviving Company
Exhibit E            Transition Services
Exhibit F            Form of Trademark and Trade Name License Agreement
 iii

     AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2008 (this “Agreement”), by and among Misys plc, a public limited company incorporated under the laws of England (“Parent”), Misys Healthcare Systems, LLC, a North Carolina limited liability company and a wholly-owned indirect subsidiary of Parent (“Safety”), Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Receiver”), and Patriot Merger Company, LLC, a North Carolina limited liability company and a wholly-owned subsidiary of Receiver (“Merger Sub”).
W I T N E S S E T H:
     WHEREAS, the respective Boards of Directors of Parent and Receiver and the respective sole members of Safety and Merger Sub have approved and declared advisable and in the best interests of their respective corporations and shareholders or limited liability companies, as applicable, that the parties hereto consummate the transactions contemplated herein; and
     WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent and Receiver and the respective sole members of Safety and Merger Sub have adopted and approved this Agreement and the merger of Merger Sub with and into Safety, with Safety continuing as the Surviving Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the North Carolina Limited Liability Company Act (the “LLC Act”); and
     WHEREAS, the Board of Directors of Parent has determined to recommend to its shareholders the approval and adoption of this Agreement and the Merger; and
     WHEREAS, the Board of Directors of Receiver has determined to recommend to its stockholders the issuance of shares of Receiver Common Stock in connection with the Merger, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments; and
     WHEREAS, subject to clause (ii) of Section 2.8, the Merger is intended to qualify as a reorganization under section 368(a) of the Code and the Board of Directors of Receiver and the respective sole members of Safety and Merger Sub have approved and adopted this Agreement as a plan of reorganization within the meaning of Treasury Regulations § 1.368-2(g); and
     WHEREAS, concurrently with the execution hereof, in order to induce Receiver to enter into this Agreement, each of ValueAct Capital Master Fund L.P. and ValueAct Capital Master Fund III, L.P. (the “Shareholders”) have entered into a Voting Agreement dated as of the date hereof (each a “Voting Agreement”), which Voting Agreements provide, among other things, that, subject to the terms and conditions thereof, each of such Shareholders will vote its shares of Parent in favor of the Merger and the approval and adoption of this Agreement; and

     WHEREAS, concurrently with the execution hereof, and as partial consideration for the issuance of Receiver Common Stock to Parent in connection with the Merger, Parent and Receiver are entering into a Relationship Agreement (the “Relationship Agreement”) dated as of the date hereof and which shall become effective upon consummation of the Merger and the issuance of Receiver Common Stock to Parent in connection therewith; and
     WHEREAS, concurrently with the execution hereof, in order to induce Parent and Safety to enter into this Agreement, the Persons listed on Exhibit A are each entering into an employment agreement, dated as of the date hereof, between himself or herself and Receiver, which shall become effective upon consummation of the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement:
“Accounting Arbitrator” has the meaning set forth in Section 6.11(h);
“Acquisition Agreement” has the meaning set forth in Section 5.5(c);
“Additional Charter and By-Laws Amendments” has the meaning set forth in Section 4.1(d)(i);
“Additional Receiver Stockholder Approval” has the meaning set forth in Section 4.1(d)(i);
“Affected Employees” has the meaning set forth in Section 6.10(a);
“Affiliate” means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person, provided that, after the Effective Time, (i) neither Receiver nor any of its Subsidiaries shall be treated as Affiliates of Parent or any of its Subsidiaries and (ii) neither Parent nor any of its

Subsidiaries shall be treated as Affiliates of Receiver or any of its Subsidiaries;
“Agreed Proportion” means, with respect to Parent, the number of shares of Receiver Common Stock that Parent or its designee would have received pursuant to Section 3.2 if the Merger had been consummated, divided by the number of shares of Receiver Common Stock that Parent and its Subsidiaries would have received pursuant to Section 3.1 and Section 3.2 if the Merger had been consummated (the “Parent Ratio”), and, with respect to Safety, one minus the Parent Ratio;
“Agreement” has the meaning set forth in the preliminary statements hereto;
“Average Share Price” means the amount obtained by subtracting (i) the Per Share Dividend Amount from (ii) the average closing price of Receiver Common Stock as reported on Nasdaq during the 15 Business Day period ending on the fifth Business Day prior to the Closing Date;
“Business” means, with respect to any Person, the business and operations of such Person and its Subsidiaries as currently conducted or as conducted at the Effective Time;
“Business Day” means any day other than a Saturday, a Sunday, a legal holiday in New York, New York or London, United Kingdom or other day on which banking institutions or trust companies are authorized or obligated by law to close in New York, New York or London, United Kingdom;
“Certificate of Merger” has the meaning set forth in Section 2.3;
“Change in the Parent Recommendation” has the meaning set forth in Section 6.2;
“Change in the Receiver Recommendation” has the meaning set forth in Section 6.1(b);
“Charter and By-Laws Amendments” has the meaning set forth in Section 4.1(d)(i);
“Circular” has the meaning set forth in Section 6.2;
“Claim” means any suit, action, cause of action, proceeding, claim, complaint, grievance, arbitration proceeding, demand, citation, summons, subpoena, cease and desist letter, injunction, notice of violation or irregularity, review or investigation (whether civil, criminal, regulatory or otherwise and whether at law or in equity, before or by any Governmental Entity or before any arbitrator);
“Closing” has the meaning set forth in Section 2.2;
“Closing Date” has the meaning set forth in Section 2.2;
“Code” means the Internal Revenue Code of 1986, as amended from time to time;
“Confidentiality Agreement” means the letter agreement dated as of October 9, 2007 between Parent and Receiver LLC, as amended by the joinder of Receiver dated as of the date hereof;
“Consolidated or Combined Return” means any Tax Return that includes or included Safety or items therefrom on the one hand, and DGP (or any of its Affiliates other than Safety) or items therefrom on the other hand;
“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, certificate of formation, limited liability company agreement, by-laws, minute books, or any similar charter or other organizational documents of such entity;
“Continuation Period” has the meaning set forth in Section 6.10(a);
“Convertible Debentures” has the meaning set forth in Section 4.1(c)(i);
“CSA” has the meaning set forth in Section 4.1(w)(i);
“DGCL” means the Delaware General Corporate Law, as may be amended from time to time;
“DGP” means DGP, a Delaware general partnership;
“Dividend Declaration” has the meaning set forth in Section 4.1(d)(i);
“Effective Time” has the meaning set forth in Section 2.3;
“Election Notice” means a written notice from Parent to Receiver delivered on or prior to the Restructure Notice Date exercising Parent’s right to require the structural changes described in Section 2.8(ii) and instructing Receiver to not elect, and to cause Merger Sub to not elect, to treat Merger Sub as an association taxable as a corporation for U.S. federal income tax purposes;

“Environmental Law” means any applicable foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction or any other requirement of law (including common law) regulating or relating to the protection of occupational health and safety, natural resources or the environment, including laws relating to pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, exposure to, Release or threatened Release of Hazardous Substances;
“ERISA” has the meaning set forth in Section 4.1(o)(i);
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Extraordinary Dividend” has the meaning set forth in Section 3.3(a);
“FDA” has the meaning set forth in Section 4.1(w)(i);
“FDCA” has the meaning set forth in Section 4.1(w)(i);
“Federal and Consolidated Income Tax Liabilities” means income Taxes imposed on Safety, or for which Safety may otherwise be liable, (i) relating to U.S. federal income Taxes attributable to any Pre-Closing Period, (ii) relating to income Taxes other than U.S. federal income Taxes with respect to which Safety or any predecessor of Safety joins, has joined or was required to have joined in filing a consolidated, combined or unitary Tax Return with any Safety Group or (iii) as a result of Safety or any predecessor of Safety being or having been a member of any Safety Group (including under Treasury Regulation § 1.1502-6 or any provision of state, local or foreign Law similar to Treasury Regulation § 1.1502-6), including any such Taxes imposed as a result of Safety ceasing to be a member of any Safety Group;
“Fully Diluted Shares” means, as of a certain date, the sum of (i) all issued and outstanding shares of Receiver Common Stock and (ii) all shares of Receiver Common Stock that are or will become issuable upon conversion or exchange of any security outstanding on such date, other than shares of Receiver Common Stock issuable upon conversion or exchange of any Receiver stock options (with shares of Receiver Common Stock issuable upon conversion or exchange of any Receiver stock options being treated as set forth in the proviso to this definition), taking into account, with respect to any date following the Effective Time, any adjustments resulting from the declaration of the Extraordinary Dividend and the consummation of the other transactions contemplated hereby; provided, however, that (x) each Receiver stock option as to which (1) the exercise price less the Per Share Dividend Amount (the “Adjusted Exercise Price”) exceeds (2) the Average Share Price (an “Out-of-the-Money Option”) shall not be included in the calculation of Fully Diluted Shares and (y) each Receiver stock option with an Adjusted Exercise Price equal to or less than the Average Share Price shall be included in the calculation of Fully Diluted Shares in an amount equal to (1) the number of shares of Receiver Common Stock subject to such Receiver stock option minus (2) the number of shares of Receiver Common Stock equal to (A) the Adjusted Exercise Price of such Receiver stock option multiplied by the number of shares of Receiver Common Stock subject to such Receiver stock option divided by (B) the Average Share Price (it being understood that, in the case of clause (y), if the Adjusted Exercise Price is zero or negative, then, with respect to the applicable options, the calculation contemplated by clause (y) shall be appropriately modified to include adjustments increasing the number of shares of Receiver Common Stock subject to such options with the goal of preserving the intrinsic value of such options);
“GAAP” means United States generally accepted accounting principles;
“Governmental Entity” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational;
“Guaranteed Obligations” has the meaning set forth in Section 8.3(e);
“Hazardous Substances” means any substance or material that is defined, listed or identified under any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance,” pollutant, contaminant or words of similar import thereunder, including petroleum and petroleum byproducts and wastes;
“HIPAA” means the Health Insurance Portability and Accountability Act;
“HSR Act” has the meaning set forth in Section 4.1(e)(ii);
“IFRS” means the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board and as adopted by the European Union;
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person;
“Intellectual Property” shall mean all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software and Internet websites, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and Trade Secrets;
“Intercompany Agreements” has the meaning set forth in Section 6.9(b);
“Interim Financials” has the meaning set forth in Section 6.14(b);
“Interim Period” has the meaning set forth in Section 6.14(b);
“Intervening Event” means, with respect to any Person, an event or circumstance material to such Person and its Subsidiaries, taken at a whole (other than an increase in the market price of such Person’s common stock or shares, as the case may be, or any event or circumstance resulting from a breach of this Agreement by such Person or its subsidiaries), that was neither known to the Board of Directors of such Person at such time nor anticipated as of the date hereof, which event or circumstance becomes known to or by the Board of Directors of Receiver prior to the Receiver

Stockholder Approval or the Board of Directors of Parent prior to the Parent Shareholder Approval and which causes the Board of Directors of such Person to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), that its failure to effect a Change in the Receiver Recommendation or a Change in the Parent Recommendation, as applicable, would be inconsistent with its fiduciary duties (or, in the case of Parent, statutory duties) to the stockholders of Receiver or the shareholders of Parent, as applicable, under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event;
“IRS” has the meaning set forth in Section 4.1(m)(iii);
“JPMorgan Consent” means the Consent and Waiver, dated March 17, 2008, between Receiver and certain Subsidiaries thereof and the Required Lenders (as such term is defined in the Credit Agreement, dated as of December 31, 2007, among Receiver and certain Subsidiaries thereof as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc, as lead arranger, and the lenders from time to time party thereto);
“Knowledge” means, with respect to (i) Receiver, the actual knowledge of any of the Persons set forth in Schedule 1.1 of the Receiver Disclosure Letter and (ii) Parent or Safety, the actual knowledge of any of the Persons set forth in Section 1.1 of the Safety Disclosure Letter;
“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code (including the UK Takeover Code) or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions;
“Liens” has the meaning set forth in Section 4.1(b)(i);
“LLC Act” has the meaning set forth in the recitals hereto;
“Material Adverse Effect” means, with respect to any Person, any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the (A) business, (B) assets, (C) properties, (D) financial condition or (E) results of operations of such Person and its Subsidiaries, in each case, taken as a whole; provided, however, that to the extent any state of facts, change, development, effect, condition or occurrence is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect” with respect to the applicable Person and its Subsidiaries, taken as a whole: (1) the adoption, proposal, implementation or change in Laws or interpretations thereof by any Governmental Entity; (2) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism); (3) any change, event or circumstance in the industry of such Person generally; (4) changes affecting the United States or United Kingdom financial or securities markets or the economy in general; (5) changes in GAAP or IFRS regulatory accounting requirements applicable to such Person or its Subsidiaries or the interpretations thereof; (6) except with respect to the representations and warranties set forth in Section 4.1(e) or Section 4.2(d), the announcement of the execution of or existence of this Agreement, the Merger and the transactions contemplated hereby (including losses or threatened losses of relationships with employees, customers, distributors or suppliers), or actions taken by such Person or any of its Subsidiaries that are required pursuant to this Agreement; or (7) any change in the market price or trading volume of the equity securities of Receiver or Parent on or after the date hereof, except the events underlying changes, effects and circumstances described in the foregoing clause (7) are not included within the scope of such clause, and, unless, with respect to clauses (2), (3) and (4) above, and only to the extent that, such event, change, circumstance, or effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared with other comparable companies operating in the same industry;
“Merger” has the meaning set forth in Section 2.1;
“Merger Sub” has the meaning set forth in the preliminary statements hereto;
“Merger Tax Opinion” has the meaning set forth in Section 6.11(l);
“Nasdaq” means the NASDAQ National Market;
“New Plan” has the meaning set forth in Section 6.10(b);
“Non-Election Notice” means a written notice from Parent to Receiver delivered on or prior to the Restructure Notice Date forgoing Parent’s right to require the structural changes described in Section 2.8(ii), accompanied by an IRS Form 8832, completed by Safety but not signed, pursuant to which Merger Sub elects to be treated as an association taxable as a corporation for U.S. federal income tax purposes and instructing Receiver to sign such IRS Form 8832;
“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.1(o)(x);
“Non-Safety Participants” has the meaning set forth in Section 6.10(f);
“Outside Date” has the meaning set forth in Section 8.1(b)(i);
“Parent” has the meaning set forth in the preliminary statements hereto;
“Parent Guarantee” has the meaning set forth in Section 6.9(d);
“Parent Guaranteed Obligation” has the meaning set forth in Section 8.3(e);
“Parent Recommendation” has the meaning set forth in Section 4.2(d)(iii);
“Parent Shareholder Approval” has the meaning set forth in Section 4.2(d)(i);
“Parent Shareholders Meeting” has the meaning set forth in Section 6.2;
“Parent Tax Counsel” has the meaning set forth in Section 6.11(l);
“Permitted Liens” means (i) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) leases or subleases (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (v) easements, rights-of-way and other restrictions or encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto; (vi) Liens the existence of which are disclosed in a consolidated balance sheet or the notes thereto included in any SEC filing made prior to the date of this Agreement; and (vii) Liens that, individually or in the aggregate, do not and would not reasonably be expected to, materially detract from the value of any property, rights or assets subject to such Lien or, materially interfere with the use thereof as currently used;
“Per Share Dividend Amount” has the meaning set forth in Section 3.3(b);

“Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;
“PHSA” has the meaning set forth in Section 4.1(w)(i);
“Pre-Closing Period” means any Tax year or period (or portion thereof) ending on or prior to the Closing Date;
“Proxy Statement” has the meaning set forth in Section 6.1(a)
“QB Holdings” means Misys Holdings, Inc., a Delaware corporation, a wholly-owned indirect Subsidiary of Parent;
“Receiver” has the meaning set forth in the preliminary statements hereto;
“Receiver Common Stock” means the common stock, par value $0.01, of Receiver;
“Receiver Common Stock Unit” means a notional unit representing the right to receive a share of Receiver Common Stock pursuant to a Receiver Stock Plan;
“Receiver Contract” has the meaning set forth in Section 4.1(v);
“Receiver Disclosure Letter” has the meaning set forth in Section 4.1;
“Receiver Employee Plans” has the meaning set forth in Section 4.1(o)(i);
“Receiver Employees” has the meaning set forth in Section 4.1(o)(i);
“Receiver Equity Award” has the meaning set forth in Section 4.1(h)(vii);
“Receiver Financial Statement Delivery Date” means the date on which Receiver delivers the financial information to Parent pursuant to Section 6.14(c);
“Receiver Lease” has the meaning set forth in Section 4.1(n)(iii);
“Receiver Leased Real Property” has the meaning set forth in Section 4.1(n)(ii);
“Receiver Licenses” has the meaning set forth in Section 4.1(s)(ii);

“Receiver Maximum Premium” has the meaning set forth in Section 6.7(b);
“Receiver Owned Intellectual Property” has the meaning set forth in Section 4.1(s)(i);
“Receiver Owned Real Property” has the meaning set forth in Section 4.1(n)(i);
“Receiver Permits” has the meaning set forth in Section 4.1(j)(ii);
“Receiver Preferred Stock” has the meaning set forth in Section 4.1(c)(i);
“Receiver Recommendation” has the meaning set forth in Section 6.1(b);
“Receiver SEC Documents” has the meaning set forth in Section 4.1(f)(i);
“Receiver Stockholder Approval” has the meaning set forth in Section 4.1(d)(i);
“Receiver Stockholders Meeting” has the meaning set forth in Section 6.1(b);
“Receiver Stock Plans” means the Amended and Restated Receiver 1993 Stock Incentive Plan and the Receiver 2001 Non-Statutory Stock Plan;
“Receiver Tax Counsel” has the meaning set forth in Section 6.11(l);
“Receiver Termination Fee” means $14,281,883;
“Record Date” has the meaning set forth in Section 3.3(a);
“Regulatory Law” has the meaning set forth in Section 6.5(f);
“Relationship Agreement” has the meaning set forth in the recitals hereto;
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment;
“Representatives” means, with respect to any Person, its and its Subsidiaries’ directors, officers or employees, or any investment banker,

financial advisor, accountant, attorney or other advisor, agent or representative retained by it or any of its Subsidiaries;
“Requisite Approvals” has the meaning set forth in Section 6.5(f);
“Restructure Notice Date” means the date that is ten (10) Business Days prior to the Closing Date;
“Safety” has the meaning set forth in the preliminary statements hereto;
“Safety 2008 Audited Financial Statements” has the meaning set forth in Section 6.14(a);
“Safety Audited Financial Statements” has the meaning set forth in Section 6.14(a);
“Safety Contract” has the meaning set forth in Section 4.2(u);
“Safety Disclosure Letter” has the meaning set forth in Section 4.2;
“Safety Employee Plans” has the meaning set forth in Section 4.2(o)(i);
“Safety Employees” has the meaning set forth in Section 4.2(o)(i);
“Safety Financial Statement Delivery Date” means the date on which Parent delivers the Safety Audited Financial Statements to Receiver pursuant to Section 6.14;
“Safety Financial Statements” has the meaning set forth in Section 4.2(f)(i);
“Safety Foreign Benefit Plan” means any material employee benefit plan, program or arrangement provided by Safety or any Affiliate of Safety, or to which Safety or any of its Affiliates is a party, that covers any current or former non-U.S. employee, director or consultant, that is in effect on the date hereof, and as to which Safety has or the Surviving Company may have in the future any liability;
“Safety Group” means any group that files or has filed income Tax Returns on a combined, consolidated or unitary basis that includes, has included or was required to have included Safety or any predecessor of Safety at any time at or before the Effective Time but, for the avoidance of doubt, not including any group that includes Receiver or any Subsidiary of Receiver;

“Safety Guarantee” has the meaning set forth in Section 6.9(c);
“Safety Guaranteed Obligation” has the meaning set forth in Section 8.3(e);
“Safety Lease” has the meaning set forth in Section 4.2(n)(iii);
“Safety Leased Real Property” has the meaning set forth in Section 4.2(n)(ii);
“Safety Licenses” has the meaning set forth in Section 4.2(r)(ii);
“Safety LLC Agreement” means the Amended and Restated Operating Agreement of Misys Physician Systems, LLC, effective as of January 24, 2002, adopted by Kirsty, Inc., as may be amended from time to time;
“Safety Maximum Premium” has the meaning set forth in Section 6.7(c);
“Safety Owned Intellectual Property” has the meaning set forth in Section 4.2(r)(i);
“Safety or Parent Equity Award” has the meaning set forth in Section 4.2(h)(vii);
“Safety Permits” has the meaning set forth in Section 4.2(j)(ii);
“Safety Termination Fee” means GBP£7,136,657;
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.1(f)(iii);
“SEC” means the Securities and Exchange Commission;
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Settlement Date” has the meaning set forth in Section 3.3(a);
“Share Issuance” has the meaning set forth in Section 4.1(d)(i);
“Shareholder” has the meaning set forth in the recitals hereto;
“Significant Business Transaction” means, with respect to any Person, a merger, consolidation, business combination, share exchange, share acquisition, share tender offer, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving such Person;

“Software” means all computer software, including application software, operating system software and firmware including, all source code and object code versions thereof, in any and all forms and media, and all related documentation;
“Software Agreement” has the meaning set forth in Section 6.19;
“Subsidiary” means, with respect to any Person, another Person of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person, provided that, after the Effective Time, neither Receiver nor any of its Subsidiaries shall be treated as Subsidiaries of Parent;
“Superior Proposal” means, with respect to any Person, any bona fide written proposal or offer made by a Third Party in respect of a Significant Business Transaction (other than a Significant Business Transaction solely involving the shares of Parent) involving, or any transaction involving the purchase or acquisition, directly or indirectly, of, (i) at least 60% of the voting power of such Person’s capital stock or other equity interests or (ii) at least 60% of the consolidated assets of such Person and its Subsidiaries, which transaction such Person’s Board of Directors or, if the Person is Safety, the Board of Directors of Parent or such Person’s other governing body determines in good faith, after consultation with its outside counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), would be, if consummated, more favorable to the shareholders of such Person (or, if such Person is Safety, the shareholders of Parent) than the Merger taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal to amend the terms of this Agreement) and all financial, regulatory, legal and other aspects of such proposal;
“Surviving Company” has the meaning set forth in Section 2.1;
“Takeover Proposal” means, with respect to any Person, any proposal or offer in respect of (i) a Significant Business Transaction (other than a Significant Business Transaction solely involving the shares of Parent) with any Third Party in which the shareholders of the Third Party or such Third Party itself will own, directly or indirectly, more than 20% of such Person’s outstanding capital stock immediately following such Significant Business Transaction, including pursuant to the issuance by such Person of more than 20% of any class of its voting equity securities, or (ii) any direct or indirect acquisition (other than an acquisition of the shares of Parent), whether by tender or exchange offer or otherwise, by any Third Party of 20% or more of any class of capital stock of such Person or of 20% or more of the consolidated assets of such Person and its Subsidiaries, in a single transaction or a series of related transactions;
“Tax” (and with the correlative meaning “Taxes”) means (i) income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions), additions to tax or additional amounts imposed by any federal, state, local, foreign or other taxing authority, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person;
“Tax Dispute” has the meaning set forth in Section 6.11(h);
“Tax Matters” has the meaning set forth in Section 6.11(f)(i);
“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a Governmental Entity in respect of such report or return) including, if applicable, any combined or consolidated return for any group of entities;
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity;
“Third Party” means, (i) with respect to Parent or Safety, any Person other than Parent, Safety or any controlled Affiliate thereof, and (ii) with respect to Receiver, any Person other than Receiver or any controlled Affiliate thereof;
“Trademark Agreement” shall mean the Trademark and Trade Name License Agreement, to be entered into as of the Closing Date by Safety and Parent substantially in the form attached hereto as Exhibit F with such changes as the parties may agree prior to the Closing Date;
“Trade Secrets” shall mean all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information;
“Transition Services Agreement” has the meaning set forth in Section 6.6;
“Transfer Taxes” means all transfer, value-added, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer taxes) imposed on Safety, the Surviving Company or Merger Sub in connection with the Merger;
“Transferee Deferred Compensation Plan” has the meaning set forth in Section 6.10(f);
“Voting Agreement” has the meaning set forth in the recitals hereto.
     Section 1.2 Interpretation. In this Agreement, except to the extent that context otherwise requires:
     (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of this Agreement unless otherwise indicated.
     (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive.
     (d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
     (f) Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein.

     (g) References to a Person are also to its permitted successors and assigns.
     (h) Any matter disclosed in any section or subsection of any Disclosure Letter shall be disclosed for the purposes of the specific Articles or Sections or subsections of this Agreement to which such section relates and shall be deemed disclosed in each other section or subsection hereof or thereof to which the relevance of such information is reasonably apparent on its face.
     (i) All references to “dollars” or “$” or any similar references or designations contained herein mean United States Dollars.
     (j) All references to a statute or regulation mean such statute or regulation as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the LLC Act, Merger Sub shall be merged with and into Safety (the “Merger”). As a result of the Merger and at the Effective Time, the separate limited liability company existence of Merger Sub shall cease, and Safety shall continue as the surviving company (the “Surviving Company”) and shall succeed to and assume all the rights, privileges, immunities, powers and purposes and be liable for all of the liabilities, obligations and penalties of Safety and Merger Sub in accordance with the LLC Act.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the fourth Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the time of the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, or at such other time, date or place agreed to in writing by Parent and Receiver. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     Section 2.3 Effective Time. Prior to the Closing, the parties hereto shall prepare, and on the Closing Date, shall file a certificate of merger as contemplated by the LLC Act with the Secretary of State of the State of North Carolina, together with any required related certificates and in such form as required by, and executed in accordance with, the LLC Act (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of North Carolina, or at such subsequent time or date as Parent and Receiver shall agree and specify in such Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
     Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the LLC Act.
     Section 2.5 Constituent Documents.
     (a) The certificate of formation of Safety, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.
     (b) The Safety LLC Agreement in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.
     Section 2.6 Directors. All members of Safety’s Board of Directors shall resign therefrom effective at the Effective Time, and the Persons designated in Exhibit D shall be appointed to the Surviving Company’s Board of Directors, each to hold office in accordance with the Surviving Company’s Constituent Documents.
     Section 2.7 Officers. The officers of Safety as of the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Surviving Company’s Constituent Documents.
     Section 2.8 Structural Change. Prior to the Restructure Notice Date, Parent shall deliver to Receiver either the Election Notice or the Non-Election Notice (but not both). Without the consent of Receiver or any other party hereto and notwithstanding any other provisions hereof, (i) upon ten (10) Business Days’ prior notice to Receiver describing such transfer, Parent may cause some or all of the limited liability company interests of Safety to be transferred to Parent or one or more Affiliates of Parent prior to the Closing Date and (ii) upon delivery by Parent to Receiver of an Election Notice not later than the Restructure Notice Date, (a) as a modification to the purchase price and number of shares of Receiver Common Stock set forth in Section 3.2(a) and (b), the number of shares of Receiver Common Stock to be purchased by Parent or its designee pursuant to Section 3.2(a) shall be 18,957,142 and the aggregate purchase price for those shares shall be $331,750,000.00, pursuant to Section 3.2(b)(i) Receiver shall deliver to Parent or its designee 18,957,142 shares of Receiver Common Stock and pursuant to Section 3.2(b)(ii) Parent shall pay or cause to be paid to Receiver $331,750,000.00, (b) the computation pursuant to Section 3.1(a) of the number of shares of Receiver Common Stock into which the limited liability company interests of Safety that are outstanding immediately prior to the Effective Time are to be converted shall reflect the changes to the number of Shares of Receiver Common Stock to be purchased by Parent or its designee, as described in the preceding clause (a), and in addition to such shares of Receiver Common Stock, such limited liability company interests in Safety shall also be converted into the right to receive $1,750,000 in cash, which on or prior to the Closing Date shall be contributed by Receiver to Merger Sub and shall, immediately following the Effective Time, be paid by the Surviving Company to the holder of the limited liability company interests in Safety immediately prior to the Effective Time and (c) the parties shall treat the Merger as a taxable sale of the limited liability interests in Safety, and not as a reorganization under Section 368(a) of the Code, for U.S. federal income tax purposes. If an Election Notice is delivered in no event shall Parent cause the limited liability company interests of Safety to be transferred to any Person pursuant to this Section 2.8, nor shall Parent designate a Person to be the purchaser of shares of Receiver Common Stock pursuant to Section 3.2, if as a result of doing so for U.S. federal income tax purposes the beneficial owner of the limited liability company interests of Safety immediately prior to the Effective Time would be the same Person as the Person that is the purchaser of shares of Receiver Common Stock pursuant to Section 3.2(a). In the event Parent elects the actions described in clause (i) or (ii) of this Section 2.8, the provisions of this Agreement shall be applied consistently with such election.
ARTICLE III
CONVERSION OF SECURITIES AND CERTAIN CLOSING MATTERS
     Section 3.1 Conversion of Interests and Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of Safety, Receiver or Merger Sub, or the respective holders of any of their securities:
     (a) Interests of Safety. The limited liability company interests of Safety that are outstanding immediately prior to the Effective Time shall be cancelled and be converted into the right to receive that number of newly issued shares of Receiver Common Stock that, together with the shares of Receiver Common Stock to be purchased by Parent or a designee thereof pursuant to Section 3.2, shall equal 54.5% of the aggregate number of Fully-Diluted Shares.
     (b) Interests of Merger Sub. The limited liability company interests of Merger Sub that are outstanding immediately prior to the Effective Time shall be converted into the right to receive all limited liability company interests of the Surviving Company.
     Section 3.2 Issuance and Purchase of Receiver Common Stock.
     (a) Issuance and Purchase of Shares. Subject to the terms and conditions hereof, immediately following the Effective Time, Receiver shall issue and Parent or its Affiliate designee shall purchase 18,857,142 shares of Receiver Common Stock for an aggregate purchase price of $330,000,000.

     (b) Closing Procedure. Immediately following the Effective Time:
     (i) Pursuant to Section 3.2(a), and in consideration for the purchase price delivered pursuant to Section 3.2(b)(ii), Receiver shall deliver to Parent or its Affiliate designee one or more certificates representing 18,857,142 shares of Receiver Common Stock, made out in favor of Parent or its Affiliate designee; and
     (ii) Pursuant to Section 3.2(a), and in consideration for the shares of Receiver Common Stock delivered pursuant to Section 3.2(b)(i), Parent shall pay or cause to be paid to Receiver, by wire transfer of immediately available funds, to a Receiver account an amount equal to $330,000,000; and
     (iii) Pursuant to Section 3.1(a), Receiver shall deliver to the holder of the limited liability company interests in Safety immediately prior to the Effective Time one or more certificates representing the number of shares of Receiver Common Stock into which such limited liability interests in Safety are converted into the right to receive as a result of the Merger, made out in favor of such holder.
Each party hereto agrees to, and to cause its Affiliates to, report the allocation of the consideration provided for in this Section 3.2(b) consistent with its terms for all purposes, including federal, state, local and other Tax purposes.
     Section 3.3 Payment of Receiver Extraordinary Dividend.
     (a) Declaration of Dividend. Subject to the terms and conditions of this Agreement and applicable Law, Receiver shall declare a special cash dividend (the “Extraordinary Dividend”) per share of Receiver Common Stock with a record date one Business Day prior to the Effective Time (the “Record Date”) and a settlement date five (5) Business Days after the Effective Time (the “Settlement Date”).
     (b) Dividend Amount. The amount of the Extraordinary Dividend per outstanding share of Receiver Common Stock (the “Per Share Dividend Amount”) shall be equal to (i) $330,000,000 divided by (ii) the number of shares of Receiver Common Stock issued and outstanding as of the Record Date (other than such shares owned by Parent or any of its Affiliates or held in the treasury of Receiver).
     (c) Payment of Dividend. Receiver shall on the Settlement Date distribute to each holder of record of shares of Receiver Common Stock (other than Parent, Parent’s Affiliates or Receiver) on the Record Date an amount equal to the Extraordinary Dividend multiplied by the number of such shares held by such holder of record as of the Record Date.

     (d) Conditions to the Payment of Dividend. The obligation of Receiver to pay the Extraordinary Dividend shall be subject to the satisfaction of the following conditions:
     (i) the Effective Time shall have occurred; and
     (ii) the distribution of the Extraordinary Dividend shall not violate applicable Law.
     Section 3.4 Withholding Rights. Each of Parent, Safety, Receiver and the Surviving Company shall be entitled to deduct and withhold any applicable Taxes required to be deducted and withheld by any provision of federal, state, local or foreign Law from any amounts payable by it pursuant to this Agreement to any Person. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by Parent, Safety, Receiver and the Surviving Company, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Safety, Receiver or the Surviving Company.
     Section 3.5 Amendments to Constituent Documents. On the Closing Date, Receiver shall file with the Secretary of State of the State of Delaware the amendments to the Certificate of Incorporation of Receiver contained in the Charter and By-Laws Amendments, if approved, or, if approved by the requisite shareholders of Receiver Common Stock, the amendments to the Certificate of Incorporation of Receiver contained in the Additional Charter and By-Laws Amendments.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of Receiver and Merger Sub. Except (i) as otherwise disclosed in the corresponding sections or subsections of the letter (the “Receiver Disclosure Letter”) delivered to Parent and Safety by Receiver and Merger Sub upon or prior to the execution of this Agreement or (ii) as expressly permitted or required by this Agreement or any agreement contemplated hereby, each of Receiver and Merger Sub represents and warrants to Parent and Safety as follows:
     (a) Organization, Standing and Power. Each of Receiver and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its Businesses in the manner in which it is currently being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Receiver. Each of Receiver and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its Business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver. Receiver has made available to Parent prior to the execution of this Agreement true and complete copies of the certificate of incorporation of Receiver, as amended to the date of this Agreement, and the by-laws of Receiver, as amended to the date of this Agreement.
     (b) Subsidiaries.
     (i) Schedule 4.1(b) of the Receiver Disclosure Letter lists each Subsidiary of Receiver and its jurisdiction of organization. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Receiver have been, if applicable, validly issued and are fully paid and nonassessable and are owned by Receiver, by a wholly-owned Subsidiary of Receiver or by Receiver and one or more wholly-owned Subsidiaries of Receiver, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever, except for those imposed by federal or state security laws (collectively, “Liens”). Receiver does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
     (ii) Merger Sub was formed solely for the purposes of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated hereby. Receiver is and at all times will be the sole member of Merger Sub.
     (c) Capital Structure.
     (i) The authorized capital stock of Receiver consists of 150,000,000 shares of Receiver Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (“Receiver Preferred Stock”). As of March 16, 2008, (i) 56,926,477 shares of Receiver Common Stock were issued and outstanding, (ii) no shares of Receiver Preferred Stock were issued or outstanding, (iii) no shares of Receiver Common Stock were held in treasury by Receiver, (iv) 3,333 shares of Receiver Common Stock were reserved for issuance upon exercise of outstanding warrants, (v) 3,513,394 shares of Receiver Common Stock were reserved for issuance upon the exercise of outstanding stock option awards under Receiver Stock Plans, (vi) 1,398,933 additional shares of Receiver Common Stock were reserved and available for issuance pursuant to future awards granted under Receiver Stock Plans, (vii) 401,446 shares of unvested restricted Receiver Common Stock were issued and outstanding and 899,269 Receiver Common Stock Units were outstanding, in each case under Receiver Stock Plans, (viii) 7,329,424 shares of Receiver Common Stock were reserved for issuance upon conversion of Receiver’s outstanding 3.50% convertible senior debentures (the “Convertible Debentures”) and (ix) 197,300 shares of Receiver Common Stock remain available for sale under Receiver’s employee stock purchase plan. Schedule 4.1(c)(i) of the Receiver Disclosure Letter contains a true and complete schedule as of the date of this Agreement setting forth (as applicable) the holder, number, exercise or reference price, number of shares for which it is exercisable, vesting date and expiration date of each outstanding option to purchase Receiver Common Stock, other than options granted pursuant to Receiver’s employee stock purchase plan. Except as set forth above, no shares of capital stock of Receiver are, as of the date hereof, issued, reserved for issuance or outstanding. All issued and outstanding shares of Receiver Common Stock are, and all shares of Receiver Common Stock which may be issued pursuant to the exercise of an option to purchase Receiver Common Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.
     (ii) The shares of Receiver Common Stock to be issued pursuant to Article III shall be, when issued and paid for in accordance with the terms of Article III, validly issued, fully paid and nonassessable.
     (iii) There are no preemptive or similar rights on the part of any holder of any class of securities of Receiver or any Subsidiary of Receiver. Except as otherwise set forth in this Section 4.1(c) and for the Convertible Debentures, neither Receiver nor any Subsidiary of Receiver has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Receiver or any such Subsidiary of Receiver on any matter submitted to stockholders or a separate class of holders of capital stock. Except as otherwise set forth in this Section 4.1(c) and for the Convertible Debentures, there are not, as of the date hereof, and except as permitted pursuant to Section 5.1, as of the Effective Time there will not be, any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Receiver or any Subsidiary of Receiver is a party or by which any of them is bound (i) obligating Receiver or any Subsidiary of Receiver to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of Receiver or any Subsidiary of Receiver, any additional shares of capital stock of, or other equity interests in, or any security exchangeable or exercisable for or convertible into any capital stock of, or other equity interest in, Receiver or any Subsidiary of Receiver, (ii) obligating Receiver or any Subsidiary of Receiver to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating Receiver or any Subsidiary of Receiver pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions, or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Receiver or any Subsidiary of Receiver. As of the date hereof there are no outstanding contractual obligations of Receiver or any Subsidiary of Receiver to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, Receiver or any Subsidiary of Receiver. There are no proxies, voting trusts or other agreements or understandings to which Receiver or any Subsidiary of Receiver is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Receiver or any Subsidiary of Receiver. No Receiver Common Stock is held by any wholly-owned Subsidiary of Receiver.
     (d) Authority for Agreements.
     (i) Each of Receiver and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to (i) the approval of the share issuance pursuant to Section 3.1(a) and Section 3.2(a) by the holders of a majority of the shares of Receiver Common Stock entitled to vote thereon (the “Share Issuance”) represented in person or by proxy assuming a quorum is present in person or by proxy in accordance with the DGCL, Receiver’s Constituent Documents and applicable Nasdaq rules and regulations, (ii) (x) the approval of the amendment of the Certificate of Incorporation of Receiver by the holders of a majority of the outstanding shares of Receiver Common Stock entitled to vote in accordance with the DGCL and Receiver’s Constituent Documents and (y) the approval of the amendment of the By-Laws of Receiver by the holders of a majority of the shares of Receiver Common Stock represented at such meeting and entitled to vote in accordance with the DGCL and Receiver’s Constituent Documents, in each case as set forth in Exhibit B (the “Charter and By-Laws Amendments”) (clauses (i) and (ii), collectively, the “Receiver Stockholder Approval”) and (iii) the approval of those certain additional amendments of the Certificate of Incorporation and By-Laws of Receiver included in Exhibit C that require the approval of holders of at least 80% of the outstanding shares of Receiver Common Stock (the “Additional Charter and By-Laws Amendments”) by the holders of at least 80% of the outstanding shares of Receiver Common Stock entitled to vote in accordance with the DGCL and

Receiver’s Constituent Documents (the “Additional Receiver Stockholder Approval”), (iv) the declaration of the Extraordinary Dividend out of funds lawfully available therefor by the Board of Directors of Receiver (the “Dividend Declaration”) and (v) the accuracy of Parent’s and Safety’s representations and warranties in Section 4.2(y), to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Receiver and Merger Sub and the consummation by Receiver and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of Receiver and Merger Sub, respectively, are necessary for them to authorize this Agreement or to consummate the transactions contemplated hereby, except for the Dividend Declaration, the Receiver Stockholder Approval and with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval. This Agreement has been duly and validly executed and delivered by Receiver and Merger Sub and, assuming due authorization, execution and delivery by Parent and Safety, is a legal, valid and binding obligation of each of Receiver and Merger Sub, enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (ii) The Board of Directors of Receiver, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) recommending that Receiver’s stockholders approve the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments, (iii) resolving to submit the Additional Charter and By-Laws Amendments to a vote of the holders of shares of Receiver Common Stock at the annual Receiver stockholders’ meeting subsequent to the Receiver Stockholders Meeting with such recommendation that the Additional Charter and By-Laws Amendments be approved by Receiver’s stockholders (if approval of the Additional Charter and By-Laws Amendments is not obtained at the Receiver Stockholder Meeting), (iv) declaring that this Agreement, the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments are advisable and in the best interests of Receiver and its stockholders and (v) assuming that Parent’s and Safety’s representations and warranties in Section 4.2(y) are accurate in all respects, rendering restrictions on business combinations contained in Section 203 of the DGCL thereby inapplicable to this Agreement and the transactions contemplated by this Agreement.

     (e) Consents and Approvals; No Violations.
     (i) Assuming compliance with the matters set forth in Section 4.1(e)(ii) and Section 4.1(e)(iii), the accuracy of Parent’s and Safety’s representations in Section 4.2(y) and the receipt of Receiver Stockholder Approval and with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval, the execution and delivery of this Agreement by Receiver and Merger Sub does not, and the performance by Receiver and Merger Sub of their respective obligations hereunder, including the consummation of the transactions contemplated hereby will not, (A) conflict with any provision of Receiver’s Constituent Documents or the Constituent Documents of any Subsidiary of Receiver; (B) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration, amendment or termination of any obligation under, any mortgage, indenture, lease, permit, concession, grant, franchise, license, agreement or other instrument or obligation to which Receiver or its Subsidiaries is a party or by which any of them or any of their properties, assets or rights are bound; (C) violate any Law binding upon or applicable to Receiver or its Subsidiaries; (D) result in the creation or imposition of any Lien upon any properties, assets or rights of Receiver or any Subsidiary of Receiver or (E) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval under which Receiver and the Subsidiaries of Receiver conduct Receiver’s business, except in the case of clauses (B), (C), (D) and (E) above, which would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect on Receiver or (y) prevent or materially impede the ability of Receiver or Merger Sub to consummate the transactions contemplated hereby.
     (ii) Except for (A) the Receiver Shareholder Approval and with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval, (B) such consents or approvals listed in Section 4.1(e)(ii) of the Receiver Disclosure Letter, (C) those consents or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver and (D) the JPMorgan Consent, which remains in full force and effect, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by Receiver or Merger Sub for the execution, delivery or performance of this Agreement by Receiver and Merger Sub, the performance by Receiver and Merger Sub of their respective obligations hereunder or the consummation by Receiver and Merger Sub of the transactions contemplated hereby.
     (iii) Except for those consents, approvals, orders, authorizations, declarations, registrations or filings the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver or prevent or materially impede the ability of Receiver or Merger Sub to consummate the transactions contemplated hereby, no consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Receiver or any Subsidiary of Receiver in connection with the execution or delivery of this Agreement by Receiver or the consummation by Receiver of the transactions contemplated hereby, except for (x) compliance by Receiver with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (y) the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina in accordance with the DGCL and the LLC Act, respectively; and (z) the filings with the SEC of (A) the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act, the Securities Act and state securities or “blue sky” laws and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby.
     (f) SEC Reports; Receiver Financial Statements.
     (i) Receiver has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2005 under the Securities Act or the Exchange Act (the “Receiver SEC Documents”). As of its respective date (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), each Receiver SEC Document complied in all material respects with the requirements of Nasdaq and the Exchange Act or the Securities Act applicable to such Receiver SEC Document as in effect on the date so filed or amended, and did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (ii) The financial statements of Receiver included in the Receiver SEC Documents (if amended prior to the date of this Agreement, as amended) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC and Nasdaq with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Receiver and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, in each case in conformity with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, which will not be material in amount).
     (iii) Since January 1, 2005, Receiver has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”). Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither Receiver nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of Receiver or any Receiver Subsidiaries in violation of Section 402 of the Sarbanes-Oxley Act.
     (iv) Receiver’s system of internal accounting controls provides reasonable assurance: (x) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (y) that receipts and expenditures are made only in accordance with management’s general or specific authorization; and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Receiver’s assets that could materially affect Receiver’s financial statements. Receiver has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to its independent auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of Receiver’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Receiver’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of Receiver who have a significant role in Receiver’s internal controls over financial reporting. Receiver has provided to Parent any such disclosure made by management to Receiver’s independent auditors and the audit committee of Receiver’s Board of Directors.
     (v) Receiver’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (A) material information (both financial and non-financial) required to be disclosed by Receiver in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to Receiver’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of Receiver required under the Exchange Act with respect to such reports.
     (g) Proxy Statement.
     (i) The Proxy Statement will, at the time mailed to stockholders of Receiver, at the time of the Receiver Stockholders Meeting or at the time it is amended or supplemented, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by Receiver with respect to statements made therein based on information supplied by Parent or Safety or any of their representatives specifically for inclusion therein.
     (ii) None of the information supplied or to be supplied by Receiver specifically for inclusion in the Circular will, at the time of being so supplied, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     (h) Absence of Certain Changes or Events. From December 31, 2007 through the date hereof, there has not been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Receiver. From December 31, 2007 through the date hereof, Receiver and its Subsidiaries, taken as a whole, have conducted their Businesses in all material respects only in the ordinary course of business consistent with past practice and there has not been:
     (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Receiver’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a wholly-owned Subsidiary of Receiver to its parent;
     (ii) any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, Receiver or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, except as permitted by Receiver stock plans and award agreements thereunder;
     (iii) any amendments, changes or other modifications to the Constituent Documents of Receiver or any of its Subsidiaries;

     (iv) any split, combination or reclassification of any of Receiver’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, Receiver or any of its Subsidiaries;
     (v) any incurrence of material Indebtedness;
     (vi) except as required to comply with applicable Law, any contract existing on the date hereof, any provision of any Receiver Employee Plan, or Receiver’s compensation policies as in effect on the date hereof, (A) any granting by Receiver or any of its Subsidiaries to any current or former director or executive officer of any material increase in compensation, bonus or other benefits or (B) any granting to any current or former director or executive officer of the right to receive any material severance or termination pay, or material increases therein;
     (vii) except (A) as expressly required under any Receiver Employee Plan or award agreement thereunder existing on December 31, 2007, (B) as required to comply with applicable Law or (C) payments or grants to any non-executive officer, (i) any compensatory grant of Receiver Common Stock or other award the value of which is measured by reference to Receiver Common Stock (including outstanding stock options or Receiver Common Stock Units) (each, a “Receiver Equity Award”), or (ii) any settlement of any Receiver Equity Award (whether for cash or shares of Receiver Common Stock), or (iii) the removal or modification of any restrictions with respect to any Receiver Equity Award (including any discretionary vesting of any Receiver Equity Award);
     (viii) except to the extent required to comply with applicable Law (including amendments to the extent necessary or deemed reasonably advisable by Receiver to bring Receiver Employee Plans into compliance with Section 409A of the Code without material increase in costs to Receiver of such plans, as amended) and for terminations, adoptions and amendments of broad-based Receiver Employee Plans or non-executive officer Receiver Employee Plans in the ordinary course of business consistent with past practice, (A) any termination, adoption, or amendment or any agreement to terminate, adopt or amend in each case in any material respect any Receiver Employee Plan (including any such plan that would constitute an Receiver Employee Plan if it were to be adopted and including any related trust agreement or other operative agreement relating to a Receiver Employee Plan), (B) any material change or agreement to materially change any actuarial or other assumption used to calculate funding obligations with respect to any Receiver Employee Plan, (C) any material change in the timing or manner in which contributions to any Receiver Employee Plan are made or the basis on which such contributions are determined or (D) any acceleration of the vesting of benefits or awards, or other material changes to the timing or manner in which benefits or awards vest under any Receiver Employee Plan;
     (ix) any material change in financial or tax accounting methods, principles or practices by Receiver or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law;
     (x) any revaluation by Receiver or any of its Subsidiaries of any assets that are material to Receiver and its Subsidiaries, taken as a whole;
     (xi) any consummation of, or entrance into any agreement for, any acquisition, by means of merger or otherwise, of any material properties, rights, assets or securities or any sale, lease, license, encumbrance or other disposition of material assets, property rights or securities, in each case involving the payment or receipt of consideration of $675,000 or more (inclusive of assumed debt), except for purchases, sales or licensing arrangements made in the ordinary course of business and consistent with past practice;
     (xii) any institution, settlement or agreement to settle any material litigation, action or proceeding before any Governmental Entity;
     (xiii) any resignation or termination, or, to the Knowledge of Receiver, written notice of any pending resignation or termination, of any executive officer of Receiver; or
     (xiv) any material increase or decrease in the aggregate number of Persons employed by Receiver and its Subsidiaries, taken as a whole, except increases or decreases in the ordinary course of business consistent with past practice.
     (i) Litigation. Except as set forth in the most recent Annual Report on Form 10-K filed by Receiver prior to the date hereof, as of the date hereof, there is (i) no material Claim pending or, to the Knowledge of Receiver, threatened in writing against or involving Receiver or any Subsidiary of Receiver, or their respective assets, properties or rights, or, to the Knowledge of Receiver, any of their officers, employees or directors in their capacity as such and (ii) no material order of any Governmental Entity or arbitrator is outstanding against Receiver or any Subsidiary of Receiver.
     (j) Compliance with Laws and Regulations.
     (i) (A) Each of Receiver and the Receiver Subsidiaries is and, since January 1, 2005 has been, in compliance with all applicable Laws (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) and (B) to the Knowledge of Receiver, is not under investigation with respect to, and since January 1, 2005 has not been threatened in writing to be charged with or given notice of any material violation of, any Law, except, in the case of (A) or (B), for any violations or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver. Notwithstanding anything contained in this Agreement to the contrary, no representation or warranty shall be deemed to be made in this Section 4.1(j) to the extent otherwise covered by representations and warranties contained in Section 4.1(f) (SEC Reports; Receiver Financial Statements), Section 4.1(k) (Environmental Matters), Section 4.1(m) (Taxes), Section 4.1(o) (Employee Benefit Plans), Section 4.1(u) (Labor Matters) or Section 4.1(w) (Healthcare Law Compliance).
     (ii) Each of Receiver and the Receiver Subsidiaries possesses all federal, state, local and foreign governmental licenses, authorizations, consents, permits, registrations and approvals, and has otherwise satisfied all applicable legal or regulatory requirements, necessary for it to own, lease or operate its properties and assets and to carry on its Business as now conducted (collectively, “Receiver Permits”), and no default has occurred under any such Receiver Permit, except where such failure or default thereunder would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver. Neither Receiver nor any Subsidiary of Receiver has received since January 1, 2005 written notification from any Governmental Entity of any intent to revoke or terminate any such Receiver Permit, except for any such revocation or termination which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver.
     (k) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver, (i) Receiver and its Subsidiaries, taken as a whole, are, and since January 1, 2005, have been, in compliance with all applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Receiver, threatened, Claims alleging a violation of or liability under any Environmental Law by Receiver and its Subsidiaries, taken as a whole, and (iii) no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Receiver, any Subsidiary of Receiver or any predecessors in interest that have resulted or that are reasonably likely to result in any investigation or remediation by Receiver or any Subsidiary of Receiver under any Environmental Law. Receiver has made available to Parent or Safety a copy of all material environmental reports in Receiver’s possession relating to environmental conditions at any property currently owned or leased by Receiver. This Section 4.1(k) and Section 4.1(o) and Section 4.1(u) set forth the sole representations and warranties of Receiver with respect to environmental or occupational health or safety matters, including all matters arising under Environmental Laws.

     (l) Absence of Undisclosed Liabilities. Receiver and its Subsidiaries do not have any liabilities, known or unknown, contingent or otherwise that are of a nature that would be required to be disclosed on a consolidated balance sheet of Receiver and its Subsidiaries or in the footnotes thereto prepared in accordance with GAAP, except for liabilities (a) set forth in the consolidated financial statements (or the notes thereto) included in the most recent Annual Report on Form 10-K or most recent Quarterly Report on Form 10-Q filed by Receiver prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since the date of such financial statements, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver, (c) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver or (d) expressly permitted and contemplated by this Agreement.
     (m) Taxes.
     (i) Receiver and each Subsidiary of Receiver have (A) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by them in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (B) duly and timely paid or withheld all material Taxes that are due and payable by them, whether or not such Taxes were shown as due on any Tax Returns and (C) complied in all material respects with all Laws applicable to the withholding of Taxes and have timely withheld and paid over to the respective proper Taxing Authorities all material amounts required to be so withheld and paid over.
     (ii) There (A) is no material deficiency, claim, audit, suit, proceeding, request for information or investigation now pending or outstanding, or to the Knowledge of Receiver threatened, against or with respect to Receiver or any Subsidiary of Receiver in respect of any Taxes or Tax Returns and (B) are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings entered into or issued by any Taxing Authority with or to Receiver or any Subsidiary of Receiver that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Receiver or any of its Subsidiaries for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003) and no such agreement or ruling has been applied for and is currently pending.
     (iii) The U.S. federal income Tax Returns of Receiver and each Subsidiary of Receiver have been examined by the Internal Revenue Service (the

“IRS”) (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 2003. Neither Receiver nor any Subsidiary of Receiver has, in writing, granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of Receiver or any Subsidiary of Receiver which is currently in effect.
     (iv) Since January 1, 2000, neither Receiver nor any Subsidiary of Receiver has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
     (v) Neither Receiver nor any Subsidiary of Receiver has agreed to make or is required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Receiver or any of its Subsidiaries for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003).
     (vi) Neither Receiver nor any Subsidiary of Receiver has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, combined, consolidated or unitary group for tax purposes under state, local or foreign Law (in all cases other than a group the common parent of which is Receiver or any Subsidiary of Receiver), or has any liability (including pursuant to any tax sharing agreement, as transferee or successor or otherwise) for the Taxes of any Person (other than Receiver and the Receiver Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law.
     (vii) Neither Receiver nor any Subsidiary of Receiver has participated in any “listed transaction” or “transaction of interest” (within the meaning of Treasury Regulations §§1.6011-4(c)(3)(i)(A) and (E)) that affected or could reasonably be expected to affect, to a material extent, the U.S. federal taxable income or loss of Receiver or any of its Subsidiaries for a taxable year beginning on or after January 1, 2000 (without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000).

     (viii) Subject to clause (ii) of Section 2.8, neither Receiver nor any Subsidiary of Receiver has taken or agreed to take any action (nor is any of them aware of any agreement, plan or circumstance) that to the Knowledge of Receiver is reasonably likely to prevent the Merger from being treated as a reorganization under Section 368(a) of the Code.
     (ix) As of December 31, 2007, Receiver and its Subsidiaries had net operating loss carryforwards of at least $180 million for U.S. federal income tax purposes.
     (n) Real Property; Title to Properties; Absence of Liens.
     (i) Schedule 4.1(n)(i) of the Receiver Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material real property owned by Receiver or its Subsidiaries or in which any of them has an ownership interest (collectively, the “Receiver Owned Real Property”). Receiver or one of its Subsidiaries, as applicable, has good title to the Receiver Owned Real Property, free and clear of all Liens except Permitted Liens.
     (ii) Schedule 4.1(n)(ii) of the Receiver Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material real property leased or subleased to or by Receiver or any Subsidiary of Receiver or in which any of them has an interest (collectively, the “Receiver Leased Real Property”). Receiver or one of the Receiver Subsidiaries has a valid leasehold interest, in all material respects, in all Receiver Leased Real Property leased by Receiver or any Subsidiary of Receiver free and clear of all Liens except Permitted Liens.
     (iii) With respect to the Receiver Leased Real Property (A) each of the agreements by which Receiver or any Subsidiary of Receiver has obtained a leasehold interest in such Receiver Leased Real Property (each, a “Receiver Lease”) is, to the Knowledge of Receiver, in full force and effect in accordance with its respective terms, (B) to the Knowledge of Receiver, there exists no default under any Receiver Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default and (C) to the Knowledge of Receiver, there are no leases, subleases, licenses, concessions or any other contracts granting to any Person other than Receiver or any Subsidiary of Receiver any right to the possession, use, occupancy or enjoyment of any Receiver Leased Real Property or any portion thereof, except in the case of clauses (A) through (C) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.
     (iv) Each of Receiver and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible assets and properties, in each case free and clear of all Liens, except where failure to have such good and valid title or a valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.
     (v) The properties, assets and rights presently owned, leased or licensed by Receiver and its Subsidiaries, taken as a whole, include all properties, assets and rights necessary to permit Receiver and its Subsidiaries, taken as a whole, to conduct Receiver’s Businesses in all material respects in the same manner as such Business is being conducted as of the date of this Agreement.
     (o) Employee Benefit Plans.
     (i) Schedule 4.1(o)(i) of the Receiver Disclosure Letter contains as of the date hereof a true and complete list of all material Receiver Employee Plans. “Receiver Employee Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, consulting, severance, change-in-control or similar contracts, plans or policies and other plans (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock or equity related rights, incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, vacation, fringe benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), (A) under which any current or former employee, director or consultant of Receiver or its Subsidiaries (“Receiver Employees”) has any present or future right to benefits and that is maintained or contributed to by Receiver or any of its Subsidiaries or (B) that is maintained or contributed to by Receiver or any of its Subsidiaries and that Receiver or the Surviving Company or any of their respective Subsidiaries have any present or future liability, other than benefit arrangements required by applicable Law.
     (ii) With respect to each material Receiver Employee Plan (and, if applicable, related trusts, funding agreements or insurance policies), Receiver has made available to Parent and Safety a current and complete copy thereof and all amendments thereto, and to the extent applicable, (i) for the three most recent plan years (A) annual actuarial valuation reports, (B) Forms 5500 (including all schedules thereto) and Forms 990 and (C) audited financial reports, prepared in connection with any Receiver Employee Plan or related trust, (ii) the most recent determination letter, if applicable, (iii) the most recent summary plan description and other material written communications by Receiver or its Subsidiaries to Receiver Employees and (iv) a summary of any material amendments or changes scheduled to be made to the Receiver Employee Plan during the twelve months immediately following the date hereof, other than amendments or changes to reflect a change in applicable Law.
     (iii) (A) Each Receiver Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Receiver Employee Plan is qualified and exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending with the IRS an application for such letter, or is entitled to rely on an opinion letter from the IRS, and all terms and conditions of each determination letter or opinion letter, as appropriate, have been complied with; (B) no such determination letter has been revoked or denied nor, to the Knowledge of Receiver, has revocation or denial been threatened, and no event has occurred, and no condition exists, that would reasonably be expected to result in the revocation or denial of any determination letter; (C) each Receiver Employee Plan has been established and maintained in material compliance with its terms and with the requirements of Law, including ERISA and the Code, that are applicable to such Receiver Employee Plan; (D) there are no pending, or, to the Knowledge of Receiver, threatened or anticipated claims (other than routine claims for benefits) involving a Receiver Employee Plan which could reasonably be expected to result in any material liability to Receiver or its Subsidiaries and (E) all contributions or other amounts payable by Receiver or its Subsidiaries as of the date hereof with respect to each Receiver Employee Plan have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due).
     (iv) Neither Receiver nor any Subsidiary of Receiver has any obligations for post-employment health or life benefits for retired, former or current employees of Receiver or any Subsidiary of Receiver, except as required by Law.
     (v) The consummation of the Merger and the other transactions contemplated hereby will not, alone or in connection with any other events, result in any payment or deemed payment that could reasonably be construed to constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code. Except as set forth in Section 4.1(o)(v) of the Receiver Disclosure Letter, no person is entitled to receive any additional payment from Receiver or any of its Subsidiaries as a result of the imposition of the excise tax under Section 4999 of the Code.
     (vi) Except as specifically provided herein, the consummation of the Merger and the other transactions contemplated hereby will not (x) entitle any current or former director, officer or employee of Receiver or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any of the Receiver Employee Plans or (z) result in any breach or violation of, or any default under, any of the Receiver Employee Plans.
     (vii) No Receiver Employee Plan is subject to Title IV of ERISA, and Receiver has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither Receiver nor any of its Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA or Section 412 of the Code.
     (viii) There is no pending or, to the Knowledge of Receiver, threatened material litigation, investigation, action, suit, audit or proceeding relating to any Receiver Employee Plan by or before any Governmental Entity.
     (ix) Neither Receiver nor any Subsidiary of Receiver maintains, contributes to or is a party to any material employee benefit plan, program or arrangement that covers any current or former non-U.S. employee, director or consultant, that is in effect on the date hereof, and as to which the Surviving Company may have in the future any liability.
     (x) Each Receiver Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code and any authority required or permitted to be relied upon thereunder, including, without limitation, (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) IRS Notice 2005-1.
     (p) Voting Requirements. The Receiver Stockholder Approval and, with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval, in each case at the Receiver Stockholders Meeting are the only votes of the holders of any class or series of Receiver’s capital shares necessary to approve or adopt this Agreement, the Merger and the other transactions contemplated hereby.
     (q) Brokers; Schedule of Fees and Expenses. Except for Goldman Sachs & Co., the fees and expenses of which shall be paid by Receiver, neither Receiver nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
     (r) Opinion of Financial Advisor. The Board of Directors of Receiver has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations discussed in such opinion, the consideration to be paid by Receiver pursuant to this Agreement is fair, from a financial point of view, to Receiver, a signed copy of which will be delivered to Parent solely for informational purposes after receipt thereof by Receiver.
     (s) Intellectual Property.
     (i) Owned Intellectual Property. Schedule 4.1(s)(i) of the Receiver Disclosure Letter lists as of the date hereof all Intellectual Property owned by Receiver or any Subsidiary of Receiver (the “Receiver Owned Intellectual Property”) that is registered or subject to an application for registration and that is material to the Business of Receiver and its Subsidiaries, taken as a whole. Receiver or one of the Receiver Subsidiaries is the exclusive owner of the Receiver Owned Intellectual Property set forth in Schedule 4.1(s)(i) of the Receiver Disclosure Letter and, to the Knowledge of Receiver, of the Trade Secrets owned by Receiver or any of the Receiver Subsidiaries, in each case free and clear of any Liens other than Permitted Liens. To the Knowledge of Receiver, the Receiver Owned Intellectual Property is subsisting, valid and enforceable.
     (ii) Licenses and Other Agreements. Schedule 4.1(s)(ii) of the Receiver Disclosure Letter lists as of the date hereof all material agreements to which Receiver or any Subsidiary of Receiver is a party or by which any of them is otherwise bound that relate to Intellectual Property that Receiver reasonably anticipates will involve aggregate payments or consideration furnished by or to Receiver or any or its Subsidiaries of more than $1,000,000 in any year (the “Receiver Licenses”), other than the Receiver Contracts that are set forth on Schedule 4.1(v), including (i) material licenses of Intellectual Property to Receiver or any Subsidiary of Receiver by any other Person, (ii) material licenses of Intellectual Property to any other Person by Receiver or any Subsidiary of Receiver, (iii) material agreements otherwise granting or restricting the right to use Intellectual Property and (iv) material agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business of Receiver and the Receiver Subsidiaries. The representations in Section 4.1(v) (Contracts) shall apply to the Receiver Licenses, provided, however, that the representations in Section 4.1(v) shall not be interpreted to require disclosure of a Receiver Contract or Receiver License solely for the reason of Receiver or a Subsidiary of Receiver being prohibited from soliciting employees or personnel of a party to a Receiver Contract or Receiver License to the extent that such party’s employees or personnel are providing services to Receiver or a Subsidiary of Receiver in the normal course of the business of Receiver or a Subsidiary of Receiver if disclosure of such Receiver Contract or Receiver License would not otherwise be called for.
     (iii) No Infringement. To the Knowledge of Receiver, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver, the conduct of the Businesses conducted by Receiver and the Receiver Subsidiaries does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, and neither Receiver nor any Subsidiary of Receiver has received any written notice alleging the foregoing, or challenging the ownership or validity of any Receiver Owned Intellectual Property (including any cancellation, opposition, or other action before an intellectual property registry). To the Knowledge of Receiver, none of the Receiver Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from Receiver or a Subsidiary of Receiver, as applicable.
     (iv) Protection of Intellectual Property. Receiver or one of the Receiver Subsidiaries has taken commercially reasonable actions to ensure protection of the Receiver Owned Intellectual Property under applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each of Receiver and the Receiver Subsidiaries has taken commercially reasonable actions to maintain the secrecy of all confidential Intellectual Property used in the Business of Receiver and the Receiver Subsidiaries. To the Knowledge of Receiver, none of Receiver or any Subsidiary of Receiver is using any material Receiver Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Receiver Owned Intellectual Property.
     (v) Assignment; Privacy. Each employee of Receiver or the Receiver Subsidiaries or other Person who has created any Intellectual Property to be owned by Receiver or any Subsidiary of Receiver has validly and irrevocably assigned all of his, her or its rights in such Intellectual Property to Receiver or one of the Receiver Subsidiaries, as applicable. Each of Receiver and the Receiver Subsidiaries is in compliance with all applicable contractual and legal requirements pertaining to information privacy and security, including, without limitation, any privacy policy concerning the collection and use of personally-identifiable information, except where such failure would not reasonably be expected to have a Material Adverse Effect on Receiver.
     (t) Insurance. Receiver and its Subsidiaries maintain policies of insurance in such amounts and against such risks as are reasonably customary in the industries in which Receiver and its Subsidiaries operate (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to have a Material Adverse Effect on Receiver, all such insurance policies are in full force and effect and will not terminate or lapse by reason of the consummation of the transactions contemplated hereby.
     (u) Labor Matters. Receiver is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or organization. Since January 1, 2005, there has not occurred nor, to the Knowledge of Receiver has there been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity or organizing campaign or activity with respect to any employees of Receiver or its Subsidiaries. There are no material labor disputes currently subject to any grievance, arbitration, litigation or other Claim and there is no representation, decertification or other labor-related petition or election pending or, to the Knowledge of Receiver, threatened with respect to any employee of Receiver or its Subsidiaries. Receiver and its Subsidiaries are in compliance with all applicable Laws relating to the employment of the Receiver Employees, including Laws relating to wages, employee and independent contractor classification, hours, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration, workers’ compensation, layoffs and the collection and payment of withholding Taxes and similar Taxes, except for such noncompliance, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on Receiver.
     (v) Contracts. Except as listed in Section 4.1(v) of the Receiver Disclosure Letter or as filed as exhibits to the Receiver SEC Documents, as of the date hereof, neither Receiver nor any Subsidiary of Receiver is a party to or bound by any of the following which is currently in effect with ongoing obligations of Receiver or such Subsidiary of Receiver (each such contract or agreement referenced in subparts (i) through (x) below or Section 4.1(s)(ii), a “Receiver Contract”):
     (i) any agreement relating to direct or indirect Indebtedness of Receiver or any Subsidiary of Receiver in excess of $1,000,000, other than agreements among direct or indirect wholly-owned Receiver Subsidiaries and ordinary course trade payables and accrued expenses;
     (ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to Receiver and its Subsidiaries, taken as a whole;
     (iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any Business or material real property (whether by merger, sale of stock, sale of assets or otherwise);
     (iv) any agreement entered into with (A) any Person directly or indirectly owning, controlling or holding the power to vote, 5% or more of the outstanding voting securities of Receiver, (B) any Person (other than a Subsidiary of Receiver) 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by Receiver or any Subsidiary of Receiver or (C) any current director or executive officer of Receiver or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or executive officer;
     (v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which Receiver or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete) or which would require the disposition of any material assets or line of business of Receiver or its Subsidiaries;
     (vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (x) providing for the sale by Receiver or any Subsidiary of Receiver of such Person’s products or services, or (y) providing for the sale by third parties of products of Receiver or any Subsidiary of Receiver, in each case, involving annual payments in the 2007 fiscal year or reasonably expected in the 2008 fiscal year to or by Receiver or any Subsidiary of Receiver in excess of $1,000,000 in the aggregate;
     (vii) any material agreement with any U.S. federal or non-U.S. Governmental Entity;
     (viii) any agreement that, to the Knowledge of Receiver, provides for continuing material indemnification obligations of Receiver or any of its Subsidiaries (other than indemnification obligations contained in (x) customer contracts or (y) contracts listed or referred to in Section 4.1(v) of the Receiver Disclosure Letter);
     (ix) any “take-or-pay” agreements or agreements with “most-favored nations” terms; or
     (x) any agreement otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

Each Receiver Contract is a valid and binding agreement of Receiver or the Subsidiary of Receiver party thereto, as the case may be, and is in full force and effect, enforceable against Receiver or the Subsidiary of Receiver, as applicable, and, to the Knowledge of Receiver, the counterparty thereto in accordance with its terms, except to the extent that the failure to be valid and binding and in full force and effect and enforceable, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver and its Subsidiaries taken as a whole. None of Receiver or any Subsidiary of Receiver party thereto or, to the Knowledge of Receiver, any other party thereto is in default or breach under the terms of, or has provided any written notice of any intention to terminate, any such Receiver Contract, and, to the Knowledge of Receiver, no event or circumstance has occurred, or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that, with or without notice or lapse of time or both, would constitute an event of default thereunder or would give rise to a right of termination, acceleration or material amendment thereof, except to the extent that the such default, breach, termination, event or circumstance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver. True, correct and complete copies of (i) each Receiver Contract (including all material modifications and amendments thereto) and (ii) all form contracts, agreements or instruments used in and material to Receiver and the Receiver Subsidiaries, taken as a whole, have been made available to Parent or Safety.
     (w) Healthcare Law Compliance.
     (i) Each of the products distributed, produced or sold by Receiver or its Subsidiaries that is subject to the jurisdiction of the FDA and the Drug Enforcement Administration through the Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder, is in compliance with all applicable requirements under the FDCA, the PHSA, the CSA and the regulations promulgated thereunder, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.
     (ii) Neither Receiver nor any of its Subsidiaries has knowingly committed any violation of the rules and regulations of the Food and Drug Administration (the “FDA”), which has not been cured by Receiver or its Subsidiaries or waived by the FDA, except for any violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.
     (iii) Neither Receiver nor any of its Subsidiaries has received written notice from a Governmental Entity that any product being distributed, processed or sold by Receiver or any of its Subsidiaries are the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement action, or criminal action issued, initiated, or, threatened by the FDA, or any comparable state, federal or foreign governmental entity during the three (3)-year period prior to the date hereof, except for any such notices as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.
     (iv) Neither Receiver nor any of its Subsidiaries has received any written notice from the FDA or any other comparable state, federal or foreign Governmental Entity that it has commenced, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any product distributed, processed or sold by Receiver or any of its Subsidiaries, or that it has commenced any action to enjoin or place restrictions on the production of any product distributed or sold by Receiver or any of its Subsidiaries, except for any actions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.
     (v) To the Knowledge of Receiver, no officer, employee or agent of Receiver or of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other comparable Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other comparable Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other comparable Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Federal Register 46191 (September 10, 1991) or any similar policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.
     Section 4.2 Representations and Warranties Regarding Safety and Parent. Except as otherwise disclosed in the corresponding sections or subsections of the letter (the “Safety Disclosure Letter”) delivered to Receiver by Parent and Safety upon or prior to the execution of this Agreement, or as expressly permitted or required by this Agreement or any agreement contemplated hereby, Safety and Parent jointly and severally represent and warrant to Receiver and agree as follows:
     (a) Organization, Standing and Power. Each of Parent and Safety is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its Businesses in the manner in which it is currently being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Safety or Parent, as the case may be. Each of Parent and Safety is duly qualified or licensed to do business in each jurisdiction where the nature of its Business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety or Parent. Safety and Parent have made available to Receiver prior to the execution of this Agreement true and complete copies of the Articles of Organization of Safety, the limited liability company agreement of Safety, the memorandum of association and articles of association of Parent, in each case as amended to the date of this Agreement.
     (b) Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, Safety are owned, directly or indirectly, by Parent, free and clear of all Liens. Safety does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
     (c) Capital Structure.
     (i) All limited liability interests in Safety are held by QB Holdings.
     (ii) There are no preemptive or similar rights on the part of any holder of any class of securities of Safety. Safety does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the sole member of Safety on any matter submitted to shareholders or a separate class of holders of capital stock. There are not, as of the date hereof, and as of the Effective Time there will not be any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Safety or any of its Affiliates is a party or by which Safety or any of its Affiliates is bound (i) obligating Safety to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any equity interest in Safety, or any security exchangeable or exercisable for or convertible into any shares of the capital stock of, or other equity interest in Safety, (ii) obligating Safety to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating Safety pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in Safety.

As of the date hereof, there are no outstanding contractual obligations of Safety to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, Safety. There are no proxies, voting trusts or other agreements or understandings to which Safety is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Safety.
     (d) Authority for Agreements.
     (i) Each of Parent and Safety has all requisite corporate power or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Parent stock entitled to vote in accordance with applicable Law and Parent’s Constituent Documents (the “Parent Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Safety and the consummation by each of Parent and Safety of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Safety and Parent are necessary for them to authorize this Agreement or to consummate the transactions contemplated hereby, except for Parent Shareholder Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Safety and, assuming due authorization, execution and delivery by Receiver, is a legal, valid and binding obligation of each of Parent and Safety, enforceable against each of Parent and Safety in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (ii) QB Holdings, as sole member of Safety, duly and unanimously adopted resolutions (A) approving this Agreement, the Merger and the other transactions contemplated hereby, (B) determining that the terms of the Merger and the other transactions contemplated hereby are fair to and in the best interests of Safety and QB Holdings and (C) rendering restrictions on business combinations, if any, contained in the LLC Act hereby inapplicable to this Agreement, the transactions contemplated by this Agreement and to Receiver and its Subsidiaries.
     (iii) The Board of Directors of Parent, at a meeting duly called and held, duly adopted resolutions (A) approving this Agreement, the Merger and the other transactions contemplated hereby, (B) resolving that this Agreement would promote the success of the Parent and would be in the best interests of its shareholders as a whole, (C) resolving to recommend that Parent’s shareholders approve this Agreement, the Merger and the other transactions contemplated hereby in the manner required by LR13.3.1R(5) of the Listing Rules of the Financial Service Authority (the “Parent Recommendation”) and to take all steps necessary to obtain such approval (including the preparation and posting to the Parent’s shareholders of a Circular) and (D) rendering any restrictions on business combinations inapplicable to this Agreement, the transactions contemplated by this Agreement and Receiver and its Subsidiaries.
     (e) Consents and Approvals; No Violations.
     (i) Assuming compliance with the matters set forth in Section 4.2(e)(ii) and Section 4.2(e)(iii) and the receipt of Parent Shareholder Approval, the execution and delivery of this Agreement by each of Parent and Safety does not, and the performance by each of Parent and Safety of its respective obligations hereunder, including the consummation of the transactions contemplated hereby will not, (A) conflict with any provision of Safety’s or Parent’s Constituent Documents; (B) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration, amendment or termination of any obligation under, any mortgage, indenture, lease, permit, concession, grant, franchise, license, agreement or other instrument or obligation to which Parent or Safety is a party or by which Parent or Safety or any of their respective properties, assets or rights are bound; (C) violate any Law binding upon or applicable to Parent or Safety; (D) result in the creation or imposition of any Lien upon any properties, assets or rights of Parent or Safety or (E) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval under which Parent or Safety conducts its business, except in the case of clauses (B), (C), (D) and (E) above, which would not either (x) prevent or materially impede the ability of Parent or Safety to consummate (or cause the consummation) the transactions contemplated hereby or (y) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety.
     (ii) Except for (A) Parent Shareholder Approval, (B) such consents or approvals listed in Section 4.2(e)(ii) of the Safety Disclosure Letter and (C) those consents or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by Safety for the execution, delivery or performance of this Agreement by Safety, the performance by Safety of its obligations hereunder or the consummation by Safety of the transactions contemplated hereby.
     (iii) Except with respect to those consents, approvals, orders, authorizations, declarations, registrations or filings the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety or prevent or materially impede the ability of Parent or Safety to consummate (or cause the consummation of) the transactions contemplated hereby, no consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Safety or Parent in connection with the execution or delivery of this Agreement by Safety and Parent or the consummation by Safety and Parent of the transactions contemplated hereby, except for (i) compliance by Safety with the HSR Act and (ii) the filing of the applicable Certificate of Merger with the Secretary of State of the State of North Carolina and the Secretary of State of Delaware in accordance with the LLC Act and the DGCL, respectively.
     (f) Financial Statements.
     (i) Section 4.2(f) of the Safety Disclosure Letter sets forth true and complete copies of unaudited financial statements of Safety at and for the periods ended May 31, 2005, May 31, 2006 and May 31, 2007 and all subsequent unaudited interim financial statements at and for the period ended November 31, 2007, in each case prepared on a consistent basis and in accordance with GAAP (subject, in the case of such interim financial statements, to normal year-end adjustments, which will not be material to Safety) (together, the “Safety Financial Statements”). The Safety Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of Safety at and for the respective periods indicated, in each case in conformity with GAAP and have been prepared in accordance with the books and records of Safety.
     (ii) The Safety Audited Financial Statements will, when delivered, (x) be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (y) present fairly, in all material respects, the financial position of Safety as at the dates thereof and the results of its operations and its cash flows for the periods then ended, in each case in conformity with GAAP.
     (iii) Safety’s system of internal accounting controls provides reasonable assurance: (x) that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS; (y) that receipts and expenditures are made only in accordance with management’s general or specific authorization; and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Safety’s assets that could materially affect Safety’s financial statements. Safety has disclosed, based on its most recent evaluation of such internal controls and procedures prior to the date hereof to its independent auditors and its member (A) any significant deficiencies and material weaknesses in the design or operation of Safety’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Safety’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of Safety who have a significant role in Safety’s internal controls over financial reporting. Safety has provided to Receiver any such disclosure made by management to Safety’s independent auditors and its member.
     (g) Parent Controls. The system of internal control of the Parent and its Subsidiaries, so far as it relates to Safety and the business carried on by Safety, is as described on pages 47 and 48 of the annual report of Parent for the year ended 31 May 2007, (ii) Parent and its Subsidiaries operate an internal system of controls which is sufficient to facilitate compliance by Parent with all applicable Laws (including the Listing Rules and Disclosure and Transparency Rules of the Financial Services Authority) in relation to the making of announcements and public filings in connection with Safety and the business carried on by Safety and (iii) Parent has complied with all such Laws in relation to the making of all such announcements and public filings.
     (h) Absence of Certain Changes or Events. From November 30, 2007 through the date hereof, there has not been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Safety. From November 30, 2007 through the date hereof, Safety has conducted its Business in all material respects only in the ordinary course of business consistent with past practice and there has not been:
     (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Safety’s capital stock, equity or voting interests;
     (ii) any purchase, redemption or other acquisition of any equity or voting interests in Safety or any options, warrants, calls or rights to acquire such interests;
     (iii) any amendments, changes or other modifications to the Constituent Documents of Safety;
     (iv) any incurrence of material Indebtedness;
     (v) any split, combination or reclassification of any of Safety’s capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, Safety;
     (vi) except as required to comply with applicable Law, any contract existing on the date hereof, any provision of any Safety Employee Plan, or

Safety’s compensation policies as in effect on the date hereof, (A) any granting by Safety to any current or former director or executive officer of any material increase in compensation, bonus or other benefits or (B) any granting to any current or former director or executive officer of the right to receive any material severance or termination pay, or material increases therein;
     (vii) except (A) as expressly required under any Safety Employee Plan or award agreement thereunder existing on December 31, 2007, (B) as required to comply with applicable Law or (C) payments or grants to any non-executive officer, (i) any compensatory grant of Safety limited liability interests or Parent stock or other award the value of which is measured by reference to Safety limited liability interests or Parent stock and for which Safety could have any liability or obligation (each, a “Safety or Parent Equity Award”), (ii) any settlement of any Safety or Parent Equity Award (whether for cash or Safety limited liability interests or Parent stock) or (iii) the removal or modification of any restrictions with respect to any Safety or Parent Equity Award (including any discretionary vesting of Safety or Parent Equity Award);
     (viii) except (x) to the extent required to comply with applicable Law (including amendments to the extent necessary or deemed reasonably advisable by Safety to bring Safety Employee Plans into compliance with Section 409A of the Code without material increase in costs to Receiver of such plans, as amended), (y) for terminations, adoptions and amendments of broad-based Safety Employee Plans or non-executive officer Safety Employee Plans in the ordinary course of business consistent with past practice and (z) for terminations, adoptions, or amendments which relate to similarly situated employees of Parent and its Subsidiaries and for which Parent will at all times be solely liable, (A) any termination, adoption, or amendment or any agreement to terminate, adopt or amend in each case in any material respect any Safety Employee Plan (including any such plan that would constitute a Safety Employee Plan if it were to be adopted and including any related trust agreement or other operative agreement relating to a Safety Employee Plan), (B) any material change or agreement to materially change any actuarial or other assumption used to calculate funding obligations with respect to any Safety Employee Plan (C) any material change in the timing or manner in which contributions to any Safety Employee Plan are made or the basis on which such contributions are determined or (D) any acceleration of the vesting of benefits or awards, or other material changes to the timing or manner in which benefits or awards vest under any Safety Employee Plan;
     (ix) any material change in financial or tax accounting methods, principles or practices by Safety, except insofar as may have been required by a change in IFRS or applicable Law or regulations;

     (x) any revaluation by Safety of any assets that are material to Safety;
     (xi) any consummation of, or entrance into any agreement for, any acquisition, by means of merger or otherwise, of any material properties, rights, assets or securities or any sale, lease, license, encumbrance or other disposition of material assets, property rights or securities, in each case involving the payment or receipt of consideration of $675,000 or more (inclusive of assumed debt), except for purchases, sales or licensing arrangements made in the ordinary course of business and consistent with past practice;
     (xii) any institution, settlement or agreement to settle any material litigation, action or proceeding before any Governmental Entity;
     (xiii) any resignation or termination, or, to the Knowledge of Safety, written notice of any pending resignation or termination, of any executive officer of Safety; or
     (xiv) any material increase or decrease in the aggregate number of Persons employed by Safety, taken as a whole, except increases or decreases in the ordinary course of business consistent with past practice.
     (i) Litigation. As of the date hereof, there is (i) no material Claim pending or, to the Knowledge of Safety, threatened in writing, against or involving Safety or Parent, or Safety’s respective assets, properties or rights, or, to the Knowledge of Safety, any of Safety’s officers, employees or directors in their capacity as such and (ii) no material order of any Governmental Entity or arbitrator is outstanding against Safety.
     (j) Compliance with Laws and Regulations.
     (i) (A) Safety is and, since January 1, 2005 has been, in compliance with all applicable Laws (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) and, (B) to the Knowledge of Safety, is not under investigation with respect to, and since January 1, 2005 has not been threatened to be charged with or given notice of any material violation of, any Law, except, in the case of (A) or (B), for any violations or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety. Notwithstanding anything contained in this Agreement to the contrary, no representation or warranty shall be deemed to be made in this Section 4.2(j)(i) to the extent otherwise covered by representations and warranties contained in Section 4.2(f) (Safety Financial Statements), Section 4.2(k) (Environmental Matters), Section 4.2(m) (Taxes), Section 4.2(o) (Employee Benefit Plans) or Section 4.2(t) (Labor Matters).

     (ii) Safety possesses all federal, state, local and foreign governmental licenses, authorizations, consents, permits, registrations and approvals, and has otherwise satisfied all applicable legal or regulatory requirements, necessary for it to own, lease or operate its properties and assets and to carry on its Business as now conducted (collectively, “Safety Permits”), and no default has occurred under any such Safety Permit, except where such failure or default thereunder would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety. Safety has not received since January 1, 2006 written notification from any Governmental Entity of any intent to revoke or terminate any such Safety Permit, except for any such revocation or termination which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety.
     (k) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety, (i) Safety is, and since January 1, 2005 has been, in compliance with all applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Safety, threatened, Claims alleging a violation of or liability under any Environmental Law by Safety and (iii) no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Safety or any predecessors in interest that have resulted or are reasonably likely to result in any investigation or remediation by Safety under any Environmental Law. Safety has made available to Receiver a copy of all material environmental reports in Safety’s possession relating to environmental conditions at any property currently owned or leased by Safety. This Section 4.2(k) and Section 4.2(o) and Section 4.2(t) set forth the sole representations and warranties of Safety with respect to environmental or occupational health or safety matters, including all matters arising under Environmental Laws.
     (l) Absence of Undisclosed Liabilities. Safety does not have any liabilities, known or unknown, contingent or otherwise that are of a nature that would be required to be disclosed by IFRS, except for liabilities (a) set forth in the books and records of Safety used to prepare the Safety Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the date of such financial statements which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, (c)  which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety or (d) expressly permitted and contemplated by this Agreement.
     (m) Taxes.
     (i) Safety has (A) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by Safety in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (B) duly and timely paid or withheld all material Taxes that are due and payable by Safety, whether or not such Taxes were shown as due on any Tax Returns and (C) complied in all material respects with all Laws applicable to the withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all material amounts required to be so withheld and paid over.
     (ii) There (A) is no material deficiency, claim, audit, suit, proceeding, request for information or investigation now pending or outstanding, or to the Knowledge of Safety threatened, against or with respect to Safety in respect of any Taxes or Tax Returns and (B) are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings entered into or issued by any Taxing Authority with or to Safety that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Safety for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003).
     (iii) The consolidated U.S. federal income Tax Returns which include Safety have been examined by the IRS (or the applicable statutes of limitation for the assessment of U.S. federal income Taxes for such periods have expired) for all periods through and including May 31, 2005. Safety has not granted, in writing, any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any such Tax Returns of Safety which is currently in effect.
     (iv) Since January 1, 2000, Safety has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
     (v) Safety has not agreed to make and is not required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Safety for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003).

     (vi) Safety has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, combined, consolidated or unitary group for tax purposes under state, local or foreign Law (in all cases, other than a group the common parent of which is DGP or any Subsidiary of DGP) and does not have any liability (including pursuant to any tax sharing agreement, as transferee or successor or otherwise) for the Taxes of any Person (other than DGP and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law.
     (vii) Safety has not participated in any “listed transaction” or “transaction of interest” (within the meaning of Treasury Regulations §§1.6011-4(c)(3)(i)(A)) and (E)) that affected or could reasonably be expected to affect, to a material extent, the U.S. federal taxable income or loss of Safety for a taxable year beginning on or after January 1, 2000 (without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000).
     (viii) Subject to clause (ii) of Section 2.8, Safety has not taken or agreed to take any action (nor is it aware of any agreement, plan or circumstance) that to the Knowledge of Safety is reasonably likely to prevent the Merger from being treated as a reorganization under Section 368(a) of the Code.
     (ix) Safety is not, nor has Safety been at any time during the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
     (n) Real Property; Title to Properties; Absence of Liens.
     (i) Safety does not have an ownership interest in any real property.
     (ii) Section 4.2(n) of the Safety Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material real property leased or subleased to or by Safety or in which Safety has an interest (collectively, the “Safety Leased Real Property”). Safety has a valid leasehold interest, in all material respects, in all Safety Leased Real Property leased by Safety free and clear of all Liens except Permitted Liens.
     (iii) With respect to the Safety Leased Real Property, (A) each of the agreements by which Safety has obtained a leasehold interest in such Safety Leased Real Property (each, a “Safety Lease”) is, to the Knowledge of Safety, in full force and effect in accordance with its respective terms, (B) to the Knowledge of Safety, there exists no default under any Safety Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default and (C) to the Knowledge of Safety, there are no leases, subleases, licenses, concessions or any other contracts granting to any Person other than Safety any right to the possession, use, occupancy or enjoyment of any Safety Leased Real Property or any portion thereof,.
     (iv) Safety has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible assets and properties, in each case free and clear of all Liens, except where failure to have such good and valid title or a valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Safety.
     (v) The properties, assets and rights presently owned, leased or licensed by Safety include all properties, assets and rights necessary to permit Safety to conduct its Business in all material respects in the same manner as its Business is being conducted as of the date of this Agreement after giving effect to the actions contemplated by Section 6.9(a) and Section 6.9(b) and the execution and delivery of the Trademark Agreement and the Software Agreement as of the Effective Time.
     (o) Employee Benefit Plans.
     (i) Section 4.2(o)(i) of the Safety Disclosure Letter contains as of the date hereof a true and complete list of all material Safety Employee Plans. “Safety Employee Plans” means all “employee benefit plans” (as defined in Section 3(3) ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, consulting, severance, change-in-control or similar contracts, plans or policies and other plans (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock or equity related rights, incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, vacation, fringe benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), (A) under which any current or former employee, manager, director or consultant of Safety (“Safety Employees”) has any present or future right to benefits and that is maintained or contributed to by Safety or Parent or any of its Subsidiaries or (B) that is maintained or contributed to by Safety and that Safety or the Surviving Company or any of their respective Subsidiaries will have any present or future liability, other than benefit arrangements required by applicable Law.
     (ii) With respect to each material Safety Employee Plan (and, if applicable, related trusts, funding agreements or insurance policies), Safety has made available to Receiver a current and complete copy thereof and all amendments thereto, and to the extent applicable, (w) for the three most recent plan years (A) annual actuarial valuation reports, (B) Forms 5500 (including all schedules thereto) and Forms 990 and (C) audited financial reports, prepared in connection with any Safety Employee Plan or related trust, (x) the most recent determination letter, if applicable, (y) the most recent summary plan description and other material written communications by Parent or Safety to Safety Employees and (z) a summary of any material amendments or changes scheduled to be made to the Safety Employee Plan during the twelve months immediately following the date hereof, other than amendments or changes to reflect a change in applicable Law.
     (iii) (A) Each Safety Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Safety Employee Plan is qualified and exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending with the IRS an application for such letter, or is entitled to rely on an opinion letter from the IRS, and all terms and conditions of each determination letter or opinion letter, as appropriate, have been complied with; (B) no such determination letter has been revoked or denied nor, to the Knowledge of Safety, has revocation or denial been threatened, and no event has occurred, and no condition exists, that would reasonably be expected to result in the revocation or denial of any determination letter; (C) each Safety Employee Plan has been established and maintained in material compliance with its terms and with the requirements of Law, including ERISA and the Code, that are applicable to such Safety Employee Plan; (D) there are no pending, or, to the Knowledge of Safety, threatened or anticipated claims (other than routine claims for benefits) involving a Safety Employee Plan which could reasonably be expected to result in any material liability to Safety and (E) all contributions or other amounts payable by Safety as of the date hereof with respect to each Safety Employee Plan have been paid or accrued in accordance with IFRS (other than with respect to amounts not yet due).
     (iv) Safety does not have any obligations for post-employment health or life benefits for retired, former or current employees of Safety, except as required by Law.
     (v) The consummation of the Merger and the other transactions contemplated hereby will not, alone or in connection with any other events, result in any payment or deemed payment that could reasonably be construed to constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code. Except as set forth in Section 4.2(o)(v) of the Safety Disclosure Letter, no person is entitled to receive any additional payment from Safety as a result of the imposition of the excise tax under Section 4999 of the Code.

     (vi) Except as specifically provided herein, the consummation of the Merger and the other transactions contemplated hereby will not (A) entitle any current or former director, officer, manager or employee of Safety to severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any of the Safety Employee Plans or (C) result in any breach or violation of, or any default under, any of the Safety Employee Plans.
     (vii) No Safety Employee Plan is subject to Title IV of ERISA, and Safety has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither Safety nor any of its Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA or Section 412 of the Code.
     (viii) There is no pending or, to the Knowledge of Safety, threatened material litigation, investigation, action, suit, audit or proceeding relating to the Safety Employee Plans by or before any Governmental Entity.
     (ix) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, (A) all Safety Foreign Benefit Plans are in compliance with applicable foreign law and (B) any such Safety Foreign Benefit Plan required to be registered under applicable Law has been so registered and has been maintained in good standing with all applicable regulatory authorities.
     (x) Each Safety Employee Plan that is a Nonqualified Deferred Compensation Plan and any award thereunder has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code and any authority required or permitted to be relied upon thereunder, including, without limitation, (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1.
     (p) Voting Requirements. (i) Parent Shareholder Approval at a Parent Shareholders Meeting is the only vote of the holders of any class or series of Parent’s capital shares and (ii) the approval of QB Holdings, as sole member of Safety, which approval has been obtained, is the only approval of the holders of any equity interests in Safety, in each case necessary to approve or adopt this Agreement, the Merger and the other transactions contemplated hereby.

     (q) Brokers; Schedule of Fees and Expenses. Except for Lehman Brothers, Deutsche Bank and JPMorganCazenove, the costs and expenses of which shall be paid by Parent or Safety, as the case may be, Safety and Parent have not engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
     (r) Intellectual Property.
     (i) Owned Intellectual Property. Schedule 4.2(r)(i) of the Safety Disclosure Letter lists as of the date hereof all Intellectual Property owned by Safety (the “Safety Owned Intellectual Property”) that is registered or subject to an application for registration and that is material to the Business of Safety. Safety is the exclusive owner of the Safety Owned Intellectual Property set forth in Schedule 4.2(r)(i) of the Safety Disclosure Letter and, to the Knowledge of Safety, of the Trade Secrets owned by Safety free and clear of any Liens other than Permitted Liens. To the Knowledge of Safety, the Safety Owned Intellectual Property is subsisting, valid and enforceable.
     (ii) Licenses and Other Agreements. Schedule 4.2(r)(ii) of the Safety Disclosure Letter lists as of the date hereof all material agreements to which Safety is a party or by which any of them is otherwise bound that relate to Intellectual Property that Safety reasonably anticipates will involve aggregate payments or consideration furnished by or to Safety of more than $1,000,000 in any year (the “Safety Licenses”), other than the Safety Contracts that are set forth on Schedule 4.2(u), including (A) material licenses of Intellectual Property to Safety by any other Person, (B) material licenses of Intellectual Property to any other Person by Safety, (C) material agreements otherwise granting or restricting the right to use Intellectual Property and (D) material agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business of Safety. The representations in Section 4.2(u) shall apply to the Safety Licenses, provided, however, that the representations in Section 4.2(u) shall not be interpreted to require disclosure of a Safety Contract or Safety License solely for the reason of Safety being prohibited from soliciting employees or personnel of a party to a Safety Contract or Safety License to the extent that such party’s employees or personnel are providing services to Safety in the normal course of the business of Safety if disclosure of such Safety Contract or Safety License would not otherwise be called for.
     (iii) No Infringement. To the Knowledge of Safety, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, the conduct of the Businesses conducted by Safety does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, and Safety has not received any written notice alleging the foregoing, or challenging the ownership or validity of any Safety Owned Intellectual Property (including any cancellation, opposition, or other action before an intellectual property registry). To the Knowledge of Safety, none of the Safety Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from Safety.
     (iv) Protection of Intellectual Property. Safety has taken commercially reasonable actions to ensure protection of the Safety Owned Intellectual Property under applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Safety has taken commercially reasonably actions to maintain the secrecy of all confidential Intellectual Property used in the Business of Safety. To the Knowledge of Safety, Safety is not using any material Safety Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Safety Owned Intellectual Property.
     (v) Assignment; Privacy. Each employee of Safety or other Person who has created any Intellectual Property to be owned by Safety has validly and irrevocably assigned all of his, her or its rights in such Intellectual Property to Safety. Safety is in compliance with all applicable contractual and legal requirements pertaining to information privacy and security, including, without limitation, any privacy policy concerning the collection and use of personally-identifiable information, except where such failure would not reasonably be expected to have a Material Adverse Effect on Safety.
     (s) Insurance. Safety maintains policies of insurance in such amounts and against such risks as are reasonably customary in the industries in which Safety operates (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to have a Material Adverse Effect on Safety, all such insurance policies are in full force and effect and will not terminate or lapse by reason of the consummation of the transactions contemplated hereby.
     (t) Labor Matters. Safety is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or organization. Since January 1, 2005, there has not occurred nor, to the Knowledge of Safety has there been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity or organizing campaign or activity with respect to any employees of Safety. There are no material labor disputes currently subject to any grievance, arbitration, litigation or other Claim and there is no representation, decertification or other labor-related petition or election pending or, to the Knowledge of Safety, threatened with respect to any employee of Safety. Safety is in compliance with all applicable Laws relating to the employment of the Safety Employees, including Laws relating to wages, employee and independent contractor classification, hours, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration, workers’ compensation, layoffs and the collection and payment of withholding Taxes and similar Taxes, except for such noncompliance, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on Safety. There are and at Closing, there will be no Persons on the payroll of or otherwise employed by Safety who principally perform duties or services for Parent or any Affiliate of Parent (other than Safety) or other Person.
     (u) Contracts. Except as listed in Schedule 4.2(u) of the Safety Disclosure Letter, as of the date hereof, Safety is neither a party to nor bound by any of the following which is currently in effect with ongoing obligations of Safety (each such contract or agreement referenced in subparts (i) through (xii) below, or Schedule 4.2(r)(ii), a “Safety Contract”):
     (i) any agreement relating to direct or indirect Indebtedness of Safety in excess of $1,000,000, other than ordinary course trade payables and accrued expenses;
     (ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to Safety;
     (iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any Business or material real property (whether by merger, sale of stock, sale of assets or otherwise);
     (iv) any agreement entered into with (A) any Person directly or indirectly owning, controlling or holding the power to vote, 5% or more of the outstanding voting securities of Safety, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by Safety or (C) any current director or executive officer of Safety or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or executive officer;
     (v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which Safety (or, after the Effective Time, the Surviving Company) may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete) or which would require the disposition of any material assets or line of business of Safety or, after the Effective Time, the Surviving Company;

     (vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (x) providing for the sale by Safety of such Person’s products or services or (y) providing for the sale by third parties of products of Safety, in each case involving annual payments in the 2007 fiscal year or reasonably expected during the 2008 fiscal year to or by Safety in excess of $1,000,000 in the aggregate;
     (vii) any material agreement with any U.S. federal or non-U.S. Governmental Entity;
     (viii) any agreement that, to the Knowledge of Safety, provides for continuing material indemnification obligations of Safety (other than indemnification obligations contained in (x) customer contracts or (y) contracts listed or referred to in Section 4.2(u) of the Safety Disclosure Letter);
     (ix) any “take-or-pay” agreements or agreements with “most-favored nations” pricing terms;
     (x) any contract, understanding or agreement (whether or not in writing) between Safety, on the one hand, and Parent and its Subsidiaries (other than Safety), on the other hand;
     (xi) any guarantees, indemnification obligations, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral relating to the Business of Parent and its Subsidiaries (other than the Business of Safety); or
     (xii) any agreement that would have been required to be filed as an exhibit to an annual report on Form 10-K as provided by Item 601 of Regulation S-K promulgated under the Exchange Act, if Safety was subject to the reporting requirement thereof;
Each Safety Contract is a valid and binding agreement of Safety and is in full force and effect, enforceable against Safety, and, to the Knowledge of Safety, the counterparty thereto in accordance with its terms, except to the extent that the failure to be valid and binding and in full force and effect and enforceable, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety. Neither Safety nor, to the Knowledge of Safety, any other party thereto is in default or breach under the terms of, or has provided any written notice of any intention to terminate, any such Safety Contract and, to the Knowledge of Safety, no event or circumstance has occurred, or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that, with or without notice or lapse of time or both, would constitute an event of default thereunder or would give rise to a right of termination, acceleration or material amendment thereof, except to the extent that such default, breach, termination, event or circumstance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Safety. True, correct and complete copies of (i) each Safety Contract (including all material modifications and amendments thereto) and (ii) all form contracts, agreements or instruments used in and material to Safety have been made available to Receiver.
     (v) Information Supplied. None of the information supplied or to be supplied by Parent or Safety specifically for inclusion in the Proxy Statement will, at the time of being so supplied contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and Parent and Safety will update such information in a timely manner to the extent that any previously supplied information may, with the passage of time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     (w) Affiliate Transactions. Since January 1, 2006, Safety has not engaged in any transaction that would have been required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act and Exchange Act if Safety were subject to the reporting requirements thereof during such period.
     (x) Assets and Properties. After giving effect to the actions contemplated by Section 6.9(a), Section 6.9(b) and Section 6.9(e) and the execution and delivery of the Trademark Agreement and the Software Agreement, the assets and properties (including Intellectual Property) owned, leased or licensed by Safety constitute all of the assets and properties (including Intellectual Property) used or held for use by Parent or any of Parent’s Subsidiaries or Affiliates in connection with Parent’s healthcare business division other than (a) assets that, individually or in the aggregate, are not material to such Business and (b) assets identified in Section 4.2(x) of the Safety Disclosure Letter.
     (y) Lack of Ownership of Receiver Common Stock. Neither Parent nor any of its Subsidiaries or Affiliates beneficially owns or, since January 1, 2005 has beneficially owned, directly or indirectly, any shares of Receiver Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Receiver Common Stock (other than, for the avoidance of doubt, any shares of Receiver Common Stock that may be held in any mutual fund offered by a Parent- or Safety-sponsored pension plan). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries or Affiliates is a party with respect to the voting of the capital stock or other equity interest of Receiver or any of Receiver’s Subsidiaries.
     (z) Absence of Arrangements with the Surviving Company. Other than the Relationship Agreement, the Trademark Agreement, the Transition Services Agreement and the Software Agreement, as of the Effective Time, there will be no contracts, undertakings, commitments, agreements, obligations or understandings between Parent and its Affiliates, on the one hand, and Receiver or any of its Subsidiaries or their respective Boards of Directors, on the other hand.
     (aa) Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Lehman Brothers to the effect that, as of the date of such opinion, the value to be received by Parent in connection with this Merger and the transactions contemplated hereby are fair, from a financial point of view, to Parent, a signed copy of which opinion will be delivered to Receiver solely for informational purposes after receipt thereof by Parent.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 5.1 Conduct of Business by Receiver. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Schedule 5.1 of the Receiver Disclosure Letter or as otherwise expressly provided for in this Agreement, Receiver shall, and shall cause each of the Receiver Subsidiaries to, conduct its Business in a commercially reasonable manner consistent with industry practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as set forth in Schedule 5.1 of the Receiver Disclosure Letter or as otherwise expressly permitted or required by this Agreement or as required by applicable Law or by a Governmental Entity of competent jurisdiction, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Receiver shall not, and shall not permit any Subsidiary of Receiver to:
          (a) adopt or propose any change in the Constituent Documents of Receiver or any of its Subsidiaries;
          (b) (i)  other than the Extraordinary Dividend, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock except for the declaration and payment of cash dividends or distributions by any direct or indirect wholly-owned Subsidiary of Receiver, (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock except for any transaction by a direct or indirect wholly-owned Subsidiary of Receiver which remains a direct or indirect wholly-owned Subsidiary of

Receiver after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of Receiver or any Subsidiary of Receiver, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than pursuant to the Receiver Stock Plans and award agreements thereunder or other than for such actions that are only in respect of shares of any direct or indirect wholly-owned Subsidiary of Receiver;
          (c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) issuances of Receiver Common Stock pursuant to the exercise of options outstanding on the date hereof, issuances of Receiver Common Stock in settlement of restricted stock units outstanding on the date hereof, issuances required by employee stock purchase plans and other equity-based securities outstanding on the date hereof, (ii) issuances by a wholly-owned Subsidiary of Receiver of capital stock to such Subsidiary of Receiver’s parent or another wholly-owned Subsidiary of Receiver, (iii) issuances pursuant to the Convertible Debentures and (iv) in accordance with Schedule 5.1 of the Receiver Disclosure Schedule;
          (d) merge or consolidate with any Person (other than Receiver or a wholly-owned Subsidiary of Receiver) or acquire a material amount of the assets or equity of any other Person (other than Receiver or a wholly-owned Subsidiary of Receiver), other than (i) acquisitions disclosed on the Schedule 5.1 of the Receiver Disclosure Letter and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $10,000,000 for any individual acquisition, or $20,000,000 in the aggregate;
          (e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights (including capital stock of a Subsidiary of Receiver) except (i) pursuant to existing written contracts or commitments, (ii) in an amount not in excess of $10,000,000 in the aggregate, or (iii) pursuant to non-exclusive licensing agreements in the ordinary course of business consistent with past practice;
          (f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by Receiver or any Subsidiary of Receiver to or in Receiver or any Subsidiary of Receiver or (y) pursuant to any contract or other legal obligation existing at the date of this Agreement or (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except Indebtedness not to exceed $10,000,000 in the aggregate and obtained on customary commercial terms for a valid business purpose, Indebtedness in replacement of existing Indebtedness on customary commercial terms, and guarantees by Receiver of Indebtedness of wholly-owned

Subsidiaries of Receiver or guarantees by the Receiver Subsidiaries of Indebtedness of Receiver;
          (g) subject to Section 6.10(e), amend or otherwise modify benefits under any Receiver Employee Plan in any material respect, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Receiver Employee Plan as currently in effect on the date hereof in any material respect, fail to make any required contribution to any Receiver Employee Plan in any material respect, merge or transfer any Receiver Employee Plan or the material assets or liabilities of any Receiver Employee Plan, change the sponsor of any Receiver Employee Plan, or terminate or establish any material Receiver Employee Plan, except in each case as reasonably appropriate to reflect changes in applicable Law or GAAP;
          (h) grant any increase in the compensation or benefits of directors, officers, employees or consultants of Receiver or any Subsidiary of Receiver other than (i) increases in the compensation of employees (other than executive officers or directors of Receiver) or consultants in the ordinary course of business consistent with past practice, (ii) benefits increases that are not material and that apply to all similarly situated employees or (iii) as required by any Receiver Employee Plan or by Law;
          (i) subject to Section 6.10(e), enter into or amend or modify in any material respect any severance, consulting, retention, collective bargaining agreement or employment agreement, plan, program or arrangement, except, in each case, (i) in the ordinary course of business consistent with past practice (except for officers with a yearly base salary in excess of $175,000 or directors of Receiver), (ii) as required by the terms of such agreement, plan, program or arrangement, or (iii) to comply with applicable Law;
          (j) hire or terminate the employment or contractual relationship of any officer, employee or consultant of Receiver or any Subsidiary of Receiver, as the case may be, other than hirings or terminations in the ordinary course consistent with past practice;
          (k) settle or compromise any Claim or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Claim other than (i) such settlements and compromises that (A) relate to Taxes (which are the subject of Section 5.1(l)), (B) are in the ordinary course consistent with past practice or (C) do not require payments by Receiver in excess of $1,000,000, net of any insurance proceeds or coverage, and (ii) such consent decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to Receiver and the Receiver Subsidiaries, taken as a whole;
          (l) (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Receiver Employee Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, (v) amend any material Tax Return or (vi) except as required by Law, change in any material respect any of its methods of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax returns for the taxable year ending December 31, 2006;
          (m) other than in the ordinary course of business consistent with past practice, (i) adversely modify or amend in any material respect or terminate any Receiver Contract or (ii) enter into any successor agreement to an expiring Receiver Contract that changes the terms of the expiring Receiver Contract in a way that is materially adverse to Receiver or any Receiver Subsidiary;
          (n) enter into or renew or extend any material agreements or arrangements that limit or otherwise restrict Receiver or any Receiver Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or Receiver or any of their respective Subsidiaries or, in each case, any successors thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to be materially adverse to Parent or Receiver, taken as a whole with their respective Subsidiaries, after giving effect to the Merger;
          (o) make or agree to make any capital expenditure or expenditures (which for the avoidance of doubt does not include capitalized software), or enter into any agreements or arrangements providing for payments for capital expenditures, other than capital expenditures set forth in the budget previously provided to Parent or in Schedule 5.1(o) of the Receiver Disclosure Letter or otherwise in an aggregate amount not to exceed $1,000,000 or increase the research and development budget by an amount greater than $10,000,000;
          (p) change any method of accounting or accounting principles or practices by Receiver or any Subsidiary of Receiver in any material respect, except for any such change required by a change in GAAP, Law or by a Governmental Entity;
          (q) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by covering Receiver or the Receiver Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
          (r) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Receiver or any Receiver Subsidiary; or

          (s) agree or commit to do any of the foregoing.
     Section 5.2 Conduct of Business by Safety. From the date of this Agreement until the Effective Time, unless Receiver shall otherwise consent in writing or except as set forth in Section 5.2 of the Safety Disclosure Letter or as otherwise expressly provided for in this Agreement, Safety shall (and Parent shall cause Safety to) conduct its Business in a commercially reasonable manner consistent with industry practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Safety Disclosure Letter or as otherwise expressly permitted or required by this Agreement or as required by applicable Law or by a Governmental Entity of competent jurisdiction, from the date hereof until the Effective Time, without the prior written consent of Receiver (which consent shall not be unreasonably withheld, conditioned or delayed), Safety shall not (and Parent shall cause Safety to not):
          (a) adopt or propose any change in the Constituent Documents of Safety;
          (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its equity interests, (ii) split, combine or reclassify any of its equity interests or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, any of its equity interests or (iii) repurchase, redeem or otherwise acquire any of its equity interests, or any rights, warrants or options to acquire any such interests;
          (c) issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities (including any options, warrants or any similar security exercisable for or convertible into such equity interests or similar security);
          (d) merge or consolidate with any Person or acquire a material amount of the assets or equity of any other Person, other than (i) acquisitions disclosed in Section 5.2(d) of the Safety Disclosure Letter and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $10,000,000 for any individual acquisition, or $20,000,000 in the aggregate;
          (e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights except (i) pursuant to existing written contracts or commitments, (ii) in an amount not in excess of $10,000,000 in the aggregate or (iii) pursuant to non-exclusive licensing agreements in the ordinary course of business consistent with past practice;
          (f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than pursuant to any contract or other legal obligation existing at the date of this Agreement or (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except Indebtedness not to exceed $10,000,000 in the aggregate, and obtained on customary commercial terms for a valid business purpose. Indebtedness in replacement of existing Indebtedness on customary commercial terms;
          (g) amend or otherwise modify benefits under any Safety Employee Plan in any material respect, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Safety Employee Plan as currently in effect on the date hereof in any material respect, fail to make any required contribution to any Safety Employee Plan in any material respect, merge or transfer any Safety Employee Plan or the material assets or liabilities of any Safety Employee Plan, change the sponsor of any Safety Employee Plan, or terminate or establish any material Safety Employee Plan, except in each case as reasonably appropriate to reflect changes in applicable Law or IFRS, for any changes for which Parent will be solely liable, or as would relate to similarly situated employees of Parent and its Subsidiaries;
          (h) grant any increase in the compensation or benefits of directors, officers, managers, employees or consultants of Safety other than (i) increases in the compensation of employees (other than executive officers or directors of Safety) or for consultants in the ordinary course of business consistent with past practice, (ii) benefits increases that are not material and that apply to all similarly situated employees, (iii) as required by any Safety Employee Plan or by Law or (iv) except for any increases for which Parent will be solely liable;
          (i) enter into or amend or modify in any material respect any severance, consulting, retention, collective bargaining agreement or employment agreement, plan, program or arrangement of Safety, except, in each case, (i) in the ordinary course of business consistent with past practice (except for officers with a yearly base salary in excess of $175,000 or managers or directors of Safety), (ii) as required by the terms of such agreement, plan, program or arrangement, or (iii) to comply with applicable Law;
          (j) hire or terminate the employment or contractual relationship of any officer, employee or consultant of Safety, as the case may be, other than hirings or terminations in the ordinary course consistent with past practice;

          (k) settle or compromise any Claim or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Claim other than (i) such settlements and compromises that (A) relate to Taxes (which are the subject of Section 5.2(l)), (B) are in the ordinary course consistent with past practice or (C) do not require payments by Safety in excess of $1,000,000, net of any insurance proceeds or coverage, and (ii) such consent decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to Safety;
          (l) (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Safety Employee Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, (v) amend any material Tax Return or (vi) except as required by Law, change in any material respect any of its methods of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax returns for the taxable year ending May 31, 2007;
          (m) other than in the ordinary course of business consistent with past practice, (i) adversely modify or amend in any material respect or terminate any Safety Contract or (ii) enter into any successor agreement to an expiring Safety Contract that changes the terms of the expiring Safety Contract in a way that is materially adverse to Safety;
          (n) enter into or renew or extend any material agreements or arrangements that limit or otherwise restrict Safety or any of its respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or Receiver or any of their respective Subsidiaries or, in each case, any successors thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to be materially adverse to Parent or Receiver, taken as a whole with their respective Subsidiaries, after giving effect to the Merger;
          (o) make or agree to make any capital expenditure or expenditures (which for the avoidance of doubt does not include capitalized software), or enter into any agreements or arrangements providing for payments for capital expenditures, other than capital expenditures set forth in the budget previously provided to Receiver or in Schedule 5.2(o) of the Safety Disclosure Letter or increase the research and development budget by an amount greater than $10,000,000;

          (p) change any method of accounting or accounting principles or practices by Safety in any material respect, except for any such change required by a change in IFRS, Law or by a Governmental Entity;
          (q) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by Safety covering Safety or Safety’s properties which is not replaced by a comparable amount of insurance coverage;
          (r) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Safety; or
          (s) agree or commit to do any of the foregoing.
     Section 5.3 Advice of Changes. Subject to applicable Laws relating to the exchange of information, Receiver shall promptly advise Parent, and Parent or Safety shall promptly advise Receiver orally and in writing of any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such advising party.
     Section 5.4 Control of Operations.
          (a) Nothing contained in this Agreement will give Parent or Safety, directly or indirectly, the right to control or direct Receiver’s operations prior to the Effective Time. Prior to the Effective Time, Receiver will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Safety shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of outside counsel, violate applicable Law.
          (b) Nothing contained in this Agreement will give Receiver, directly or indirectly, the right to control or direct Safety’s operations prior to the Effective Time. Prior to the Effective Time, Safety will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Receiver shall be required with respect to any matter set forth in Section 5.2 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of outside counsel, violate applicable Law.
     Section 5.5 No Solicitation by Receiver; Recommendation.
          (a) Receiver shall not, nor shall it authorize or permit any of the Receiver Subsidiaries to, and Receiver shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal with respect to Receiver, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement relating to a Takeover Proposal with respect to Receiver or (iii) continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal or furnish to any Person that has made or, to the Knowledge of Receiver, has considered making or is reasonably likely to make a Takeover Proposal with respect to Receiver, any information or data with respect to, or otherwise take any other action to knowingly encourage any proposal that constitutes a Takeover Proposal with respect to Receiver. Notwithstanding the foregoing, prior to the receipt of Receiver Stockholder Approval, Receiver may, in response to a bona fide written Takeover Proposal with respect to Receiver that was not solicited after execution of this Agreement and did not otherwise result from a breach of this Section 5.5(a), and subject to compliance with Section 5.5(b):
     (x) furnish information with respect to Receiver and the Receiver Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive in the aggregate than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent Receiver from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.5(b), and provided, further that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and
     (y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;
provided, in each case, that the Board of Directors of Receiver determines in good faith after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove) that (i) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary duties under applicable Law and (ii) that such Takeover Proposal could reasonably be expected to lead to a Superior Proposal. Receiver shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal with respect to Receiver and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 5.5. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.5 by any Representative of Receiver or any of its Subsidiaries, other than a director of Receiver who shall have voted against or abstained from voting in favor of the resolution described in Section 4.1(d)(ii), shall be deemed to be a breach of this Section 5.5 by Receiver.
          (b) As promptly as practicable after the receipt by Receiver of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, Receiver shall provide oral and, as promptly as practicable thereafter, written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). Receiver shall keep Parent reasonably informed on a reasonably current basis of the status of any such Takeover Proposal, including any material changes to the terms and conditions thereof, and promptly provide Parent with copies of all written Takeover Proposals with respect to Receiver (and material modifications thereof) and related agreements, draft agreements and material modifications thereof.
          (c) Neither the Board of Directors of Receiver nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Receiver Recommendation with respect to Receiver or (ii) approve or cause or permit Receiver to enter into any letter of intent, memorandum of understanding, merger agreement or other similar agreement providing for a Takeover Proposal (an “Acquisition Agreement”) with respect to Receiver. Notwithstanding the foregoing, at any time prior to the Receiver Stockholder Approval, the Board of Directors of Receiver may, in response to a Superior Proposal with respect to Receiver, effect a Change in the Receiver Recommendation or, if, prior to or on the later of forty-five (45) days after the date hereof and the Safety Financial Statement Delivery Date, a Takeover Proposal is determined to be a Superior Proposal, cause Receiver to terminate this Agreement, and if it so chooses, to enter into an Acquisition Agreement concerning such Superior Proposal with respect to Receiver; provided that the Board of Directors of Receiver determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and provided, further, that the Board of Directors of Receiver may not effect such a Change in the Receiver Recommendation, termination of this Agreement or entering into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal with respect to Receiver unless (x) the Board of Directors of Receiver shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Receiver Recommendation in response to a Superior Proposal with respect to Receiver, which notice shall attach the most current version of any written agreement or other document relating to the transaction that constitutes such Superior Proposal and (y) Parent does not make, within three Business Days after the receipt of such notice (or, in the event of a Takeover Proposal with respect to Receiver that has been materially revised or modified, within two Business Days of such modification, if later), a proposal that the Board of Directors of Receiver determines in good faith, after consultation with a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), is at least as favorable to the stockholders of Receiver as such Superior Proposal. During the three Business Day period prior to its effecting a Change in the Receiver Recommendation, Receiver and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Receiver Recommendation Parent shall have the option, exercisable within five Business Days after such Change in the Receiver Recommendation, to cause the Board of Directors of Receiver to submit this Agreement to the shareholders of Receiver for the purpose of approving the Share Issuance; provided, however, that such option shall not be available if immediately prior to exercise thereof Receiver was entitled to terminate this Agreement pursuant to this Section 5.5(c). If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(iii) and shall not be entitled to the Receiver Termination Fee under Section 8.3(a)(iv). If Parent fails to exercise such option, Receiver may terminate this Agreement, and if it so chooses, enter into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal with respect to Receiver.
          (d) In addition, and notwithstanding the foregoing, at any time prior to the Receiver Stockholders Meeting, the Receiver Board of Directors may, in connection with an Intervening Event, make a Change in the Receiver Recommendation; provided, however, that the Receiver Board of Directors shall not be entitled to exercise its right to make a Change in the Receiver Recommendation pursuant to this sentence unless Receiver (i) has provided Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) keeps Parent reasonably informed of developments with respect to such Intervening Event and (iii) has provided to Parent at least three Business Days’ prior written notice advising Parent that the Receiver Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail and Parent does not make, within three Business Days after the receipt of such notice, a proposal that results in there no longer being an Intervening Event. During the three Business Day period prior to its effecting a Change in the Receiver Recommendation, Receiver and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Receiver Recommendation, Parent shall have the option, exercisable within five Business Days after such Change in the Receiver Recommendation, to cause the Board of Directors of Receiver to submit this Agreement to the shareholders of Receiver for the purpose of approving the Share Issuance. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(iii) and shall not be entitled to the Receiver Termination Fee under Section 8.3(a)(iv). If Parent fails to exercise such option, Receiver may terminate this Agreement.
          (e) Nothing contained in this Section 5.5 shall prohibit Receiver from (i) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any other disclosure to the stockholders of Receiver if, in the case of clause (ii), the Board of Directors of Receiver determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of Receiver under applicable Law, provided, however that neither the Board of Directors of Receiver nor any committee thereof shall, except as expressly permitted by Section 5.5(c) and Section 5.5(d), effect a Change in the Receiver Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal with respect to Receiver.
     (f) All information which may be provided by Receiver to Parent under this Section 5.5 shall be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement and Parent shall by bound by the terms of the Confidentiality Agreement with respect thereto.
     Section 5.6 No Solicitation by Parent or Safety; Recommendation.
          (a) Neither Parent nor Safety shall, and each shall use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal with respect to Safety, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement relating to a Takeover Proposal with respect to Safety or (iii) continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal or furnish to any Person that has made or, to the Knowledge of Parent, is considering making or is reasonably likely to make a Takeover Proposal with respect to Safety, any information or data with respect to, or otherwise cooperate with or take any other action to knowingly encourage any proposal that constitutes a Takeover Proposal with respect to Safety. Notwithstanding the foregoing, prior to the receipt of Parent Shareholder Approval, Parent and Safety may, in response to a bona fide written Takeover Proposal with respect to Safety that was not solicited after execution of this Agreement and did not otherwise result from a breach of this Section 5.6(a), and subject to compliance with Section 5.6(b):
     (x) furnish information with respect to Safety to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive in the aggregate than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent Safety from complying with its obligation to provide the required disclosure to Receiver pursuant to Section 5.6(b), and provided further that all such information provided to such Person has previously been provided to Receiver or is provided to Receiver prior to or substantially concurrently with the time it is provided to such Person; and
     (y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;
provided, in each case, that the Board of Directors of Parent or Safety determines in good faith after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove) that (i) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary and/or statutory duties under applicable Law and (ii) such Takeover Proposal could reasonably be expected to lead to a Superior Proposal with respect to Safety. Safety shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal with respect to Safety and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 5.6. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.6 by any Representative of Safety, shall be deemed to be a breach of this Section 5.6 by Safety.
          (b) As promptly as practicable after the receipt by Safety of any Takeover Proposal with respect to Safety or any inquiry with respect to, or that could reasonably be expected to lead to, any such Takeover Proposal, and in any case within 24 hours after the receipt thereof, Safety shall provide oral and, as promptly as practicable thereafter, written notice to Receiver of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). Safety shall keep Receiver reasonably informed on a reasonably current basis of the status of any such Takeover Proposal, including any material changes to the terms and conditions thereof, and promptly provide Receiver with copies of written all Takeover Proposals with respect to Safety (and material modifications thereof) and related agreements, draft agreements and material modifications thereof.
          (c) Neither the Board of Directors of Parent nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Parent Recommendation with respect to Safety or (ii) approve or cause or permit Safety to enter into any Acquisition Agreement with respect to Safety. Notwithstanding the foregoing, at any time prior to Parent Shareholder Approval, the Board of Directors of Parent may, in response to a Superior Proposal with respect to Safety, effect a Change in the Parent Recommendation or, if, prior to or on the later of forty-five (45) days after the date hereof and the Receiver Financial Statement Delivery Date, a Takeover Proposal is determined to be a Superior Proposal, cause Parent to terminate this Agreement, and if it so chooses, to enter into an Acquisition Agreement concerning such Superior Proposal with respect to Safety; provided that the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), that the failure to do so would be inconsistent with its fiduciary duties and/or statutory duties under applicable Law, and provided, further, that the Board of Directors of Parent may not effect such a Change in the Parent Recommendation unless (x) the Board of Directors of Parent shall have first provided prior written notice to Receiver that it is prepared to effect a Change in the Parent Recommendation in response to a Superior Proposal with respect to Safety, which notice shall attach the most current version of any written agreement or other document relating to the transaction that constitutes such Superior Proposal and (y) Receiver does not make, within three Business Days after the receipt of such notice (or, in the event of a Takeover Proposal with respect to Safety that has been materially revised or modified, within two Business Days after the receipt of such notice of such modification, if later), a proposal that the Board of Directors of Parent determines in good faith, after consultation with a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), is at least as favorable to the shareholders of Parent as such Superior Proposal. During the three Business Day period prior to its effecting a Change in the Parent Recommendation, Parent and Safety and their respective Representatives shall negotiate in good faith with Receiver and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Receiver. Notwithstanding any Change in the Parent Recommendation Receiver shall have the option, exercisable within five Business Days after such Change in the Parent Recommendation, to cause the Board of Directors of Parent to submit this Agreement to the shareholders of Parent for the purpose of approving this Agreement and the Merger; provided, however, that such option shall not be available if immediately prior to exercise thereof Parent was entitled to terminate this Agreement pursuant to this Section 5.6(c). If Receiver exercises such option, Receiver shall not be entitled to terminate this Agreement pursuant to Section 8.1(d)(iii) and shall not be entitled to the Safety Termination Fee under Section 8.3(c)(iv). If Receiver fails to exercise such option, Parent may terminate this Agreement and if it so chooses, enter into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal with respect to Safety.
     (d) In addition, and notwithstanding the foregoing, at any time prior to the Parent Shareholders Meeting, the Parent Board of Directors may, in connection with an Intervening Event, make a Change in the Parent Recommendation; provided, however, that the Parent Board of Directors shall not be entitled to exercise its right to make a Change in the Parent Recommendation pursuant to this sentence unless Parent (i) has provided Receiver with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) keeps Receiver reasonably informed of developments with respect to such Intervening Event and (iii) has provided to Receiver at least three Business Days’ prior written notice advising Receiver that the Parent Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail and Receiver does not make, within three Business Days after the receipt of such notice a proposal that results in there no longer being an Intervening Event. During the three Business Day period prior to its effecting a Change in the Parent Recommendation, Parent and Safety and their respective Representatives shall negotiate in good faith with Receiver and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Receiver. Notwithstanding any Change in the Parent Recommendation, Receiver shall have the option, exercisable within five Business Days after such Change in the Parent Recommendation, to cause the Board of Directors of Parent to submit this Agreement to the shareholders of Parent for the purpose of approving this Agreement and the Merger. If Receiver exercises such option, Receiver shall not be entitled to terminate this Agreement pursuant to Section 8.1(d)(iii) and shall not be entitled to the Safety Termination Fee under Section 8.3(c)(iv). If Receiver fails to exercise such option, Parent may terminate this Agreement.
     (e) Nothing contained in this Section 5.6 shall prohibit Parent from complying with applicable disclosure rules under applicable Law in respect of any Takeover Proposal with respect to Safety or making any disclosure to the shareholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties and/or statutory duties to the shareholders of Parent under applicable Law or a breach of any applicable rule or regulation of any regulatory body to which it is subject, provided, however that neither the Board of Directors of Parent nor any committee thereof shall, except as expressly permitted by Section 5.6(c) or (d), effect a Change in the Parent Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal with respect to Safety.
     (f) All information which may be provided by Parent to Receiver under this Section 5.6 shall be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement and Receiver shall by bound by the terms of the Confidentiality Agreement with respect thereto.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Preparation of the Proxy Statement; Receiver Stockholders Meeting.

     (a) Receiver shall use its commercially reasonable efforts to prepare and file with the SEC the proxy statement relating to the Receiver Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form as promptly as reasonably practicable following the Safety Financial Statement Delivery Date. Receiver shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto, to prepare and file with the SEC the definitive Proxy Statement (which, subject to Section 6.1(b), shall contain the Receiver Recommendation) as promptly as practicable thereafter and to cause the definitive Proxy Statement to be mailed to Receiver’s stockholders as promptly as reasonably practicable after the filing of the definitive Proxy Statement. Receiver shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between Receiver and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall use its commercially reasonable efforts to cooperate with Receiver and to promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing, including all information in order for Receiver to prepare all necessary pro-forma financial information. If at any time prior to the Receiver Stockholders Meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to the Proxy Statement, Receiver shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Receiver (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent. Parent shall perform its review and provide its comments to Receiver as promptly as reasonably practicable.
     (b) Receiver shall, as promptly as reasonably practicable following the Safety Financial Statement Delivery Date pursuant to Section 6.14 of this Agreement, establish a record date (which will be as promptly as reasonably practicable following such receipt) (in accordance with applicable Law and Receiver’s Constituent Documents) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Receiver Stockholders Meeting”) for the purpose of obtaining the Receiver Stockholder Approval and the Additional Receiver Stockholder Approval and, provided that there has been no change in the Receiver Recommendation, soliciting stockholder approval of the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments. Subject to the following sentence, the Board of Directors of Receiver shall recommend approval of the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments and the other transactions contemplated thereby by the stockholders of Receiver (the “Receiver Recommendation”). Neither the Board of Directors of Receiver nor any committee thereof shall withdraw, modify or qualify in any manner adverse to Parent (or publicly propose or resolve to withdraw, modify or qualify in any manner adverse to Parent) the Receiver Recommendation or adopt a third party Takeover Proposal with respect to Receiver (or publicly propose to approve, recommend or adopt a third party Takeover Proposal with respect to Receiver) or fail to make the Receiver Recommendation in the Proxy Statement (collectively, a “Change in the Receiver Recommendation”); provided that the Board of Directors of Receiver may make a Change in the Receiver Recommendation pursuant to and in accordance with Section 5.5. Without limiting the generality of the foregoing, Receiver agrees that its obligations pursuant to this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Receiver or any other Person of any Takeover Proposal or by any action taken pursuant to Section 5.5 (including any Change in the Receiver Recommendation) other than termination of this Agreement, and, subject to the following sentence and Section 5.5, Receiver shall remain obligated to call, give notice of, convene and hold the Receiver Stockholders Meeting. Notwithstanding anything to the contrary and for avoidance of doubt, at any time prior to the Receiver Stockholder Approval, Receiver may adjourn or postpone the Receiver Stockholders Meeting following a Change in the Receiver Recommendation, or upon notification to Parent of the occurrence of an Intervening Event or in response to a Takeover Proposal which the Board of Directors of Receiver (or any committee thereof) determines in good faith after consultation with its outside counsel has a reasonable likelihood of leading to a Superior Proposal, and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law or, in any event, if this Agreement is terminated before the Receiver Stockholders Meeting is held. Receiver shall not submit to the vote of its stockholders any Takeover Proposal, or propose to do so, until after the termination of this Agreement.
     Section 6.2 Parent Shareholders Meeting. As promptly as reasonably practicable following the date of this Agreement, the Board of Directors of Parent or a duly appointed committee thereof will duly adopt resolutions at meetings duly called and held at which directors of Parent constituting a quorum are present (i) directing that the Merger be submitted for approval to a vote at a general meeting of Parent’s shareholders, (ii) approving the form of the circular to be posted to the shareholders of Parent in connection with the Parent Shareholders Meeting (as defined below), which shall include a notice of general meeting setting out the shareholder resolution(s) approving the entry into by Parent and Safety of the Merger Agreement, the Merger and the other matters contemplated by the Merger Agreement to be proposed to the shareholders of Parent at the Parent Shareholders Meeting and the Parent Recommendation and shall be in compliance with LR13.3.1 of the Listing Rules of the Financial Services Authority (the “Circular”) and (iii) approving the posting of the Circular to the shareholders of Parent. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, modify or qualify in any manner adverse to Receiver (or publicly propose to withdraw, modify or qualify in any manner adverse to Receiver) the Parent Recommendation or approve, recommend or adopt a third party Takeover Proposal with respect to Safety (or publicly propose to approve, recommend or adopt a third party Takeover Proposal with respect to Safety) or fail to make the Parent Recommendation (collectively, a “Change in the Parent Recommendation”); provided that the Board of Directors of Parent may make a Change in the Parent Recommendation pursuant to and in accordance with Section 5.6. Parent shall, as promptly as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a general meeting of its shareholders or any adjournment or postponement thereof (the “Parent Shareholders Meeting”) for the purpose of obtaining the Parent Shareholder Approval. Receiver shall use its commercially reasonable efforts to cooperate with Parent and to promptly provide any information or responses to comments or other assistance reasonably requested by Parent in connection with the foregoing. Parent shall prepare and post the Circular to the shareholders of Parent as promptly as reasonably practicable following the date of this Agreement. Prior to mailing the Circular (or any amendment or supplement thereto) to Parent Shareholders, Parent (i) shall provide Receiver a reasonable opportunity to review such document and (ii) shall give reasonable consideration to all comments proposed by Receiver. If at any time prior to the Parent Shareholder Meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to the Circular, Parent shall promptly prepare and mail to its shareholders such an amendment or supplement or issue a press release or take other corrective action, in each case to the extent required by applicable Law. Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Takeover Proposal with respect to Safety or by any action taken pursuant to Section 5.6 (including any Change in the Parent Recommendation) other than termination of this Agreement and, subject to the following sentence, Parent shall remain obligated to call, give notice of, convene and hold the Parent Shareholders Meeting. Notwithstanding anything to the contrary and for avoidance of doubt, at any time prior to the Parent Shareholder Approval, Parent may adjourn or postpone the Parent Shareholders Meeting following a Change in the Parent Recommendation, or upon notification to Receiver of the occurrence of an Intervening Event or in response to a Takeover Proposal which the Board of Directors of Parent (or any committee thereof) determines in good faith after consultation with its outside counsel has a reasonable likelihood of leading to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary and/or statutory duties under applicable Law or, in any event, if this Agreement is terminated before the Parent Shareholders Meeting is held. Parent shall not submit to the vote of its shareholders any Takeover Proposal with respect to Safety, or propose to do so, until after the termination of this Agreement.

     Section 6.3 Access to Information; Confidentiality.
     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Receiver shall, and shall cause each of its Subsidiaries to, afford to Parent, its Subsidiaries and Affiliates and to their respective Representatives, reasonable access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement in a manner that does not unreasonably disrupt or interfere with the Business of Receiver, to all their respective properties, assets, books, contracts, commitments, personnel and records, and, during such period, Receiver shall, and shall cause each of its Subsidiaries to, make available to Parent (i) access to each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any Regulatory Law and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, provided that Receiver shall not be required to provide access to or disclose information where such access or disclosure would in the reasonable good faith judgment of Receiver (w) result in invasive testing of any of Receiver’s or its Subsidiaries’ real property, (x) jeopardize attorney-client privilege, (y) cause competitive harm to Receiver or its Affiliates if the transactions contemplated by this Agreement are not consummated or (z) contravene any Law or any agreement with any third party. All requests for such access shall be made exclusively to the Representatives of Receiver as Receiver shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of Receiver, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of Receiver as Receiver may designate. Any information that is obtained pursuant to this Section 6.3(a) or any other provision of this Agreement shall be subject to the applicable provisions of the Confidentiality Agreement.
     (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Safety shall afford to Receiver, its Subsidiaries and Affiliates and to their respective Representatives, reasonable access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement in a manner that does not unreasonably disrupt or interfere with the Business of Safety to all of its properties, assets, books, contracts, commitments, personnel and records, and, during such period, Safety shall make available to Receiver (i) access to each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any Regulatory Law and (ii) all other information concerning its business, properties and personnel as Receiver may reasonably request, provided that Safety shall not be required to provide access to or disclose information where such access or disclosure would in the reasonable good faith judgment of Safety, (w) result in invasive testing of any of Safety’s real property (x) jeopardize attorney-client privilege, (y) cause competitive harm to Parent or Safety or their Affiliates if the transactions contemplated by this Agreement are not consummated or (z) contravene any Law or agreement with any third party. All requests for such access shall be made exclusively to the representatives of Safety as Safety shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Receiver nor any of Receiver’s Representatives shall contact any of the employees, customers or suppliers of Safety, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of Safety as Safety may designate. Any information that is obtained pursuant to this Section 6.3(b) or any other provision of this Agreement shall be subject to the applicable provisions of the Confidentiality Agreement.
     Section 6.4 Transition Planning. Subject to applicable Laws relating to the exchange of information, each of the parties agrees to use its commercially reasonable effort to, and shall cause each of its respective Subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the Business of Receiver and its Subsidiaries during the period from and after the Effective Time.
     Section 6.5 Efforts; Notification.
     (a) Subject to the terms and conditions set forth in this Agreement (including provisions relating to the fiduciary and/or statutory duties of the directors of the parties), each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable Laws, to consummate and make effective the Merger and the other transactions contemplated hereby, including using its commercially reasonable efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approvals or waivers from any Governmental Entity, (iii) the obtaining of all material consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, Receiver, Parent and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

     (b) In furtherance and not in limitation of the foregoing, each party agrees (i) to make required filings with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and in any applicable foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust and competition laws of any such foreign jurisdiction, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the antitrust and competition laws of any such foreign jurisdiction, and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the antitrust and competition laws of any such foreign jurisdiction and (ii) to cooperate with the other parties to this Agreement in making such filings and other filings and disclosures in respect of the Merger and the other transactions contemplated by this Agreement as may be necessary or advisable.
     (c) Notwithstanding the foregoing, if any objections are asserted with respect to the Merger or any other transaction contemplated hereby under any Regulatory Law, or if any suit is threatened to be instituted, by any Governmental Entity challenging the Merger or any other transaction contemplated hereby or brought otherwise by any Governmental Entity under any Regulatory Law that would prohibit or materially impair or materially delay the consummation of the Merger or any other transaction contemplated hereby, each of Parent, Safety and Receiver agrees to take actions that may be commercially reasonably necessary to resolve any objections as may be asserted by any Governmental Entity under such Regulatory Law with respect to the Merger.
     (d) Upon the Knowledge of Receiver, Receiver shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     (e) Upon the Knowledge of Parent or Safety, Parent shall give prompt notice to Receiver of any representation or warranty made by it or Safety contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     (f) Each of Receiver, Safety and Parent shall, in connection with the efforts referenced in Section 6.5(a) to obtain the approvals and authorizations (the “Requisite Approvals”) for the transactions contemplated by this Agreement under the HSR Act and any other Regulatory Law, use its commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and to promptly inform the other party of any communication received by such party from, or given by, such party. In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and, unless the disclosure is of commercially sensitive, confidential or proprietary information of Parent or Receiver, or its respective Affiliates and subject to any Regulatory Law, provide the other party with a copy of any such written communication (or summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity (other than telephone calls initiated by the Governmental Entity without advance notice) in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate. Each of Parent and Receiver will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to any applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the Requisite Approvals. In exercising the foregoing right, each of Parent and Receiver will act reasonably and promptly. Each of Parent and Receiver agrees that it will consult with the other party with respect to obtaining all Requisite Approvals and each will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended and the rules and regulations thereunder, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in any particular industry or otherwise through merger or acquisition.
     Section 6.6 Transition Services Agreement. Parent and Receiver shall use commercially reasonable efforts to negotiate and enter into a mutually acceptable transition services agreement (the “Transition Services Agreement”) at or prior to the Closing, which shall cover the services set forth on Exhibit E and be on terms no less favorable to Receiver than could be obtained from a third-Person.
     Section 6.7 Indemnification, Exculpation and Insurance.
     (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of Receiver and its Subsidiaries and Safety in each case as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) and any indemnification agreements (x) of Receiver set forth in Schedule 6.7(a) of the Receiver Disclosure Letter or disclosed in the Receiver SEC Documents or (y) of Safety set forth in Section 6.7(a) of the Safety Disclosure Letter shall survive the Effective Time and shall continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.
     (b) For six years after the Effective Time, Receiver shall maintain in effect Receiver’s current directors’ and officers’ liability insurance covering each Person currently covered by Receiver’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Receiver may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 6.7(b); provided, however, that in no event shall Receiver be required to pay aggregate annual premiums for insurance under this Section 6.7(b) in excess of $870,000 (the “Receiver Maximum Premium”), which Receiver represents and warrants is equal to 300% of the annual premiums paid as of the date hereof by Receiver for such insurance; provided that, if such premium exceeds the Receiver Maximum Premium, Receiver shall nevertheless be obligated to provide the most advantageous coverage as may be obtained for such Receiver Maximum Premium.
     (c) Receiver shall obtain and maintain for six years after the Effective Time directors’ and officers’ liability insurance covering each Person currently a director or officer of Safety for acts or omissions of such Persons occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of the current policy for such Persons as in effect on the date of this Agreement; provided, that in no event shall Receiver be required to pay aggregate annual premiums for insurance under this Section 6.7(c) in excess of $870,000 (the “Safety Maximum Premium”); provided that, if such premium exceeds the Safety Maximum Premium, Receiver shall nevertheless be obligated to provide the most advantageous coverage as may be obtained for such Safety Maximum Premium. Notwithstanding the foregoing, Receiver may obtain a six-year “tail” policy, with coverage and terms as set forth in the immediately prior sentence in full satisfaction of its obligations under this Section 6.7(c).
     (d) If Receiver or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Receiver shall assume the obligations of

Receiver set forth in this Section 6.7. The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under the Receiver or Safety Constituent Documents, any applicable Law, agreement or otherwise.
     (e) Receiver shall pay all reasonable expenses, including reasonable attorney’s fees, incurred by any indemnified party in connection with successfully enforcing the indemnity and other obligations provided in this Section 6.7.
     (f) The provisions of this Section 6.7 shall survive the consummation of the Merger and (if the Effective Time occurs) are expressly intended to benefit each of the indemnified parties, their heirs and Representatives.
     Section 6.8 Fees and Expenses. Except as set forth in Section 8.3, all fees and expenses incurred by Receiver in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by Receiver, whether or not the Merger is consummated. Except as set forth in Section 8.3, all fees and expenses incurred by Parent or Safety in connection with this Agreement, the Merger and other transactions contemplated hereby shall be paid by Parent, whether or not the Merger is consummated; provided, however, that, upon consummation of the Merger and the other transactions contemplated hereby, the Surviving Company shall, as directed by Safety prior to the Effective Time, pay up to $5,000,000 of the fees and expenses of Parent and Safety (except fees and expenses incurred by Parent in connection with any financing of the transactions contemplated hereby, all of which shall be paid by Parent) incurred in connection with the Merger.
     Section 6.9 Termination of Intercompany Accounts; Intercompany Agreements; Further Assurances.
     (a) Prior to the Closing, Parent shall release, cancel, terminate or otherwise settle all intercompany accounts among Parent and its Subsidiaries (other than Safety and its Subsidiaries), on the one hand, and Safety, on the other hand. Parent shall take all necessary action to ensure that Safety and its Subsidiaries have no Indebtedness as of the Effective Time.
     (b) All rights and obligations of Parent and its Subsidiaries, on the one hand, and of Safety, on the other hand, under any agreements or other binding arrangements (other than the Relationship Agreement, the Trademark Agreement, the Software Agreement (if entered into) and the Transition Services Agreement (if entered into) (the “Intercompany Agreements”) shall terminate or otherwise be released as of the Effective Time. Following the Effective Time, the Surviving Company and its Subsidiaries shall have no obligation or liability to Parent or its Subsidiaries with respect to the Intercompany Agreements.

     (c) With respect to any obligations of Safety under any guarantees, indemnification obligations, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Safety relating to the Business of Parent and its Subsidiaries (other than the Business of Safety) (collectively, the “Safety Guarantees”), Parent shall use commercially reasonable efforts to cause Safety to be fully released effective as promptly as practicable after the Effective Time, in respect of all obligations of Safety under any such Safety Guarantees. If Parent is unable to effect such a substitution and release with respect to any Safety Guarantee, Parent shall indemnify Receiver and its Subsidiaries against any and all losses and expenses arising from such Safety Guarantee.
     (d) With respect to any obligations of Parent under any guarantees, indemnification obligations, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Parent relating solely to the Business of Safety and set forth in Section 6.9(d) of the Safety Disclosure Letter (collectively, the “Parent Guarantees”), Safety and Receiver shall use commercially reasonable efforts to cause Parent to be fully released effective as promptly as practicable after the Effective Time, in respect of all obligations of Parent under any such Parent Guarantees. If Safety is unable to effect such a substitution and release with respect to any Parent Guarantee, Receiver shall indemnify Parent and its Subsidiaries against any and all losses and expenses arising from such Parent Guarantee.
     (e) With respect to any liability or obligation under the contracts and agreements listed in Section 6.9(e) of the Safety Disclosure Letter, Parent shall indemnify, defend and hold harmless Receiver and its Subsidiaries (including the Surviving Company) against any and all losses (including punitive, special, consequential and opportunity cost damages of any kind and the loss of anticipated or future business or profits) and expenses relating to, in connection with or arising under such contracts and agreements and agrees to pay and discharge any losses and expenses thereunder and, to the extent Receiver or its Subsidiaries (including the Surviving Company) makes any payment thereunder, to reimburse Receiver for any such payments; provided, that such indemnification obligation claims shall be subject to the limitation set forth in Section 6.9(e) of the Safety Disclosure Letter.
     (f) On and after the Effective Time, at the request of Receiver, Parent shall use commercially reasonable efforts to transfer to the Surviving Company or its Subsidiaries any assets, properties or rights relating primarily to the Business of Safety that have not previously been so transferred.
     Section 6.10 Benefits Matters.
     (a) Until the 12-month anniversary of the Effective Time (the “Continuation Period”), Receiver shall provide, or cause to be provided to, Receiver Employees and Safety Employees (the “Affected Employees”) total compensation and employee benefits that are substantially comparable in the aggregate to those currently provided by Receiver or Safety (or their respective Subsidiaries), as applicable, to such employees pursuant to the Receiver Employee Plans or the Safety Employee Plans, as applicable, it being understood that the particular elements of compensation and benefits provided after the Effective Time may be different from the particular elements of compensation and benefits provided before the Effective Time.
     (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans, programs or arrangements of Receiver or the Surviving Company or their respective Subsidiaries that provide benefits to the Affected Employees (the “New Plans”) and any employee benefit plan, program or arrangement of Parent in which any Affected Employee participates, each Affected Employee shall be credited with his or her years of service with, as applicable, Receiver or Safety (and their respective Subsidiaries and predecessors) before the Effective Time, to the same extent as such Receiver or Safety employee was entitled, before the Effective Time, to credit for service under any similar employee benefit plan of Receiver, the Surviving Company, Parent or any of their respective Subsidiaries, as applicable, in which such employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or retiree medical benefit plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Affected Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, except to the extent such employee would not have been eligible to participate under comparable plans of Receiver or Safety (or their respective Subsidiaries), as applicable, immediately prior to the Effective Time and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, Receiver or the Surviving Company shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent that such conditions would be waived under the comparable plans of Receiver and its Subsidiaries or Safety and its Subsidiaries, as applicable, in which such employee participated immediately prior to the Effective Time and Receiver or the Surviving Company shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Receiver Employee Plans or Safety Employee Plans, as applicable, in which such Affected Employee participated immediately before the consummation of the Merger to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan but only to the extent such expenses were incurred before the date such employees participation in the corresponding New Plan is effective. For the avoidance of doubt, to the extent any Affected Employee participates, or is eligible to participate in, the same employee benefit plan, program or arrangement before and after the Effective Time, this paragraph shall not affect such Affected Employee.
     (c) For purposes of determining the number of vacation days to which each Affected Employee shall be entitled, Receiver shall honor or shall cause to be honored all vacation days earned but not yet taken by such Affected Employee under the vacation program of Safety or Receiver, as applicable, covering such Affected Employee immediately prior to the Effective Time; provided, that nothing herein shall prohibit or restrict Receiver from implementing or applying a “use it or lose it” or similar vacation policy with respect to any and all Affected Employees after the Effective Time as long as all such Affected Employees are given a reasonable opportunity following the Effective Time in which to use any vacation that they have earned as of the Effective Time.
     (d) From and after the Closing Date, Receiver shall honor, pay, perform and satisfy or shall cause to be honored, paid, performed and satisfied any and all of Safety’s liabilities, obligations and responsibilities to, or in respect of, each Safety Employee arising under the terms of any Safety Employee Plan, in accordance with the terms of such Safety Employee Plan; provided, that with respect to any Safety Employee Plan that is not maintained by Safety, Receiver shall only honor or cause to be honored Safety’s liabilities, obligations and responsibilities to the extent such liabilities, obligations and responsibilities are administrative in nature and non-material (it being understood that all other liabilities, obligations and responsibilities related to such plans shall be addressed in the Transition Services Agreement). Nothing herein shall be deemed to be a guarantee of employment for any employee of Safety, Receiver or their respective Subsidiaries, or to restrict the right of the Receiver, Safety, or their respective Subsidiaries, to terminate or cause to be terminated any employee at any time for any or no reason with or without notice. Notwithstanding the foregoing provisions of this Section 6.10, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Receiver Employee Plan, Safety Employee Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement or (ii) shall limit the right of Receiver or any of its Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Receiver Employee Plan, Safety Employee Plan or any other employment benefit plan, program or arrangement following the Closing Date in accordance with its terms. Parent, Receiver and Safety acknowledge and agree that all provisions contained in this Section 6.10 with respect to Affected Employees are included for the sole benefit of Parent, Receiver and Safety, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof), of Safety, Receiver or their respective Affiliates or (ii) to continued employment with Parent, Receiver, or any of their respective Affiliates or continued participation in any employee benefit plan, program or arrangement.

     (e) Effective prior to the Record Date, Receiver shall take all actions reasonably necessary to allow for the exercise of outstanding stock options under the Receiver Stock Plans and the payment of withholding taxes through the withholding of shares of Receiver Common Stock in connection with stock options under such Plans. Receiver shall use commercially reasonable efforts to notify all holders of the opportunity for such exercise and to participate in the Extraordinary Dividend. To the extent an option is not exercised prior to the record date, Receiver shall take appropriate action to adjust such options to take into account the Extraordinary Dividend pursuant to the terms of the Receiver Stock Plans and in compliance with Section 409A of the Code and Treasury Regulation §1.409A-1(b)(5)(v). Receiver shall take all action necessary to accelerate and settle all restricted stock units outstanding prior to the date hereof under the Receiver Stock Plans effective as of the Record Date.
     (f) Effective as of the Closing Date, Parent shall cause one of its U.S. Subsidiaries other than Safety to establish a deferred compensation plan (the “Transferee Deferred Compensation Plan”). Effective as of the Closing Date, (i) the Transferee Deferred Compensation Plan shall assume and be solely responsible for all liabilities for or relating to participants who are not current or former employees of Safety or any of its Subsidiaries (“Non-Safety Participants”) under the Safety Executive Deferred Compensation Plan, (ii) Safety shall cause the accounts (including any unvested amounts) of the Non-Safety Participants under the Safety Executive Deferred Compensation Plan as of such date to be transferred to the Transferee Deferred Compensation Plan, and (iii) Parent shall cause such transferred accounts and assets to be accepted by such plan. Notwithstanding anything in the Safety Executive Deferred Compensation Plan to the contrary, (i) no distribution of account balances shall be made to any participant under the Safety Executive Deferred Compensation Plan or the Transferee Deferred Compensation Plan as a result of the Closing, and (ii) both the Surviving Company and Parent shall cause there to be a continuation of earnings on participants’ accounts under the Safety Executive Deferred Compensation Plan and the Transferee Deferred Compensation Plan, as applicable, substantially identical to Section 5.1 of the Safety Executive Deferred Compensation Plan, and shall provide all applicable representations and warranties, and there shall be a continuation of the distribution elections under each of the corresponding Plans in each case as required under Section VI of the Safety Executive Deferred Compensation Plan.
     Section 6.11 Tax Matters.
     (a) Federal and Consolidated Income Tax Liabilities. Parent shall be responsible for and shall pay or cause to be paid when due, and shall indemnify and hold harmless, on an after-tax basis, Receiver and its Subsidiaries (including, after the Effective Time, the Surviving Company) from and against (i) all Federal and Consolidated Income Tax Liabilities, (ii) all Taxes imposed on Safety as a result of the distribution by Safety of the assets described in item (1) of Schedule 5.2(e) of the Safety

Disclosure Letter, (iii) all Taxes imposed on Safety to the extent such Taxes would not have been imposed but for the transactions effected pursuant to Section 2.8(i) and (iv) all Taxes imposed on or in connection with the transactions effected pursuant to this Agreement to the extent such Taxes would not have been imposed but for the transactions effected pursuant to Section 2.8(i) (provided that, for the avoidance of doubt, any effect on the basis that Receiver may have in the limited liability company interests in Safety at any time for purposes of any Tax shall not give rise to indemnification hereunder) including in all cases any out-of-pocket expenses incurred in connection therewith. Notwithstanding the foregoing, Parent shall not be responsible for or pay or cause to be paid or indemnify or hold harmless Receiver and its Subsidiaries (including, after the Effective Time, the Surviving Company) from and against (and Receiver shall be responsible for and pay or cause to be paid and indemnify and hold harmless Parent and its Subsidiaries, on an after-tax basis, from and against any Taxes, including any out-of-pocket expenses incurred in connection therewith, resulting from the Surviving Company undertaking activity on the Closing Date after the Effective Time outside the ordinary course of business in the same manner heretofore conducted excluding, in all cases, any transactions contemplated by this Agreement.
     (b) Tax Liabilities Other than Federal and Consolidated Income Tax Liabilities. After the Effective Time, Receiver shall be responsible for, and shall pay or cause to be paid when due, and shall indemnify and hold harmless, on an after-tax basis, Parent and its other Subsidiaries from and against, all Taxes imposed on Safety or the Surviving Company, including any out-of-pocket expenses incurred in connection therewith, excluding Tax liabilities for which Parent is responsible under Section 6.11(a). For the avoidance of doubt, references to Parent and its Subsidiaries in this Section 6.11(b) shall not include Parent and its Subsidiaries in their capacities as direct or indirect owners of Receiver Common Stock on or after the Effective Time.
     (c) Indemnity Payments. If Parent or Receiver (each a “party” for the purposes of this Section 6.11(c)), as the case may be, or their respective Subsidiaries, incurs any liability for Taxes or expenses that are the responsibility of the indemnifying party in accordance with the terms of this Section 6.11, within a reasonable time prior thereto, or if no notice can be given prior thereto, within a reasonable time thereafter, the indemnified party shall give written notice to the indemnifying party of the Taxes or expenses so payable and the amount which is the liability of the indemnifying party, although failure to do so will not relieve the indemnifying party of its liability hereunder except to the extent the indemnifying party is actually prejudiced. The indemnifying party shall pay such amount on the later to occur of (i) the date payment is made of the Taxes or expenses and (ii) five Business Days after receipt of written notice thereof.
     (d) Tax Sharing Agreements. On or prior to the Effective Time, Parent shall cause to be terminated all tax sharing agreements between Safety on the one hand and Parent (or any of Parent’s Subsidiaries other than Safety) on the other hand.

     (e) Tax Returns, Elections, etc.
     (i) Safety shall join, to the extent permitted by Law for all Pre-Closing Periods, in (A) the consolidated U.S. federal income Tax Returns for the affiliated group of which DGP is the common parent and (B) each other Consolidated or Combined Return and each Tax Return of a Safety Group. To the extent not previously filed, Parent shall cause to be filed (i) all Tax Returns set forth in the immediately preceding sentence and (ii) all other Tax Returns that are required to be filed by or with respect to Safety on or before the Closing Date. With respect to items of Safety, all Tax Returns described in the immediately preceding sentence shall, to the extent permitted by applicable Law, be prepared on a basis consistent with the last previous such Tax Returns filed on or before the date hereof in respect of Safety to the extent the failure to do so could reasonably be expected to materially increase Taxes for which Receiver is responsible under Section 6.11(b).
     (ii) Receiver shall file, or cause to be filed, all Tax Returns (other than Consolidated or Combined Returns or any Tax Return of a Safety Group) relating to the business or assets of Safety, the Surviving Company, Receiver and their Subsidiaries required to be filed after the Closing Date.
     (iii) If Parent delivers a Non-Election Notice pursuant to Section 2.8, so long as the accompanying IRS Form 8832 was completed by Parent in a manner reasonably satisfactory to Receiver, Receiver shall promptly sign such Form and deliver it to Parent by overnight delivery service at the address designated by Parent in the Non-Election Notice, and by such delivery Receiver and Merger Sub authorize Parent to submit such Form to the IRS. Receiver shall cooperate in good faith with Parent to effect the election described in the Non-Election Notice; provided, that Receiver shall have no responsibility for the preparation, correctness or filing of any forms or other documentation required to effect the election, or the effectiveness of the election, described in the Non-Election Notice, except for the execution and delivery of forms pursuant to the preceding sentence. If the IRS Form accompanying the Non-Election Notice was completed in a manner that is not reasonably satisfactory to Receiver, Receiver shall promptly notify Parent. Provided Receiver shall have delivered an executed IRS Form 8832 to Parent as contemplated by this Section 6.11(e)(iii), Parent shall timely file such election. Receiver represents and warrants that as of the date of this Agreement neither Receiver nor Merger Sub has made an election with respect to the classification of Merger Sub for U.S. federal income tax purposes, and, unless Parent delivers a Non-Election Notice, Receiver shall not make, and shall cause Merger Sub not to make, an election to treat Merger Sub as an association taxable as a corporation for U.S. federal income tax purposes.

     (iv) Parent represents and warrants that Safety is properly treated for U.S. federal income tax purposes as an association taxable as a corporation, and neither Parent, Safety nor any Affiliate thereof shall make an election inconsistent with such treatment.
     (f) Tax Audits, Assistance and Cooperation.
     (i) Parent or Receiver, as the case may be, shall notify the other party within twenty (20) days upon receipt by such party or any of its Subsidiaries of notice of any pending or threatened Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations (“Tax Matters”) that could reasonably be expected to increase Taxes for which such other party may be responsible under this Section 6.11, although failure to do so will not relieve the indemnifying party of its liability hereunder except to the extent the indemnifying party is actually prejudiced by such failure.
     (ii) Parent shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to Taxes for which Parent is responsible under Section 6.11(a) and to employ counsel of its own choice at its own expense; provided, however, that with respect to any Tax Matter that could reasonably be expected to materially increase Taxes for which Receiver is responsible under Section 6.11(b), (A) Parent shall keep Receiver reasonably informed with respect to the commencement, status and nature of any such Tax Matter, notify Receiver of significant developments with respect to such Tax Matter and consult with Receiver with respect to such Tax Matter, and (B) neither Parent nor any Subsidiary of Parent shall enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to materially increase Taxes for which Receiver is responsible under Section 6.11(b) without Receiver’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the parties disagree as to the settlement or compromise of any such Tax Matter, such disagreement shall be resolved pursuant to Section 6.11(h).
     (iii) Receiver shall have the sole right to control all Tax Matters not controlled by Parent pursuant to Section 6.11(f)(ii) and to employ counsel of its choice at its own expense.
     (iv) Subject to Section 6.11(g), nothing herein shall be construed to impose on Receiver any obligation to defend Safety in any Tax audit or administrative or court proceeding.
     (g) Assistance and Cooperation. After the Effective Time, each of Parent, Receiver and the Surviving Company shall (and shall cause its respective Subsidiaries to):

     (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and/or filing in accordance with Section 6.11(e);
     (ii) maintain and make available to the other party, at such other party’s reasonable request, copies of any and all information, books and records necessary to prepare and/or file any Tax Return or to respond to accountants performing financial statement audits and any Taxing Authorities, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes;
     (iii) promptly furnish the other party with copies of all correspondence received from any Taxing Authority in connection with any Tax Matter or information request with respect to any Taxes for which the other party may have a liability under this Section 6.11; and
     (iv) timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 6.11(g).
     (h) Disputes. If the parties disagree as to the calculation of any amount relating to Taxes governed by this Section 6.11, the parties shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved, a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Disputes to a mutually agreed upon internationally recognized accounting firm (the “Accounting Arbitrator”) to resolve the dispute. The Accounting Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be made in accordance with this Agreement, and shall be final, binding and conclusive on the parties on the date of delivery of such resolution. Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the parties.
     (i) Refunds and Tax Credits. (i) Parent shall be entitled to retain, or Parent shall be entitled to receive immediate payment from Receiver of, any refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any net Tax cost arising out of such receipt and payment) from the applicable Taxing Authorities, relating to Safety or the Surviving Company that are the responsibility of Parent under Section 6.11(a) (including any such refund or credit attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Surviving Company or its Subsidiaries) and (ii) Receiver shall be entitled to retain, or shall be entitled to receive immediate payment from Parent of, any other refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any net Tax cost arising out of such receipt and payment) from the applicable Taxing Authorities, relating to Safety or the Surviving Company. Parent and

Receiver shall cooperate, and shall cause their respective Subsidiaries to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 6.11(i). The party that is to enjoy the economic benefit of a refund under this Section 6.11(i) shall bear the reasonable out-of-pocket expenses of the other party incurred in seeking such refund. Any dispute regarding a party’s entitlement to a payment in respect of a refund shall be resolved pursuant to the Tax Dispute resolution mechanism in Section 6.11(h).
     (j) Carrybacks. To the extent permitted by Law, Receiver and the Surviving Company shall elect to use currently or carry forward any net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes arising in a period beginning after the Effective Time, rather than carry any such items back to a consolidated, combined or unitary Tax Return of Parent or any Subsidiary of Parent for any Pre-Closing Period.
     (k) Transfer Taxes. Subject to Section 6.11(a), but otherwise notwithstanding any provision of this Agreement to the contrary, if the Closing occurs, all Transfer Taxes shall be borne by the Surviving Company. Receiver shall file, or shall cause to be filed, to the extent permitted by applicable law, all Tax Returns, as may be required to comply with the provisions of any applicable Laws relating to Transfer Taxes. Parent shall cooperate with Receiver in connection with all such filings and shall cause to be filed any Tax Returns relating to transfer Taxes that Receiver is not permitted to file.
     (l) Tax Opinion. Parent, on the one hand, and Receiver, on the other hand, shall cooperate with each other in obtaining, and shall use their respective commercially reasonable efforts to obtain, a written opinion of their respective tax counsel, Debevoise & Plimpton LLP in the case of Parent (“Parent Tax Counsel”), and Sidley Austin LLP in the case of Receiver (“Receiver Tax Counsel”), in form and substance reasonably satisfactory to Parent and Receiver, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization under Section 368(a) of the Code. Each of Parent and Receiver shall deliver to Parent Tax Counsel and Receiver Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of Parent and Receiver, reasonably satisfactory in form and substance to Parent Tax Counsel and Receiver Tax Counsel. Each of Parent, Safety and Receiver agrees to use its commercially reasonable efforts to cause the Merger to be treated as a reorganization under Section 368(a) of the Code. The agreements of the parties in this Section 6.11(l) are subject to clause (ii) of Section 2.8.
     (m) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 9.1 of this Agreement, the obligations of the parties set forth in this Section 6.11 shall remain in effect without limitation as to time.

     Section 6.12 Public Announcements. The initial press release issued by Parent, Safety and Receiver concerning this Agreement, the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter Parent, Safety and Receiver shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be agreed by the other parties or as such party may determine is required by applicable Law, court process or rule or regulation of any stock exchange or regulatory body.
     Section 6.13 Stockholder Litigation. Receiver agrees that it shall not settle or offer to settle any litigation commenced after the date hereof against Receiver or any of its directors or executive officers by any stockholder of Receiver relating to this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).
     Section 6.14 Financial Statements.
     (a) As promptly as practicable following the date of this Agreement, but in no event later than nine weeks thereafter, Parent and Safety shall deliver to Receiver audited financial statements of Safety and its Subsidiaries for the years ended May 31, 2005, 2006 and 2007 (containing combined balance sheets of Safety and its Subsidiaries as of May 31, 2005, 2006 and 2007 and combined statements of operations and cash flows of Safety and its Subsidiaries for the years ended May 31, 2005, 2006 and 2007), prepared in accordance with GAAP, together with all related notes and schedules thereto, accompanied by an audit report of PWC without qualification or exception (the “Safety Audited Financial Statements”). Receiver’s obligations’ under Section 6.1(a) and 6.1(b) shall be extended to account for the delivery of the Safety Audited Financial Statements. Parent and Safety shall also use commercially reasonable efforts to deliver, as promptly as practicable but in no event later than July 31, 2008, to Receiver audited financial statements of Safety and its Subsidiaries for the year ended May 31, 2008 (containing combined balance sheets of Safety and its Subsidiaries as of May 31, 2006, 2007 and 2008 and statements of operations and cash flows of Safety and its Subsidiaries for the years then ended), prepared in accordance with GAAP, together with all related notes and schedules thereto, accompanied by an audit report of PWC without qualification or exception (the “Safety 2008 Audited Financial Statements”). The “Safety Audited Financial Statements” shall include the Safety 2008 Audited Financial Statements for all purposes of this Agreement, it being understood that, for purposes of Section 5.5(c), the delivery of the Safety 2008 Audited Financial Statements shall not affect the determination of the Safety Financial Statement Delivery Date, unless at the time the Safety Audited Financial Statements (other than the Safety 2008 Audited Financial Statements) were delivered to Receiver, such Safety Audited Financial Statements were stale for purposes of filing the preliminary Proxy Statement.

     (b) Parent and Safety shall deliver to Receiver when available, for the three month period ending on February 29, 2008 and each three month period thereafter (each, an “Interim Period”) until the Closing Date, an unaudited combined balance sheet of Safety and its Subsidiaries at the end of the applicable Interim Period and unaudited combined statements of operations and cash flows of Safety and its Subsidiaries for such Interim Period, together with all related notes and schedules thereto, prepared in accordance with GAAP (the “Interim Financials”). Parent and Safety shall deliver the Interim Financials to Receiver as promptly as practicable following the end of the applicable Interim Period, but in no event later than thirty days thereafter.
     (c) As promptly as practicable following the date of this Agreement, but in no event later than nine weeks thereafter, Receiver shall deliver to Parent a reconciliation from GAAP to IFRS of Receiver’s consolidated balance sheet and income statement for the years ended December 31, 2005, 2006 and 2007 for inclusion in the Circular.
     Section 6.15 Insurance. Receiver shall, in consultation with Parent, take such actions as may be commercially reasonable to maintain or, if necessary, obtain insurance coverage, effective as of the Effective Time, in such amounts and against such risks as are reasonably customary in the industries in which Receiver and its Subsidiaries shall operate as of the Effective Time.
     Section 6.16 Working Capital. Parent shall cause the Working Capital Amount immediately prior to the Effective Time to be an amount consistent with past practice and in an amount necessary to meet the requirements of the business of Safety immediately prior to the Effective Time. For purposes of this Section 6.16, “Working Capital Amount” shall mean current assets of Safety less current liabilities of Safety and shall be determined on a basis consistent with and using the same methods used in preparing the Safety Audited Financial Statements.
     Section 6.17 Receiver Board of Directors. Receiver shall use commercially reasonable efforts to cause:
     (a) An increase in the total number of directors serving on the Board of Directors of Receiver to ten;
     (b) The resignation of the members of the Board of Directors of Receiver other than (i) the chief executive officer of Receiver and (ii) three members of Board of Directors of Receiver; and
     (c) The appointment by the remaining members of six additional Persons designated by Parent to the Board of Directors of Receiver, each to hold office in accordance with Receiver’s Constituent Documents.
     Section 6.18 Subsidiaries. On or prior to the Effective Time:

     (a) Safety shall and Parent shall cause Safety to take such actions as are necessary to amend the Safety LLC Agreement to the extent necessary and as Receiver may reasonably request to allow for the direct control of Safety by Receiver pursuant to such policies and subject to such resolutions as may be promulgated by the Board of Directors of Receiver; and
     (b) Receiver shall take such actions as are necessary to amend the Constituent Documents of its Subsidiaries to the extent necessary and as Parent may reasonably request to allow for the direct control of such Subsidiaries by Receiver pursuant to such policies and subject to such resolutions as may be promulgated by the Board of Directors of Receiver.
     Section 6.19 Software License Agreement. Parent and Receiver shall use commercially reasonable efforts to negotiate a software license agreement (the “Software Agreement”) on mutually acceptable terms at or prior to the Closing which shall grant Safety a royalty-free, worldwide license, on an open-source basis, to continue to use the assets identified in item (1) of Schedule 5.2(e) of the Safety Disclosure Letter.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions:
     (a) Receiver Stockholder Approval. The Receiver Stockholder Approval shall have been obtained.
     (b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.
     (c) Antitrust.
     (i) Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
     (ii) To the extent that any other antitrust or merger control clearances, consents or approvals are required for the Merger or local implementation according to the law of any other jurisdiction, such clearances, consents or approvals shall have been granted (or have been deemed in accordance with the relevant law to have been granted) by the relevant authority.

     (d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.
     (e) Tax Matters. Subject to clause (ii) of Section 2.8, Parent shall have received a Merger Tax Opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, and Receiver shall have received a Merger Tax Opinion from Receiver Tax Counsel, in form and substance reasonably satisfactory to Receiver.
     Section 7.2 Conditions to Obligations of Parent and Safety. The obligations of Parent and Safety to effect the Merger are further subject to the satisfaction or waiver by them on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Receiver contained in Section 4.1(a), Section 4.1(b)(ii), Section 4.1(c) and Section 4.1(d) shall be true and correct in all material respects as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). The other representations and warranties of Receiver contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date hereof and at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver. Parent shall have received a certificate signed on behalf of Receiver by the Chief Executive Officer and the Chief Financial Officer of Receiver to such effect.
     (b) Performance of Obligations of Receiver. Receiver shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Receiver by the chief executive officer and the chief financial officer of Receiver to such effect.
     (c) Absence of Material Adverse Effect on Receiver. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to Receiver.
     (d) Ancillary Agreement. Receiver shall (i) have duly and validly executed and delivered to Parent the Relationship Agreement and (ii) not have revoked or rescinded such agreement.

     (e) Board of Directors.
     (i) The Board of Directors of Receiver shall have been increased to ten members;
     (ii) all members of the Board of Directors of Receiver shall have tendered their resignation, effective at the Effective Time, other than the chief executive officer of Receiver and three independent members of the Board of Directors of Receiver; and
     (iii) the members of the Board of Directors of Receiver shall have appointed the six directors designated by Parent pursuant to Section 6.17(b) to serve on the Board of Directors of Receiver effective as of the Effective Time, each to hold office in accordance with Receiver’s Constituent Documents.
     Section 7.3 Conditions to Obligation of Receiver. The obligation of Receiver to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Safety contained in Section 4.2(a), Section 4.2(c), Section 4.2(d), Section 4.2(f)(i) and Section 4.2(y) shall be true and correct in all material respects as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). The other representations and warranties of Safety and Parent in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) as of the date hereof and at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Safety. Receiver shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.
     (b) Performance of Obligations of Parent and Safety. Parent and Safety shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Receiver shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.
     (c) Absence of Material Adverse Effect on Safety. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to Safety.

     (d) Ancillary Agreements. Parent shall have (i) duly and validly executed and delivered to Receiver each of the Relationship Agreement, the Software Agreement and the Trademark Agreement and (ii) not have revoked or rescinded any such agreements.
     (e) Parent Election Under 2.8(i). In the event Parent exercised its right to cause a transfer of some or all of the limited liability company interests of Safety pursuant to Section 2.8(i), Receiver shall not have determined, in good faith, that such transfer would be reasonably likely to be material and adverse to Receiver’s enterprise value, after taking into account any indemnification provided to Receiver pursuant to this Agreement or otherwise offered by Parent; provided, that any effect of such transfer on the basis that Receiver may have in the limited liability company interests in Safety at any time for purposes of any Tax shall not be taken into account.
     Section 7.4 Frustration of Closing Conditions. None of Receiver, Parent or Safety may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations under Section 6.5, subject to the limitations and restrictions set forth therein.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or, subject to the terms hereof, after Receiver Stockholder Approval or Parent Shareholder Approval has been obtained:
     (a) by mutual written consent of Parent and Receiver;
     (b) by either Parent or Receiver if:
     (i) the Merger shall not have been consummated by October 31, 2008, provided, that if, as of October 31, 2008, the conditions set forth in Section 7.1(c) have not been satisfied, the termination date may be extended from time to time by Parent or Receiver until the earlier of December 31, 2008 and four Business Days after the date the conditions to Closing set forth in Section 7.1(c) have been satisfied (such date, including any such permitted extensions thereof, the “Outside Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such time;

     (ii) any Governmental Entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party who has not used its commercially reasonable efforts to (a) cause such order, decree or ruling to be lifted or (b) take such action as is required to comply with Section 6.5;
     (iii) Receiver Stockholder Approval shall not have been obtained at the Receiver Stockholders Meeting or any adjournment or postponement thereof; or
     (iv) Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting or any adjournment or postponement thereof.
     (c) by Parent, if:
     (i) (x) Receiver shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach, either individually or in the aggregate, (i) would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) has not been or is incapable of being cured by Receiver within 20 Business Days after its receipt of written notice thereof from Parent; or (y) between the date hereof and the Closing Date (A) there occurs any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Receiver and (B) such state of facts, change, development, effect, condition or occurrence is incapable of being cured by the Outside Date; provided, that, in the case of clause (x) or (y), neither Safety nor Parent is then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;
     (ii) Receiver shall have breached or, pursuant to the last sentence of Section 5.5(a), be deemed to have breached, in each case, in any material respect, its obligations under Section 5.5(a) through (c);
     (iii) subject to the penultimate sentences of Section 5.5(c) and Section 5.5(d), the Board of Directors of Receiver shall have effected a Change in the Receiver Recommendation or, in the case of a Takeover Proposal with respect to Receiver made by way of a tender offer or exchange offer, failed to recommend that Receiver’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act; or

     (iv) pursuant to Section 5.6(c) or Section 5.6(d), Parent is entitled to terminate this Agreement.
     (d) by Receiver, if:
     (i) (x) Parent or Safety shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach, either individually or in the aggregate (i) would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) has not been or is incapable of being cured by Parent or Safety, as applicable, within 20 Business Days after its receipt of written notice thereof from Receiver; or (y) between the date hereof and the Closing Date (A) there occurs any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Safety and (B) such state of facts, change, development, effect, condition or occurrence is incapable of being cured by the Outside Date; provided, that, in the case of clause (x) or (y), Receiver is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;
     (ii) Parent or Safety shall have breached or, pursuant to the last sentence of Section 5.6(a), be deemed to have breached, in each case, in any material respect, their respective obligations under Section 5.6(a) through (c);
     (iii) subject to the penultimate sentences of Section 5.6(c) and Section 5.6(d), the Board of Directors of Parent shall effect a Change in the Parent Recommendation;
     (iv) pursuant to Section 5.5(c) or Section 5.5(d), Receiver is entitled to terminate this Agreement; or
     (v) Parent and Safety do not deliver the Safety Audited Financial Statements when required pursuant to Section 6.14.
     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Receiver or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Safety or Receiver, or any of its Affiliates, directors, officers, shareholders, except that Parent, Safety or Receiver, as the case may be, may have liability or obligations set forth in Section 6.8, this Section 8.2, Section 8.3 and Article IX; provided, however, that no such termination shall relieve any party hereto from any liability for a willful and material breach by such party of any of its representations, warranties or covenants and agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of any such breach, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement and shall apply to all information and material delivered by any party hereunder, in each case in accordance with its terms.
     Section 8.3 Termination Fee.
          (a) If this Agreement is terminated pursuant to any of the following provisions, Receiver shall pay to Parent and Safety (in the Agreed Proportion) a fee in the aggregate equal to the Receiver Termination Fee, which Receiver Termination Fee shall be Parent’s and Safety’s sole remedy in respect of termination of this Agreement except in the case of any willful and material breach of this Agreement by Receiver:
     (i) Section 8.1(c)(ii), provided that within twelve months after the date of such termination, Receiver enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Receiver; and provided, further, that, solely for purposes of this Section 8.3(a)(i), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%;
     (ii) Section 8.1(c)(iii);
     (iii) Section 8.1(d)(iv); or
     (iv) except where Parent exercised the option set forth in the penultimate sentences of Section 5.5(c) or Section 5.5(d), Section 8.1(b)(iii), provided that after the date hereof and prior to the Receiver Stockholders Meeting, (x) a bona fide Takeover Proposal with respect to Receiver shall have been made to Receiver or publicly to its stockholders which has not been withdrawn prior to the Receiver Stockholders Meeting or (y) any Person shall have publicly announced its specific intention to make a bona fide Takeover Proposal with respect to Receiver, which shall not have been withdrawn prior to the Receiver Stockholders Meeting, and, in the case of (x) or (y), within twelve months after the date of such termination, Receiver enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Receiver; and provided, further, that, solely for purposes of this Section 8.3(a)(iv), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%.
     (b) If Receiver is required to pay a Receiver Termination Fee, such Receiver Termination Fee (i) shall be payable to each of Parent and Safety based on the Agreed Proportion and (ii) shall be payable immediately prior to, or concurrently with, termination of this Agreement in the event of termination by Receiver, and not later than one Business Day after the receipt by Receiver of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to the accounts designated by Parent (except that, (x) in the case of termination pursuant to Section 8.1(b)(iii), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(a)(iv), or (y) in the case of a termination pursuant to 8.1(c)(ii), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(a)(i)).
     (c) If this Agreement is terminated pursuant to any of the following provisions, Parent and Safety shall pay to Receiver (in the Agreed Proportion) a fee equal in the aggregate to the Safety Termination Fee, which Safety Termination Fee shall be Receiver’s sole remedy in respect of termination of this Agreement except in the case of any willful and material breach of this Agreement by Parent or Safety:
     (i) Section 8.1(d)(ii), provided, that within twelve months after the date of such termination, Safety enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Safety; and provided, further, that, solely for purposes of this Section 8.3(c)(i), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%;
     (ii) Section 8.1(d)(iii);
     (iii) Section 8.1(c)(iv); or
     (iv) Except where Receiver has exercised the option set forth in the penultimate sentences of Section 5.6(c) or Section 5.6(d), Section 8.1(b)(iv), provided that after the date hereof and prior to the Parent Shareholders Meeting, (x) a bona fide Takeover Proposal with respect to Safety shall have been made to Safety, Parent or Parent’s shareholders which has not been withdrawn prior to the Parent Shareholders Meeting or (y) any Person shall have publicly announced its specific intention to make a bona fide Takeover Proposal with respect to Safety which has not been withdrawn prior to the Parent Shareholders Meeting, and, in the case of (x) or (y), within twelve months after the date of such termination, Safety enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Safety; and provided, further, that, solely for purposes of this Section 8.3(c)(iv), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%; or
     (d) If Parent and Safety are required to pay Receiver a Safety Termination Fee, each shall pay its Agreed Portion of such Safety Termination Fee, immediately prior to, or concurrently with, termination of this Agreement in the event of termination by Parent, and not later than one Business Day after the receipt by Parent of a notice of termination from Receiver in the event of termination by Receiver, in each case by wire transfer of immediately available funds to an account designated by Receiver (except that, (x) in the case of termination pursuant to Section 8.1(b)(iv), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(c)(iv), or (y) in the case of a termination pursuant to 8.1(d)(ii), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(c)(i)).
     (e) Parent irrevocably and unconditionally guarantees to Receiver the due and punctual payment of Safety’s Agreed Proportion of the Safety Termination Fee (the “Safety Guaranteed Obligation”). Safety irrevocably and unconditionally guarantees to Receiver the due and punctual payment of Parent’s Agreed Proportion of the Safety Termination Fee (the “Parent Guaranteed Obligation”), and together with the Safety Guaranteed Obligation, the “Guaranteed Obligations”). This is a guaranty of full and punctual performance and payment and not merely a guaranty of collection. If the Safety Guaranteed Obligation is not punctually performed or paid when due the Parent shall immediately pay the Safety Guaranteed Obligation to Receiver. If the Parent Guaranteed Obligation is not punctually performed or paid when due Safety shall immediately pay the Parent guaranteed Obligation to Receiver. This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full or such obligations are no longer payable under this Agreement.
     (f) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if either Receiver, on the one hand, or Parent on the other hand, fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent or Receiver commences a suit that results in a judgment against either Receiver or Parent, as applicable, for such amounts, such judgment party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the base rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) in connection with such suit.
     Section 8.4 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Receiver Stockholder Approval or the Parent Shareholder Approval has been obtained; provided, however, that after the Receiver Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law or the rules of any relevant stock exchange or regulatory body requires further approval by the stockholders or shareholders of Receiver or Parent, respectively, without the further approval of such stockholders or shareholders; provided, further, however, that following the Effective Time, any amendment of this Agreement shall only be effected if the audit committee of the Board of Directors of Receiver approves such action by a majority vote of the members of such committee then in office. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 8.5 Extension; Waiver. At any time prior to the Effective Time and to the extent legally permitted, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties (except to the extent prohibited by applicable Law), (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Receiver Stockholder Approval or Parent Shareholder Approval has been obtained, there shall be made no waiver that by law or the rules of any relevant stock exchange requires further approval by such respective approving stockholders or shareholders without the further approval of such stockholders or shareholders; provided, further, however, that following the Effective Time, any waiver of this Agreement shall only be effected if the audit committee of the Board of Directors of Receiver approves such action by a majority vote of the members of such committee then in office. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties to be bound thereby. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time and the covenants contained in Section 6.9 and 6.16, which shall survive after the Effective Time.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one Business Day after having been sent by express mail through an internationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Safety, to:
Misys plc
125 Kensington High Street
London W8 5SF
United Kingdom
Attention: Group General Counsel & Company Secretary
Fax: +44 (0)20 7368-2400
with a copy (which copy shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Andrew L. Bab, Esq.
Fax: +1 212 909-6836
(b)	if to Receiver or Merger Sub, to:
Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Attention: General Counsel
Fax: +1 312 506-1208
with a copy (which copy shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Frederick C. Lowinger
             and Gary D. Gerstman
Fax: +1 312 853-7036
     Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original document and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Receiver Disclosure Letter and Safety Disclosure Letter) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except that the Confidentiality Agreement, the Transition Services Agreement (if entered into), the Relationship Agreement, Trademark Agreement, Software Agreement (if entered into) and the Voting Agreement will continue in accordance with their terms, and (b) except for the provisions of Section 6.7 (and only in that case after the Effective Time), is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies. For the avoidance of doubt, no other provision of this Agreement, including Section 6.10 or any other provision relating to employee benefits or compensation, shall be deemed to confer third party beneficiary rights on any Person, notwithstanding any principle of contractual interpretation that would otherwise confer such rights.
     Section 9.6 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.
     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     Section 9.8 Enforcement.
     (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), and (d) irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.
     (b) Notwithstanding any other provision of this Agreement or any agreement contemplated hereby to the contrary, in the event that, after the Effective Time (a) there is any action, suit, proceeding, litigation or arbitration between Receiver or any of its Subsidiaries, on the one hand, and Parent or any Affiliate of Parent, on the other hand, or (b) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement or any agreement contemplated hereby) by Receiver or any of its Subsidiaries against Parent (or an Affiliate of Parent), or by Parent (or an Affiliate of Parent) against Receiver or any of its Subsidiaries, all determinations of Receiver and any of its Subsidiaries relating to such action, suit, proceeding, litigation, arbitration, claim, demand (including all determinations by Receiver or any of its Subsidiaries whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by Receiver or any of its Subsidiaries relating to the prosecution or defense thereof), shall be made by Receiver in accordance with the directions of the audit committee of its Board of Directors.

     IN WITNESS WHEREOF, Parent, Safety, Receiver and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Misys plc
By:	/s/ J. Michael Lawrie
	Name:	J. Michael Lawrie
	Title:	Chief Executive Officer

Misys Healthcare Systems, LLC
By:	/s/ Ronald Scarboro
	Name:	Ronald Scarboro
	Title:	Chief Financial Officer

Allscripts Healthcare Solutions, Inc.
By:	/s/ Glen E. Tullman
	Name:	Glen E. Tullman
	Title:	Chief Executive Officer

Patriot Merger Company, LLC
By:	/s/ Lee Shapiro
	Name:	Lee Shapiro
	Title:	President

Exhibit A
Employment Contract Parties
Glen E. Tullman
Lee Shapiro
William J. Davis

Exhibit B
FORM OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
     ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation formerly known as Allscripts Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).
     2. The Corporation was originally incorporated under the name [                    ] by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on [January 9, 2001].
     3. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Second Amended and Restated Certificate of Incorporation).
     4. This amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amended and Restated Certificate of Incorporation of the Corporation on the [                    ]th day of [                    ], 2008.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	[ ]
Name:	[ ]
Title:	[ ]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
(the “Certificate of Incorporation”)
     FIRST. The name of the corporation is ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).
     SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation shall not have the power to issue shares of capital stock in the Corporation, or any bonds, notes, debentures or other obligations or securities convertible or exchangeable into or exercisable for any such shares, in violation of Section 9 of the Relationship Agreement, dated as of March 17, 2008 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys plc (“Misys”) for so long as such Section 9 of the Relationship Agreement is in effect.
     FOURTH.
     1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is two-hundred million (200,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and one hundred and ninety-nine million (199,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).
     2. Preferred Stock.
     (a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.
     (b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.
     (c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.
     3. Common Stock.
     (a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.
     (b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.
     (c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred

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Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Section 2(a) of this Article FOURTH.
     4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, including, without limitation, the Relationship Agreement, no stockholder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.
     FIFTH. The Corporation is to have perpetual existence.
     SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     SEVENTH: Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. The directors, other than those who may be elected by the holders of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The first class shall be initially elected for a term expiring at the next ensuing annual meeting, the second class shall be initially elected for a term expiring one year thereafter, and the third class shall be elected for a term expiring two years thereafter, with each member of each class to hold office until his successor is elected and qualified. At each annual meeting of the stockholders of the Corporation held after the initial classification and election of directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.
Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the

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preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created (subject to the requirements of this Article SEVENTH that all classes be as nearly equal in number as possible) or in which the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.
Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
     1. To adopt, amend and repeal the By-Laws of the Corporation. Any By-Laws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing or any other provision in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, Article 11, Sections 3 and 7 and Article III, Sections 1, 2 and 3 of the By-Laws shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     2. To fix and determine, and to vary the amount of, the working capital of the Corporation, and to determine the use or investment of any assets of the Corporation, to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.
     3. To authorize the purchase or other acquisition of shares of stock of the Corporation or any of its bonds, debentures, notes, scrip, warrants or other securities or evidence of indebtedness.
     4. Except as otherwise provided by law, to determine the places within or without the State of Delaware, where any or all of the books of the Corporation shall be kept.
     5. To authorize the sale, lease or other disposition of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.
     6. To authorize the borrowing of money, the issuance of bonds, debentures and other obligations or evidences of indebtedness of the Corporation, secured or unsecured,

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and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Corporation or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Corporation, of any property of the Corporation, real or personal, then owned or thereafter acquired by the Corporation.
     7. To authorize the negotiation and execution on behalf of the Corporation of agreements with officers and other employees of the corporation relating to the payment of severance compensation to such officers or employees.
     In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-Laws of the Corporation.
     Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.
Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH.
     EIGHTH: Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.
Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman, if any, on his own initiative, the President on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything

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contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH.
     NINTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided that Articles III, IV, V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the Members of the Audit Committee, in addition to such other amendment requirements as are set forth herein.
     TENTH:
     1. The Board of Directors may, pursuant to this Certificate of Incorporation, the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).
     (a) Each Committee must consist of two (2) or more of the directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.
     (b) The Board of Directors, by resolution approved by a majority of the entire board, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.
     (c) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.
     (d) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

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     (e) All of the members of a Committee or Subcommittee shall constitute a quorum for the transaction of business at any meeting of such Committee or Subcommittee. The Act of the majority of the members of a Committee or Subcommittee at a meeting at which a quorum is present shall be the act of such Committee or Subcommittee, unless otherwise set forth herein or in the charter to such Committee or Subcommittee.
     2. The Audit Committee shall consist of three (3) Receiver directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire board, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.
For the purposes of this Article V:
     (a) an independent director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and
     (b) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.
     3. The Nominating Committee shall consist five (5) directors, comprised of (i) three (3) directors initially designated as Receiver directors by the Board of Directors as of [                    ], 2008 and each other person nominated for election or appointment to the Board of Directors by the Independent Nominating Subcommittee pursuant to this subclause 3 (excluding the chief executive officer, the “Receiver directors”) and (ii) two (2) other directors designated as members of such Nominating Committee as of [                    ], 2008 and each other person designated as a member of the Nominating and Governance Subcommittee (other than any Receiver directors) by the majority of the entire board resulting from any vacancies therein (the “Quarterback directors”). The Nominating Committee shall have such powers and responsibilities as determined in the nominating committee charter, to be approved by the majority of the entire board, which shall include, but are not limited to, (x) the sole authority to nominate directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation, (y) the sole authority to nominate directors to stand for election by the Board of Directors to fill any vacancies on the Board of Directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause and (z) the authority to establish governance principles. The Nominating Committee shall delegate its authority to the Independent

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Nominating Subcommittee and the Nominating and Governance Subcommittee, to be comprised and with such powers as set forth below:
     (a) The Independent Nominating Subcommittee. The Independent Nominating Committee shall consist of the Receiver directors and shall have:
          (i) the sole authority to nominate to the Board of Directors independent directors for directorships previously held by independent directors (but in no event more than three (3)), and the chief executive officer to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation, and
          (ii) the sole authority to nominate to the Board of Directors replacements for vacancies on the Board of Directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such nominations for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated as set forth in the By-Laws.
     (b) The Nominating and Governance Subcommittee. The Nominating and Governance Subcommittee shall consist of the three (3) directors designated as members of such subcommittee as of [                    ], 2008 and each other person designated by the Nominating Committee as a member of the Nominating and Governance Subcommittee resulting from any vacancies therein, two (2) of whom shall be Quarterback directors and one (1) of whom shall be a Receiver director, and shall have:
          (i) The sole authority to nominate to the Board of Directors directors for directorships previously held by directors other than the chief executive officer or independent directors (but in no event more than six (6)), to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws;
          (ii) the sole authority to nominate replacements for vacancies of directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and
          (iii) the authority to establish governance principles.
     4. The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver

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Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.
     5. The following actions must be approved by the Audit Committee and the majority of the entire board:
     (a) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;
     (b) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and
     [(c) Any change or modification to the audit committee charter in effect on [          ], 2008.]1

[1]	This clause (c) shall only be included if prior to the approval of this Certificate of Incorporation, the audit committee charter shall have been amended to remove the phrase “as the Committee deems appropriate, or” from the section entitled “Other Responsibilities as Appropriate” and provided that as of closing, no other amendments to this charter shall have been made

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     ELEVENTH:
     1. A director of the Corporation, including a member of the Independent Nominating Committee or the Governance and Nominating Committee, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Section 1. by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Section (2) with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such

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Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (2) shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (2) or otherwise.
     (b) If a claim under paragraph (a) of this Section (2) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (b) shall not be exclusive of any other right which any person may have or

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hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.
     (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section (2) with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
     (f) Any repeal or modification of this Section (2) shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.
     TWELFTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the Term “majority of the Board of Directors” means the majority of the directors present and voting.
     THIRTEENTH. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL.
     FOURTEENTH. Except as otherwise provided in this Certificate of Incorporation or as set forth in the By-Laws, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided; however, that no amendment, alteration, modification, waiver or change to Article NINTH, Article TENTH, this Article FOURTEENTH or the first, third or seventh paragraphs of Article SEVENTH may be made without the prior written approval of the Corporation’s Audit Committee; provided; further, however, that Misys shall not propose or vote in favor of any amendment, alteration, modification, change in or waiver from this Certificate of Incorporation that would be inconsistent with the By-Laws or the Relationship Agreement.

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Exhibit B.1
FORM OF BY-LAWS
OF
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
(the “By-Laws”)
As amended and restated on [___], 2008
ARTICLE I
OFFICES
     Section 1. Registered Office. The registered office of Allscripts-Misys Healthcare Solutions, Inc. (the “Corporation”) shall be in Wilmington, New Castle County, Delaware.
     Section 2. Principal Office. The Corporation shall have its principal office at 2401 Commerce Drive, Libertyville, Illinois, and it may also have offices at such other places as the board of directors of the Corporation (the “board of directors”) may from time to time determine.
ARTICLE II
STOCKHOLDERS
     Section 1. Annual Meeting. The annual meeting of stockholders for the election of the members of the board of directors (the “directors” and each a “director”) and for the transaction of such other business as may properly come before the meeting shall be held each year, at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution approved by a majority of the board of directors and set forth in the notice or waiver of notice of the meeting.
     (a) At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting, or any supplement thereto, given by or at the direction of the board of directors, (2) otherwise properly brought before the meeting by or at the direction of the board of directors, or (3) otherwise properly brought before the meeting by a stockholder.
     (b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation not less than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting. A stockholder’s notice to the secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the name and address, as they appear on the Corporation’s stockholder records, of the stockholder proposing such business, (3) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.
     (c) Irrespective of anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1 of Article II. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1 of Article II, and if it is so determined, shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
     Section 2. Special Meetings. Special meetings of the stockholders may be called only by the chairman of the Board (the “Chairman”), the president or the board of directors pursuant to a resolution approved by a majority of the board of directors.
     Section 3. Stockholder Action; How Taken. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
     Section 4. Place of Meeting; Participation in Meetings by Remote Communication.
     (a) The board of directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting. In the absence of any such designation, the place of meeting shall be the principal office of the Corporation designated in Section 2 of Article I of these By-Laws.

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     (b) The board of directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.
     Section 5. Notice of Meetings. Notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which proxyholders and stockholders may be deemed to be present and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, or in the case of a merger or consolidation, if required by applicable law, not less than twenty nor more than sixty days before the date of the meeting, by or at the direction of the Chairman or the chief executive officer, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid.
     Section 6. Record Date. For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend, or (c) stockholders for any other purpose other than by written consent, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty days and not less than ten days before the date of the meeting or, with respect to any other action hereinbefore described in clauses (b) and (c), not more than sixty days prior to the date on which the particular action requiring such determination of stockholders is to be taken.
     Section 7. Quorum. The holders of not less than one-third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the certificate of incorporation or by these By-laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than

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announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
     When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or of these by-laws, a different vote is required in which case such express provision shall govern and control the decision of such question.
     Section 8. Procedure. The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting. The board of directors shall appoint one or more inspectors of election to serve at every meeting of stockholders at which directors are to be elected.
ARTICLE III
DIRECTORS
     Section 1. Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article Fourth of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be a minimum of three and fixed from time to time by the board of directors. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as near equal in number as possible, as determined by the board of directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002 and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2003, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
     The term the “entire board” as used in these by-laws means the total number of directors which the Corporation would have if there were no vacancies.

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     Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days nor earlier than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
     Section 2. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article Fourth of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors to which such director’s predecessor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

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     Section 3. Removal. Subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
     Section 4. Chairman. The board of directors, by the affirmative vote of the majority of the entire board, shall elect a director to serve as Chairman promptly following each election of the board of directors at each annual meeting of stockholders.
     Section 5. Regular Meetings. The board of directors shall hold quarterly meetings on the first business day on or after each of June 1, September 1, December 1 and March 1 or on such alternate dates within each of the Corporation’s fiscal quarter as may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire board, and at such times and places as the board of directors may from time to time determine.
     Section 6. Special Meetings. Special meetings of the board of directors may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire board. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the board of directors called by them.
     Section 7. Action by Telephonic Communications. Members of the board of directors shall be entitled to participate in any meeting of the board of directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
     Section 8. Notice. (a) Notice of every regular and every special meeting of the board of directors shall be given at least seventy-two (72) hours before the meeting by telephone, by personal delivery, by commercial courier, by mail, by facsimile transmission or other means of electronic transmission. Notice shall be given to each director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.
     (b) Each meeting of the board of directors shall commence between the hours of 8 a.m. and 2 p.m. (local Chicago time) unless otherwise agreed by a majority of the members of the Audit Committee.

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     Section 9. Quorum. Six (6) members of the board of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, provided, that if less than six (6) members of the board of directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time until a quorum is obtained without further notice. The act of the majority of the board of directors at a meeting at which a quorum is present shall be the act of the board of directors unless the act of a greater number is required by the Certificate of Incorporation or the By-Laws of the Corporation.
     Section 10. Compensation. Directors who are also full time employees of the Corporation or an affiliate thereof shall not receive any compensation for their services as directors but they may be reimbursed for reasonable expenses of attendance. By resolution approved by a majority of the board of directors all other directors may receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the board of directors or of a committee of the board of directors; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
OFFICERS
     Section 1. Number. The officers of the Corporation shall be the Chairman, a chief executive officer, a president, a chief financial officer, an executive vice president (if elected by the board of directors), one or more vice presidents (the number thereof to be determined by the board of directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article IV.
     Section 2. Election and Term of Office. The other officers of the Corporation shall be designated annually by resolution approved by the majority of the entire board at the first meeting of the board of directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.
     Section 3. Removal. Any officer or agent elected or appointed by resolution approved by the majority of the entire board may be removed and replaced by resolution approved by the majority of the entire board whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

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     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by resolution approved by the majority of the entire board for the unexpired portion of the term.
     Section 5. Executive Chairman. The Chairman shall serve as executive chairman of the Corporation and shall serve as the senior officer of the Corporation. He shall have such powers and perform such other duties as may be prescribed by the board of directors and shall receive no compensation for this position.
     Section 6. Chief Executive Officer. The chief executive officer of the Corporation shall be determined by the board of directors and shall report to the board of directors. The chief executive officer shall provide overall direction and administration of the business of the Corporation, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the board of directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The chief executive officer shall have the power to
     (a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the board of directors;
     (b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the board of directors, provided however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and
     (c) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.
     Section 7. President. The president shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the Chairman, the chief executive officer and the board of directors. The president shall perform such other duties as may be prescribed by the board of directors.

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     Section 8. Chief Financial Officer. Except as otherwise determined by the board of directors, the chief financial officer shall be the chief financial officer of the Corporation. The chief financial officer shall have the power to:
     (a) charge, supervise and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;
     (b) render to the board of directors, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;
     (c) require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and
     (d) perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the board of directors or the Chairman.
     Section 9. Executive Vice President. The executive vice president (if elected by the board of directors) shall report to either the chief executive officer or the president as determined in the corporate organization plan established by the board of directors. The executive vice president shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer, the chief executive officer, or the board of directors.
     Section 10. Vice President. The board of directors may elect one or several vice presidents. Each vice president shall report to either the chief executive officer, the president or the executive vice president as determined in the corporate organization plan established by the board of directors. Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer, the chief executive officer or the board of directors. The board of directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president. In the event there is more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the board of directors.
     Section 11. The Treasurer. The treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give

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receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; and (c) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors shall determine.
     Section 12. The Assistant Treasurer. The assistant treasurer (or, if more than one, the assistant treasurers) shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
     Section 13. The Secretary. The secretary shall: (a) keep the minutes of the stockholders’ and the board of directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws or as required by law; (d) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws; (e) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (f) sign with the Chairman, president, or a vice president, stock certificates of the Corporation, the issue of which shall have been authorized by resolution approved by the majority of the board of directors; (g) have general charge of the stock transfer books of the Corporation; and (h) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the board of directors.
     Section 14. The Assistant Secretary. The assistant secretary (or, if more than one, the assistant secretaries) shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
ARTICLE V
COMMITTEES

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     Section 1. The Committees. The board of directors may, pursuant to these By-Laws or by resolution approved by the majority of the board of directors, designate one or more committees, which, to the extent provided in these By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Audit Committee, a Nominating Committee, a Compensation Committee and such other committees as determined by the board of directors (collectively, the “Committees”).
     (a) Each Committee must consist of two (2) or more of the directors of the Corporation, one (1) of which must be a member of the Independent Nominating Subcommittee.
     (b) The board of directors, by resolution approved by a majority of the entire board, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.
     (c) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the board of directors.
     (d) Each Committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
     (e) All of the members of a Committee or Subcommittee shall constitute a quorum for the transaction of business at any meeting of such Committee or Subcommittee. The Act of the majority of the members of a Committee or Subcommittee at a meeting at which a quorum is present shall be the act of such Committee or Subcommittee, unless otherwise set forth herein or in the charter to such Committee or Subcomittee.
     Section 2. The Audit Committee. The Audit Committee shall consist of three (3) Receiver directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire board, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.
For the purposes of this Article V:

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     (a) an independent director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and
     (b) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.
     Section 3. The Nominating Committee. The Nominating Committee shall consist five (5) directors, comprised of (i) three (3) directors initially designated as Receiver directors by the board of directors as of [                    ], 2008 and each other person nominated for election or appointment to the board of directors by the Independent Nominating Subcommittee pursuant to this Section 3 (excluding the chief executive officer, the “Receiver directors”) and (ii) two (2) other directors designated as members of such Nominating Committee as of [                    ], 2008 and each other person designated as a member of the Nominating and Governance Subcommittee (other than any Receiver directors) by the majority of the entire board resulting from any vacancies therein (the “Quarterback directors”). The Nominating Committee shall have such powers and responsibilities as determined in the nominating committee charter, to be approved by the majority of the entire board, which shall include, but are not limited to, (x) the sole authority to nominate directors to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, (y) the sole authority to nominate directors to stand for election by the board of directors to fill any vacancies on the board of directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause and (z) the authority to establish governance principles. The Nominating Committee shall delegate its authority to the Independent Nominating Subcommittee and the Nominating and Governance Subcommittee, to be comprised and with such powers as set forth below:
     (a) The Independent Nominating Subcommittee. The Independent Nominating Subcommittee shall consist of the Receiver directors and shall have:
     (i) the sole authority to nominate to the board of directors up to three (3) independent directors, each for directorships previously held by independent directors, and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, and
     (ii) the sole authority to nominate to the board of directors replacements for vacancies on the board of directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such

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nominations for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated pursuant to Article IV.
     (b) The Nominating and Governance Subcommittee. The Nominating and Governance Subcommittee shall consist of the three (3) directors designated as members of such subcommittee as of [                    ], 2008 and each other person designated by the Nominating Committee as a member of the Nominating and Governance Subcommittee resulting from any vacancies therein, two (2) of whom shall be Quarterback directors and one (1) of whom shall be a Receiver director, and shall have:
     (a) The sole authority to nominate up to six (6) directors, each for directorships previously held by directors other than the chief executive officer or an independent director, to stand for election by stockholders in accordance with these By-Laws;
     (b) the sole authority to nominate replacements for vacancies of directors previously nominated by the Nominating and Governance Subcommittee, resulting from death, resignation, disqualification, removal or other cause; and
     (c) the authority to establish governance principles.
     Section 4. The Compensation Committee. The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.
     Section 5. The Disclosure Committee. The board of directors, by resolution approved by the majority of the entire board, shall create a Disclosure Committee to be

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composed of management and operations personnel employed by the Corporation, with such members to be designated by the majority of the entire board. The Disclosure Committee shall be responsible for:
     (a) the approval of any material press release or other material disclosure by the Corporation;
     (b) informing the board of directors in advance of all planned disclosure and other announcements by the Corporation;
     (c) the responsibility for insuring that management reports all material developments to the board of directors and for determining which developments should be reported to Misys plc and its successors and permitted assigns or transferees (“Misys”) in connection with its regulatory disclosure obligations;
     (d) recommending to the board of directors any additional disclosure of other announcements, in each case as may be required to permit the non-independent directors, other than the chief executive officer, to fulfill their obligations under the Relationship Agreement, as defined in the Certificate of Incorporation; and
     (e) instituting protocols to address trading on material non-public information.
     Section 6. Audit Committee and Board Approval. The following actions must be approved by the Audit Committee and the majority of the entire board:
     (a) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;
     (b) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

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     [(c) Any change or modification to the audit committee charter in effect on [     ], 2008.]1
ARTICLE VI
SEAL
     The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”.
ARTICLE VII
WAIVER OF NOTICE
     Whenever any notice whatsoever is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of the State of Delaware, waiver thereof, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE VIII
AMENDMENTS
     Subject to the provisions of the Certificate of Incorporation and the By-Laws, these By-Laws may be altered, amended or repealed with the affirmative vote of the majority of the entire board; provided, that Articles III, IV, V hereof and this Article VIII may only be amended, or waivers therefrom granted, in the manner prescribed by statute with the consent of a majority of the members of the Audit Committee and the majority of the entire board.

[1]	This clause (c) shall only be included if prior to the approval of these By-Laws, the audit committee charter shall have been amended to remove the phrase “as the Committee deems appropriate, or” from the section entitled “Other Responsibilities as Appropriate” and provided that as of closing, no other amendments to this charter shall have been made.

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Exhibit C
FORM OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
     ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation formerly known as Allscripts Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).
     2. The Corporation was originally incorporated under the name [___] by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on [January 9, 2001].
     3. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Second Amended and Restated Certificate of Incorporation).
     4. This amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amended and Restated Certificate of Incorporation of the Corporation on the [___]th day of [___], 2008.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	[ ]

Name:	[ ]
Title:	[ ]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
(the “Certificate of Incorporation”)
     FIRST. The name of the corporation is ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).
     SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation shall not have the power to issue shares of capital stock in the Corporation, or any bonds, notes, debentures or other obligations or securities convertible or exchangeable into or exercisable for any such shares, in violation of Section 9 of the Relationship Agreement, dated as of March 17, 2008 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys plc (“Misys”) for so long as such Section 9 of the Relationship Agreement is in effect.
     FOURTH.
     1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is two hundred million (200,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and one hundred ninety-nine million (199,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).
     2. Preferred Stock.
     (a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.
     (b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.
     (c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.
     3. Common Stock.
     (a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.
     (b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.
     (c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Section 2(a) of this Article FOURTH.

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     4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, including, without limitation, the Relationship Agreement, no stockholder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.
     FIFTH. The Corporation is to have perpetual existence.
     SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     SEVENTH:
     1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed at ten (10). At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.
     2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.
     3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, in accordance with Section 141(a) of the General Corporation Law of the State of Delaware (the “DGCL”), and except as otherwise set forth above, the full and exclusive power and authority otherwise conferred on the Board of Directors to evaluate director candidates and nominate persons to stand for election to the Board or to fill any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be exercised and performed by the persons comprising the Independent Nominating Committee or the Governance and Nominating Committee, as the case may be, and as set forth in Section (7) of this Article SEVENTH. Any director appointed in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

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     4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.
     5. The Board of Directors, by the affirmative vote of the majority of the entire Board of Directors, shall elect a director to serve as Chairman of the Board of Directors promptly following each election of the Board of Directors at each annual meeting of stockholders.
     6. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.
     7. Committees.
     (a). The Board of Directors may, pursuant to this Certificate of Incorporation, to the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).
     (i) Each Committee must consist of two (2) or more of the Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.
     (ii) The Board of Directors, by resolution approved by a majority of the entire Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.
     (iii) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.
     (iv) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

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     (v) All of the members of a Committee shall constitute a quorum for the transaction of business at any meeting of such Committee. The Act of the majority of the members of a Committee at a meeting at which a quorum is present shall be the act of such Committee, unless otherwise set forth herein or in the charter to such Committee.
     (b) The Audit Committee shall consist of three (3) Receiver Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.
For the purposes of this subclause (b):
     (i) an independent Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and
     (ii) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.
     (c) The Independent Nominating Committee shall consist of three (3) directors initially designated as Receiver Directors by the Board of Directors as of [___], 2008 and each other person nominated to election or appointment to the Board of Directors pursuant to this subclause (c) (the “Receiver Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:
     (i) the sole authority to nominate to the Board of Directors three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, and
     (ii) the sole authority to appoint to the Board of Directors replacements for vacancies of Receiver Directors and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such appointment for replacement of the

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directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated as set forth in the By-Laws.
     (d) The Nominating and Governance Committee shall consist of (3) directors designated as members of such committee as of [___], 2008 and each other person designated as a member of the Nominating and Governance Committee resulting from any vacancies therein, two (2) of whom shall be Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:
     (i) The sole authority to nominate six (6) Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws;
     (ii) the sole authority to appoint replacements for vacancies of Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and
     (iii) the authority to establish governance principles.
     (e) The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.
     (f) The following actions must be approved by the Audit Committee and the majority of the entire Board of Directors:

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     (i) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;
     (ii) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and
     [(iii) Any change or modification to the audit committee charter in effect on [        ], 2008.]1
     8. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.
     EIGHTH: Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.
     Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders or may be effected by consent in writing by such holders as may be provided in the By-Laws. Except as otherwise required by law and subject to the rights

[1]	This clause (iii) shall only be included if prior to the approval of this Certificate of Incorporation, the audit committee charter shall have been amended to remove the phrase “as the Committee deems appropriate, or” from the section entitled “Other Responsibilities as Appropriate” and provided that as of closing, no other amendments to this charter shall have been made.

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of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.
     NINTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided, that Articles III, IV,V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the members of the Audit Committee.
     TENTH:
     1. A director of the Corporation, including a member of the Independent Nominating Committee or the Governance and Nominating Committee, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Section 1. by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification

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rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Section (2) with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (2) shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (2) or otherwise.
     (b) If a claim under paragraph (a) of this Section (2) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the

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State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.
     (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section (2) with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
     (f) Any repeal or modification of this Section (2) shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.
     ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the Term “majority of the Board of Directors” means the majority of the directors present and voting.
     TWELFTH. The Corporation has elected to not be governed by Section 203 of the General Corporation Law of the State of Delaware, as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL.
     THIRTEENTH. Except as otherwise provided in this Certificate of Incorporation or as set forth in the By-Laws, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided; however, that no amendment, alteration,

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modification, waiver or change to Article NINTH, Article TENTH, this Article THIRTEENTH or the first, third or seventh paragraphs of Article SEVENTH may be made without the affirmative vote of the members of the Audit Committee and the affirmative vote of a majority of the members of the entire Board of Directors.

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Exhibit C.1
FORM OF BY-LAWS
OF
ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.
(the “By-Laws”)
As amended and restated on [                    ], 2008
ARTICLE I
OFFICES
     Section 1. Registered Office. The registered office of Allscripts-Misys Healthcare Solutions, Inc. (the “Corporation”) shall be in Wilmington, New Castle County, Delaware.
     Section 2. Principal Office. The Corporation shall have its principal office at 2401 Commerce Drive, Libertyville, Illinois, and it may also have offices at such other places as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.
ARTICLE II
STOCKHOLDERS
     Section 1. Annual Meeting. The annual meeting of stockholders for the election of the members of the Board of Directors (the “Directors” and each a “Director”) and for the transaction of such other business as may properly come before the meeting shall be held each year, at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution approved by a majority of the Board of Directors and set forth in the notice or waiver of notice of the meeting.
     (a) At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting, or any supplement thereto, given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) otherwise properly brought before the meeting by a stockholder.
     (b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation not less than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting. A stockholder’s notice to the secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the name and address, as they appear on the Corporation’s stockholder records, of the stockholder proposing such business, (3) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.
     (c) Irrespective of anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1 of Article II. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1 of Article II, and if it is so determined, shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
     Section 2. Special Meetings. Special meetings of the stockholders may be called only by the chairman of the Board (the “Chairman”) or the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.
     Section 3. Stockholder Action by Written Consent.
     (a) Any action required or permitted to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing or electronic transmission, setting forth the action so taken, are: (i) given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are

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recorded within sixty (60) days of the earliest dated consent so delivered to the Corporation. Notwithstanding anything contained herein to the contrary, stockholders may not elect directors by written or electronic consent.
     (b) If a stockholder action by written consent or electronic transmission is permitted under these By-Laws and the Certificate of Incorporation, and the Board of Directors has not fixed a record date for the purpose of determining the stockholders entitled to participate in such consent to be given, then: (i) if the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”) does not require action by the Board of Directors prior to the proposed stockholder action, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation at any of the locations referred to in Section 3(a)(ii) of Article II of these By-Laws; and (ii) if the DGCL requires action by the Board of Directors prior to the proposed stockholder action, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution approved by a majority of the Board of Directors taking such prior action. Every written consent to action without a meeting shall bear the date of signature of each stockholder who signs the consent, and shall be valid if timely delivered to the Corporation at any of the locations referred to in Section 3(a)(ii) of these By-Laws.
     (c) The Secretary shall give prompt notice of the taking of an action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in accordance with the DGCL.
     Section 4. Place of Meeting; Participation in Meetings by Remote Communication.
     (a) The Board of Directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting. In the absence of any such designation, the place of meeting shall be the principal office of the Corporation designated in Section 2 of Article I of these By-Laws.
     (b) The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place

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but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.
     Section 5. Notice of Meetings. Notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which proxyholders and stockholders may be deemed to be present and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, or in the case of a merger or consolidation, if required by applicable law, not less than twenty nor more than sixty days before the date of the meeting, by or at the direction of the Chairman or the chief executive officer, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid.
     Section 6. Record Date. For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend, or (c) stockholders for any other purpose other than by written consent, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty days and not less than ten days before the date of the meeting or, with respect to any other action hereinbefore described in clauses (b) and (c), not more than sixty days prior to the date on which the particular action requiring such determination of stockholders is to be taken.
     Section 7. Quorum. The holders of not less than one-third in voting power of the stock issued and outstanding and entitled to vote thereat, present in person, by remote communication or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the Certificate of Incorporation or by these By-Laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
     When a quorum is present at any meeting, the affirmative vote of the holders of a majority in voting power present in person, by remote communication or represented by

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proxy shall be required to approve any question brought before such meeting, unless the question is one upon which by express provision of the DGCL or of the Certificate of Incorporation or of these By-Laws, a different vote is required in which case such express provision shall govern and control the decision of such question.
     Section 8. Procedure. The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting. The Board of Directors shall appoint one or more inspectors of election to serve at every meeting of stockholders at which Directors are to be elected.
ARTICLE III
DIRECTORS
     Section 1. Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article Fourth of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors shall be ten (10). At each annual meeting of the stockholders of the Corporation, Directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.
     As used in these By-Laws, the term the “majority of the entire Board of Directors” means the majority of the total number of Directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the Directors present and voting.
     Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Independent Nominating Committee or the Nominating and Governance Committee as set forth in Article V, or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days nor earlier than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be

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nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
     Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors shall be made by the Independent Nominating Committee and the Nominating and Governance Committee, as set forth in Article V, Sections 3 and 4.
     Section 2. Newly Created Directorships and Vacancies. Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock to elect Directors as a class, the Independent Nominating Committee and the Nominating and Governance Committee, shall, in accordance with Article V, Sections 3 and 4, appoint persons to fill any newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause. Any Director appointed in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of the stockholders following such Director’s appointment.
     Section 3. Removal. Subject to the provisions in these By-Laws and the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy.
     Section 4. Chairman. The Board of Directors, by the affirmative vote of the majority of the entire Board of Directors, shall elect a Director to serve as Chairman promptly following each election of the Board of Directors at each annual meeting of stockholders.
     Section 5. Regular Meetings. The Board of Directors shall hold quarterly meetings on the first business day on or after each of June 1, September 1, December 1 and March 1 or on such alternate dates within each of the Corporation’s fiscal quarter as

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may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire Board of Directors, and at such times and places as the Board of Directors may from time to time determine.
     Section 6. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the Board of Directors called by them.
     Section 7. Action by Telephonic Communications. Members of the Board of Directors shall be entitled to participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
     Section 8. Notice; Time of Meeting. (a) Notice of every regular and every special meeting of the Board of Directors shall be given at least seventy-two (72) hours before the meeting by telephone, by personal delivery, by commercial courier, by mail, by facsimile transmission or other means of electronic transmission. Notice shall be given to each Director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.
          (b) Each meeting of the Board of Directors shall commence between the hours of 8 a.m. and 2 p.m. (local Chicago time) unless otherwise agreed by a majority of the members of the Audit Committee.
     Section 9. Quorum. Six (6) members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided, that if less than six (6) members of the Board of Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time until a quorum is obtained without further notice. The act of the majority of the Board of Directors at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by the Certificate of Incorporation or the By-Laws of the Corporation.
     Section 10. Compensation. Directors who are also full time employees of the Corporation or an affiliate thereof shall not receive any compensation for their services as Directors but they may be reimbursed for reasonable expenses of attendance. By resolution approved by a majority of the Board of Directors all other Directors may

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receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the Board of Directors or of a committee of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
OFFICERS
     Section 1. Number. The officers of the Corporation shall be the Chairman, a chief executive officer, a president, a chief financial officer, an executive vice president (if elected by the Board of Directors), one or more vice presidents (the number thereof to be determined by the Board of Directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article IV.
     Section 2. Election and Term of Office. The other officers of the Corporation shall be designated annually by resolution approved by the majority of the entire Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.
     Section 3. Removal. Any officer or agent elected or appointed by resolution approved by the majority of the entire Board of Directors may be removed and replaced by resolution approved by the majority of the entire Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by resolution approved by the majority of the entire Board of Directors for the unexpired portion of the term.
     Section 5. Executive Chairman. The Chairman shall serve as executive chairman of the Corporation and shall serve as the senior officer of the Corporation. He shall have such powers and perform such other duties as may be prescribed by the Board of Directors and shall receive no compensation for this position.
     Section 6. Chief Executive Officer. The chief executive officer of the Corporation shall be determined by the Board of Directors and shall report to the Board of Directors. The chief executive officer shall provide overall direction and

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administration of the business of the Corporation, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The chief executive officer shall have the power to
     (a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the Board of Directors;
     (b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the Board of Directors, provided however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and
     (c) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.
     Section 7. President. The president shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the Chairman, the chief executive officer and the Board of Directors. The president shall perform such other duties as may be prescribed by the Board of Directors.
     Section 8. Chief Financial Officer. Except as otherwise determined by the Board of Directors, the chief financial officer shall be the chief financial officer of the Corporation. The chief financial officer shall have the power to:
     (a) charge, supervise and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;
     (b) render to the Board of Directors, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;

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     (c) require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and
     (d) perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the Board of Directors or the Chairman.
     Section 9. Executive Vice President. The executive vice president (if elected by the Board of Directors) shall report to either the chief executive officer or the president as determined in the corporate organization plan established by the Board of Directors. The executive vice president shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer, the chief executive officer, or the Board of Directors.
     Section 10. Vice President. The Board of Directors may elect one or several vice presidents. Each vice president shall report to either the chief executive officer, the president or the executive vice president as determined in the corporate organization plan established by the Board of Directors. Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer, the chief executive officer or the Board of Directors. The Board of Directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president. In the event there is more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the Board of Directors.
     Section 11. The Treasurer. The treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; and (c) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the Board of Directors. If required by the Board of Directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.
     Section 12. The Assistant Treasurer. The assistant treasurer (or, if more than one, the assistant treasurers) shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

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     Section 13. The Secretary. The secretary shall: (a) keep the minutes of the stockholders’ and the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws or as required by law; (d) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws; (e) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (f) sign with the Chairman, president, or a vice president, stock certificates of the Corporation, the issue of which shall have been authorized by resolution approved by the majority of the Board of Directors; (g) have general charge of the stock transfer books of the Corporation; and (h) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the Board of Directors.
     Section 14. The Assistant Secretary. The assistant secretary (or, if more than one, the assistant secretaries) shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE V
COMMITTEES
     Section 1. The Committees. The Board of Directors may, pursuant to these By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in these By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).

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     (a) Each Committee must consist of two (2) or more of the Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.
     (b) The Board of Directors, by resolution approved by a majority of the entire Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.
     (c) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.
     (d) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
     (e) All of the members of a Committee shall constitute a quorum for the transaction of business at any meeting of such Committee. The Act of the majority of the members of a Committee at a meeting at which a quorum is present shall be the act of such Committee, unless otherwise set forth herein or in the charter to such Committee.
     Section 2. The Audit Committee. The Audit Committee shall consist of three (3) Receiver Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.
For the purposes of this Article V:
     (a) an independent Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and
     (b) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.
     Section 3. The Independent Nominating Committee. The Independent Nominating Committee shall consist of three (3) directors initially designated as Receiver Directors by the Board of Directors as of [                    ], 2008 and each other person

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nominated to election or appointment to the Board of Directors pursuant to this Section 3 (the “Receiver Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:
     (a) the sole authority to nominate to the Board of Directors three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, and
     (b) the sole authority to appoint to the Board of Directors replacements for vacancies of Receiver Directors and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such appointment for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated pursuant to Article IV.
     Section 4. The Nominating and Governance Committee. The Nominating and Governance Committee shall consist of (3) directors designated as members of such committee as of [                    ], 2008 and each other person designated as a member of the Nominating and Governance Committee resulting from any vacancies therein, two (2) of whom shall be Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:
     (a) The sole authority to nominate six (6) Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with these By-Laws;
     (b) the sole authority to appoint replacements for vacancies of Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and
     (c) the authority to establish governance principles.
     Section 5. The Compensation Committee. The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation

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Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.
     Section 6. The Disclosure Committee. The Board of Directors, by resolution approved by the majority of the entire Board of Directors, shall create a Disclosure Committee to be composed of management and operations personnel employed by the Corporation, with such members to be designated by the majority of the entire Board of Directors. The Disclosure Committee shall be responsible for:
     (a) the approval of any material press release or other material disclosure by the Corporation;
     (b) informing the Board of Directors in advance of all planned disclosure and other announcements by the Corporation;
     (c) the responsibility for insuring that management reports all material developments to the Board of Directors and for determining which developments should be reported to Misys plc and its successors and permitted assigns or transferees (“Misys”) in connection with its regulatory disclosure obligations;
     (d) recommending to the Board of Directors any additional disclosure of other announcements, in each case as may be required to permit the non-independent Directors, other than the chief executive officer, to fulfill their obligations under the Relationship Agreement, as defined in the Certificate of Incorporation; and
     (e) instituting protocols to address trading on material non-public information.
     Section 7. Audit Committee and Board Approval. The following actions must be approved by the Audit Committee and the majority of the entire Board of Directors:

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     (a) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;
     (b) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and
     [(c) Any change or modification to the audit committee charter in effect on [          ], 2008.]1
ARTICLE VI
SEAL
     The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”.
ARTICLE VII
WAIVER OF NOTICE
     Whenever any notice whatsoever is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of the State of Delaware, waiver thereof, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

[1]	This clause (c) shall only be included if prior to the approval of these By-Laws, the audit committee charter shall have been amended to remove the phrase “as the Committee deems appropriate, or” from the section entitled “Other Responsibilities as Appropriate” and provided that as of closing, no other amendments to this charter shall have been made.

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ARTICLE VIII
AMENDMENTS
     Subject to the provisions of the Certificate of Incorporation and the By-Laws, these By-Laws may be altered, amended or repealed with the affirmative vote of the majority of the entire Board of Directors; provided, that Articles III, IV, V hereof and this Article VIII may only be amended, or waivers therefrom granted, in the manner prescribed by statute with the consent of a majority of the members of the Audit Committee and the majority of the entire Board of Directors.

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Exhibit D
Board of Directors of Surviving Company
Lee Shapiro

Exhibit E
Transition Services
Cooperation, provision of services and allocation of costs between Receiver and Parent with respect to:
▪	research, development and support services (including with respect to facilities in Bangalore, India and Manila, Philippines);

▪	Management services and related costs (including certain specified Parent overhead costs), such services and costs to be reasonable and agreed to in good faith by the respective chief financial officers of Parent and Receiver annually; provided, that in no event shall the costs (including overhead costs and other allocations) exceed $3,000,000 for any year;

▪	Human resources services;

▪	Procurement services;

▪	Tax services;

▪	Finance services (including SAP rollout); and

▪	Other services to be mutually agreed.

Exhibit F — Form of Trademark and Trade Name License Agreement
TRADEMARK AND TRADE NAME LICENSE AGREEMENT
This TRADEMARK AND TRADE NAME LICENSE AGREEMENT is dated as of                      ___, 2008 (the “Agreement”), between Misys plc, a public limited company organized under the laws of England, having a principal place of business at 125 Kensington High Street, London W8 5SF, United Kingdom (“Licensor”), and Misys Healthcare Systems, LLC, a North Carolina limited liability company, having its principal place of business at 8529 Six Forks Road, Raleigh, North Carolina 27615 (“Licensee”). Licensor and Licensee are referred to herein collectively as “Parties” and each individually as a “Party”.
W I T N E S S E T H:
          WHEREAS, Licensor is the owner of the trade name “MISYS” (the “Licensed Name”) and certain trademarks and service marks consisting of or incorporating the designation “MISYS,” identified in the schedule attached hereto as Schedule A, and has applied for and registered such trademarks and service marks in the United States (the “Territory”) (such trademarks and service marks and such registrations and applications, together with any and all common law rights pertaining thereto, are referred to collectively as the “Licensed Marks”) for use in Licensor’s business;
          WHEREAS, Licensor is the owner of the domain names listed on Schedule B hereto1 (the “Licensed Domain Names” and together with the Licensed Name and the Licensed Marks, the “Licensed Property”);
          WHEREAS, at the Closing (as defined in the Agreement and Plan of Merger, dated as of March 17, 2008, by and among Licensor, Licensee, Allscripts Healthcare Solutions Inc., a Delaware corporation, having its principal place of business at 222 Merchandise Mart, Suite 2024, Chicago, IL 60654 (“Allscripts”) and Patriot Merger Company, LLC, a North Carolina limited liability company (the “Merger Agreement”)), Licensor will own, directly or indirectly, 54.5% of the equity interests in Receiver on a fully-diluted basis (as determined pursuant to the Merger Agreement);
          WHEREAS, Licensor previously licensed Licensee the right to use the Licensed Marks in connection with Licensee’s healthcare information technology products and services, pursuant to the Trademark License Agreement, effective as of May 7, 2004 between Licensor and Licensee (the “Existing License”), and Patriot Merger Company, LLC, a wholly-owned subsidiary of Allscripts is merging as of the date hereof with and into Licensee with Licensee as the surviving company (the “Merger”);

[1]	Domain Names to be transferred from Licensee to Licensor between signing and Closing.

          WHEREAS, entering into this Agreement is a condition to effecting the Merger;
          WHEREAS, in connection with the Merger, the Parties have decided to replace the Existing License with this Agreement to more clearly set forth the rights and obligations of each Party;
          WHEREAS, Licensee desires to use, and Licensor is willing to license Licensee to use, the Licensed Marks in connection with Licensee’s healthcare information technology products and services and such other products and services as the Parties may agree (such products and services together with any permitted sublicensee’s healthcare information technology products and services, the “Products and Services”), to use the Licensed Name in connection with Licensee’s business of providing Licensee’s healthcare information technology products and services (the “Licensed Business”), and to use the Licensed Domain Names in connection with the Licensed Business under the terms and conditions set forth herein.
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
          1. Grant of License.
          1.1. Grant of Trademark License. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, a nonexclusive, nonassignable, royalty-free license to use the Licensed Marks in connection with the marketing, promotion, advertisement, distribution and sale of the Products and Services of Licensee in the Territory.
          1.2. Grant of Trade Name License. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, a nonexclusive, nonassignable, royalty-free license to use the Licensed Name in its corporate name and trade name solely in the form of “Allscripts Misys” with or without one or more additional words (e.g., Allscripts Misys Healthcare Systems”) and a corporate-form identifier such as “Inc.” or “LLC”, as applicable, in connection with the operation of the Licensed Business in the Territory.
          (a) Grant of License to Domain Names. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee a nonexclusive, nonassignable, royalty-free license to use the Licensed Domain Names in connection with the operation of the Licensed Business in the Territory. The Parties agree that the ability of a third party to access the websites operated under the Licensed Domain Names from outside of the Territory shall not be deemed a breach of this Agreement, provided such websites are not targeted to persons or entities outside of the Territory and to the extent that a person or entity is identified as being outside of the Territory, Licensee does not provide Products or Services and does not permit any Sublicensee to provide Products or Services outside of the Territory. In the event of any doubt as to where such person or entity is located, Licensee shall, and shall cause any Sublicensee to, obtain

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written confirmation from such person or entity that it is located and operating in the Territory. Licensor shall designate a person specified by Licensee as the “technical contact” for each Licensed Domain Name to the extent necessary to permit access to the associated website.
          1.3. Restrictions on Use.
          (a) Except for use of Allscripts’ color scheme of red, black and grey, which may be used for the Licensed Marks other than “Misys” used alone, “Misys” in combination with the “M” logo and the “M” logo, Licensee shall not change or modify the Licensed Property, or create any design variation of the Licensed Property, without the prior written consent of Licensor.
          (b) Except for the word “Allscripts”, Licensee shall not join any name, mark or logo with the Licensed Property so as to form a composite trade name or mark, without obtaining the prior written consent of Licensor.
          (c) Licensee shall not use any other name or mark that is confusingly similar to the Licensed Property, provided, however, that use of the word “Allscripts” with the secondary words in the Licensed Marks (e.g., Tiger), with or without the word “Misys”, will not be considered confusingly similar.
          1.4. Changes in Licensed Marks. Upon written notice to Licensee, Licensor may, from time to time in its sole discretion, elect to (a) discontinue any Licensed Marks or Licensed Domain Names and/or (b) replace any Licensed Marks or Licensed Domain Names with or use new or different trademarks or service marks or domain names (“New Marks”) with respect to the Products and Services or the Licensed Business. Upon such election, any such New Marks may be designated Licensed Property by Licensor and if designated as such shall be subject to the terms of this Agreement, and Schedule A shall be deemed amended automatically to include such New Marks. In the event Licensor discontinues any Licensed Property or introduces a New Mark, Licensee shall have a reasonable period of time, not to exceed six (6) months, to cease use of such discontinued Licensed Property or begin use of such New Mark.
          1.5. Sublicenses.
          (a) Subject to the terms and conditions contained herein, Licensee may grant a sublicense of its rights hereunder to any Affiliate (defined as any entity that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Licensee, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of such entity or the ownership (directly or indirectly) of securities or other interests in such entity) (each permitted sublicensee, a “Sublicensee”) as follows:
          (i) Licensee may grant a sublicense to each Sublicensee to use the Licensed Marks in connection with such Sublicensee’s healthcare information technology products and services in the Territory;

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          (ii) Licensee may grant to each Sublicensee a sublicense to use the Licensed Name solely in the form(s) set forth on Schedule C as Schedule C may be amended from time to time by mutual agreement of Licensor and Licensee and solely in connection with the operation of such Sublicensee’s healthcare information technology products and services business in the Territory (each, a “Sublicensee Business”);
          (iii) Licensee may grant to each Sublicensee a sublicense to use the Licensed Domain Names in connection with its Sublicensee Business in the Territory.
          (iv) The grant of any sublicense hereunder shall be conditioned on such Sublicensee having first executed a copy of the Sublicensee Acknowledgement set forth as Exhibit A.
     (b) Any such sublicense shall be made on, and subject to, all applicable terms and conditions of this Agreement with respect to the Licensed Property, including but not limited to the following:
          (i) Any such sublicense shall contain a provision that the sublicense will, at Licensor’s choice, either (A) be deemed automatically assigned by Licensee to Licensor or (B) terminate automatically upon any termination of this Agreement.
          (ii) Licensee shall (A) notify Licensor promptly in writing upon becoming aware that any Sublicensee’s use of the Licensed Property deviates from the Quality Standards in any material respect, and (B) promptly undertake commercially reasonable efforts to cause such defective or nonconforming use to be cured or, if not curable, discontinued.
          (iii) Licensor shall be a third-party beneficiary of such sublicense.
          (iv) Licensor shall have the right to enforce the terms and conditions of, and terminate, such sublicense, whether as a party thereto or as a third-party beneficiary.
          (c) In addition to the right to grant sublicenses pursuant to this Section 1.5, Licensee and each Sublicensee shall be permitted to allow any reseller or distributor of the Products and Services to use the Licensed Marks and Licensed Domain Names solely to the extent necessary to perform its obligations under the relevant agreement with Licensee or such Sublicensee. Each such agreement shall contain restrictions on the use of the Licensed Marks and Licensed Domain Names consistent with the restrictions contained herein, including but not limited to those in Section 1.5(b) (other than (b)(i) and (b)(iv)). A copy of each such agreement shall be provided to Licensor for review and approval prior to execution.

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          (d) Notwithstanding the grant of any sublicense hereunder, Licensee shall remain liable for any breach or default of the applicable terms and conditions of this Agreement by any of its Sublicensees, resellers or distributors with respect to the Licensed Property.
          (e) No such Sublicensee, reseller or distributor shall be permitted to sublicense to any other person or entity the rights granted to it with respect to the Licensed Property.
          (f) A copy of each sublicense shall be provided to Licensor for review and approval prior to execution.
          1.6. Covenant. So long as this Agreement is effect, (i) Licensor will not use the product marks included in the Licensed Marks (e.g., Misys Tiger) on healthcare information technology products and services within the scope of the Licensed Business in the Territory and (ii) other than with respect to activities of the Licensor’s open source division, Licensor will not use the “Misys” mark or the “M” logo on healthcare information technology products and services within the scope of the Licensed Business in the Territory. For the avoidance of doubt, Licensor’s open source division may use the “Misys” mark, the “M” logo and other marks not included in the Licensed Marks on healthcare information technology products and services within the scope of the Licensed Business in the Territory.
          2. Quality Standards and Control.
          2.1. Quality Control. At all times, Licensee shall use and shall cause each Sublicensee to use the Licensed Property only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensee in writing from time to time (the “Quality Standards”), including but not limited to the Quarterback Trademark Guidelines attached hereto as Exhibit B. Without limiting the foregoing, the Products and Services shall always be manufactured or performed in a manner that reflects favorably on the Licensed Property and does not tarnish them or the reputation of Licensor. With respect to the name and mark “Misys” and the “M” logo, Licensor may establish additional Quality Standards that shall be communicated to Licensee in writing from time to time.
          2.2. Use of the Licensed Marks. All use of the Licensed Marks made hereunder shall faithfully reproduce the design and appearance of the Licensed Marks as reflected on Schedule A.
          2.3. Inspection and Approval. Licensor or its designated representative shall have the right at any time during normal business hours to inspect and approve, which approval shall not be unreasonably withheld, any and all uses of the Licensed Marks to confirm that such use is in conformance with the terms of this Agreement. From time to time, upon Licensor’s reasonable request in writing, Licensee shall, at Licensee’s expense, (a) provide Licensor with representative samples of the ways in which the Licensed Marks are then being used (or photographs depicting the same), and

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(b) permit Licensor to inspect Licensee’s places of business where the Licensed Marks are used, in each case for Licensor’s inspection and approval of such uses.
          2.4. Deficiencies. If Licensor reasonably believes that the Licensed Business, a Sublicensee Business or the business of a reseller or distributor using the Licensed Marks or Licensed Domain Names is not being conducted in compliance with Licensor’s Quality Standards or if an inspection of the Products and Services reveals that they do not comply with Licensor’s Quality Standards, then Licensor shall promptly provide Licensee with written notice of such defects or violations, and shall allow Licensee thirty (30) days from the date of such notice in which to cure such defects or violations. Should the defects or violations not be remedied within such thirty (30) days, Licensor may, in its reasonable discretion, terminate this Agreement in accordance with Section 8.2 or bring an action to require specific performance. If such an action is brought and is successful, then Licensee shall have thirty (30) days within which to comply with the order. If, at the end of such thirty (30) days Licensee has not complied, this Agreement will terminate automatically.
          3. Compliance with Law. Licensee shall use the Licensed Property only in such manner as will comply with the provisions of applicable laws and regulations relating to the Licensed Property. Licensee shall affix to all materials that bear a Licensed Mark, including, but not limited to, all stationery, labels, packaging, advertising and promotional materials, manuals, invoices and all other printed materials, (a) notices in compliance with applicable trademark laws and (b) such legend as Licensor may reasonably designate by written notice and is required or otherwise reasonably necessary to allow adequate protection of the Licensed Marks and the benefits thereof under applicable trademark laws from time to time. In connection herewith, Licensee may use the following legend:
          “MISYS” is a registered trademark owned by Misys plc and is used under license.”
          4. Ownership and Maintenance.
          4.1. Ownership. (a) Licensee acknowledges and admits the validity of the Licensed Property and agrees that it will not, directly or indirectly, challenge the validity of the Licensed Property, or any registrations thereof and/or applications therefor in any jurisdiction, or the right, title and interest of Licensor therein and thereto, nor will it claim any ownership or other interest in the Licensed Property in any jurisdiction, other than the rights expressly granted hereunder.
          (b) Licensee acknowledges that (i) the Licensed Property and the goodwill associated therewith are and will remain the exclusive property of Licensor, (ii) all uses of the Licensed Property shall inure solely to the benefit of Licensor, and (iii) Licensee has no right, title or interest in any other trademarks, services marks, trade names or domain names belonging to Licensor. Licensee shall not at any time do or suffer to be done any act or thing that will in any way impair the rights of Licensor in and to the Licensed Property. Nothing in this Agreement grants, nor shall Licensee acquire

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hereby, any right, title or interest in or to the Licensed Property or any goodwill associated therewith, other than those rights expressly granted hereunder. This Agreement shall not affect Licensor’s right to enjoin or obtain relief against any acts by third parties of trademark infringement or unfair competition.
          (c) Licensee shall not at any time, without the prior written consent of Licensor, acquire a registration or file and prosecute a trademark application or applications to register the Licensed Property, or any component, variation or derivation thereof, or any name or mark confusingly similar thereto, for any goods or services anywhere in the world. If Licensee at any time, without the prior written consent of Licensor, files or causes to be filed, in its own name or otherwise on its behalf, an application to register or otherwise takes steps under applicable laws to obtain trademark or other protection of the Licensed Property in any country, territory or jurisdiction, Licensee shall, at the direction of Licensor, either (i) assign and transfer to Licensor, without further consideration, all right, title and interest in or to the Licensed Property in such country, territory or jurisdiction, or (ii) surrender and abandon such registration or application for registration.
          4.2. Maintenance; Registrations; Filings. (a) Licensor shall be responsible for and retain sole discretion over the filing, protection and maintenance of the Licensed Property. Licensee shall execute all documents as are reasonably necessary or expedient to aid in, and shall otherwise cooperate at Licensor’s expense with, Licensor’s efforts to prepare, obtain, file, record and maintain all such registrations and applications. In particular, but without limitation, upon Licensor’s request, Licensee shall furnish Licensor with information or materials which are necessary or helpful to establish or evidence Licensor’s ownership of the Licensed Property, and the nature and scope of its rights therein, including but not limited to information regarding the Licensee’s first and subsequent dates of use, proof of such use dates, information regarding the nature and extent of the Licensee’s use, and actual specimens of use made by Licensee in advertising, printed materials or other materials which are used in connection with the promotion of the Products and Services.
          (b) Licensor shall have no further maintenance obligations as to the Licensed Property or any registration thereof or application therefor upon giving written notice to Licensee that it does not intend to continue such maintenance; provided, however, that, other than as provided in Section 1.4, Licensor shall maintain its registrations for all the Licensed Domain Names during the term of this Agreement.
          5. Infringement or Dilution. Licensee shall promptly notify Licensor upon becoming aware of any infringement or dilution of the Licensed Property. Licensor has the exclusive right to take, and shall take, such steps to stop such infringement or dilution as may be reasonably necessary in its reasonable determination to protect the Licensed Property. Licensee shall cooperate fully with Licensor to stop such infringement or dilution. Licensor shall have full control over any such action, including without limitation the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it deems

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advisable in its discretion. Licensor shall bear all expenses connected with the foregoing, including for Licensee’s cooperation. To the extent Licensee has proven damages resulting from such infringement or dilution, Licensee shall share in the amount recovered, if any, net of Licensor’s expenses in connection with such action, pro-rata with Licensor’s damages in such action.
          6. Indemnification.
          6.1. Licensor does not, by virtue of this Agreement or of Licensee’s use of the Licensed Property, assume any liability with respect to the business of Licensee or the conduct thereof by Licensee, and Licensee shall defend, indemnify and hold harmless Licensor and its affiliates, successors and assigns, and its and their respective officers, directors, employees, agents, attorneys and representatives, from and against any and all claims, causes of action, suits, damages, losses, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting from or arising out of claims, actions or proceedings brought by third parties against Licensor arising out of (a) Licensee’s breach of this Agreement, (b) any use by Licensee of the Licensed Property, (c) any misuse by Licensee of the Licensed Property including but not limited to use of the Licensed Property in false advertising; and (d) defects in the Products and Services offered by the Licensee or any Sublicensee under the Licensed Property.
          6.2. Licensee does not, by virtue of this Agreement or of Licensee’s use of the Licensed Property, assume any liability with respect to the business of Licensor or the conduct thereof by Licensor, and Licensor shall defend, indemnify and hold harmless Licensee and its affiliates, successors and assigns, and its and their respective officers, directors, employees, agents, attorneys and representatives, from and against any and all Losses resulting from or arising out of claims, actions or proceedings brought by third parties against Licensee arising out of Licensor’s breach of this Agreement.
          7. Representations and Warranties. Each Party represents and warrants that it has executed this Agreement freely, fully intending to be bound by the terms and provisions contained herein; that it has full corporate power and authority to execute, deliver and perform this Agreement; that the person signing this Agreement on behalf of such Party has properly been authorized and empowered to enter into this Agreement by and on behalf of such Party; that prior to the date of this Agreement, all corporate action of such Party necessary for the execution, delivery and performance of this Agreement by such Party has been duly taken; and that this Agreement has been duly authorized and executed by such Party, is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.
          8. Term; Termination.
          8.1. Term. The term of this agreement shall become effective as of the date hereof, and shall continue in effect until terminated in accordance with the provisions of Section 8.2.

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          8.2. Termination. (a) Licensor may terminate this Agreement or a sublicense upon written notice to Licensee or such Sublicensee, if:
          (i) There is a change in control of Licensee or such Sublicensee.
          (ii) Licensee or such Sublicensee breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the date of Licensor’s written notice thereof.
          (iii) Licensee or such Sublicensee files, or consents to the filing against it of, a petition for relief under any bankruptcy or insolvency laws, makes an assignment for the benefit of creditors or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other official with similar powers over a substantial part of its property; or a court having jurisdiction over Licensee or such Sublicensee or any of the property of Licensee or such Sublicensee shall enter a decree or order for relief in respect thereof in an involuntary case under any bankruptcy or insolvency law, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or official with similar powers over a substantial part of the property of Licensee or such Sublicensee, or shall order the winding-up, liquidation or rehabilitation of the affairs of Licensee or such Sublicensee, and such order or decree shall continue in effect for a period of sixty (60) consecutive days.
          (iv) Licensor provides such written notice of termination sixty (60) days in advance of the date of termination.
          (b) Notwithstanding anything to the contrary contained herein, termination of this Agreement by either Party in whole or in part shall be without prejudice to any other remedy otherwise available hereunder, under law or at equity, to such Party or the other Party.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of Licensor and Licensee pursuant to Sections 4.1, 6, 8.2, 8.3 and 9 shall survive indefinitely regardless of any cancellation, expiration or termination of this Agreement.
          8.3. Effects of Termination. Any termination of this Agreement in accordance with the terms hereof shall be final. Upon the termination of this Agreement:
          (a) all rights in the Licensed Property granted to Licensee or any Sublicensee hereunder shall automatically revert to Licensor, and Licensee or any Sublicensee shall have no further rights in, and shall immediately cease all use of, the Licensed Property, except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Property;
          (b) Licensee shall immediately destroy and cause any Sublicensee, reseller or distributor to destroy all materials used for reproducing the Licensed Property

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(including without limitation photographic negatives, printing plates and tooling), except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Property; and shall, within thirty (30) days after such destruction has taken place, provide Licensor with an affidavit executed by an officer of Licensee attesting thereto;
          (c) Licensee will use reasonable efforts to cease using the Licensed Property on buildings, cars, trucks and other fixed assets as soon as possible but in any event within three months of termination;
          (d) Licensee shall and shall cause any Sublicensee to change its name to a name that does not include any name, mark, domain name or other source indicator using any of the Licensed Property or any name, mark, domain name or other source indicator that Licensor reasonably deems confusingly similar thereto;
          (e) Licensor shall, for a period of six months after the termination of this Agreement, redirect Internet traffic seeking any of the Licensed Domain Names to such domain name or names as Licensee shall specify in writing;
          (f) Licensee shall and shall cause any Sublicensee to change the domain names on the websites currently using the Licensed Domain Names to domain names that do not include any name, mark, domain name or other source indicator using any of the Licensed Property or any name, mark, domain name or other source indicator that Licensor reasonably deems confusingly similar thereto and shall remove all references to the Licensed Property in the content on any such websites; and
          (g) Licensee will not and will cause any Sublicensee not to use or do business under, or assist any third party in using or doing business under, any name, mark, domain name or other source indicator using any of the Licensed Property or any name, mark, domain name or other source indicator that Licensor reasonably deems confusingly similar thereto.
          9. Miscellaneous.
          9.1. Assignment. Licensee shall not assign or attempt to assign its rights or obligations hereunder without Licensor’s prior written consent. Licensor shall not assign or attempt to assign its rights or obligations hereunder without Licensee’s prior written consent; provided, however, that no such consent shall be required for an assignment by Licensor in connection with (i) any assignment to an affiliate, (ii) any assignment or sale of all or substantially all of the equity or similar interests of Allscripts that are owned by Licensor, or (iii) any assignment or sale of all or substantially all of Licensor’s assets, or any merger, consolidation or other business combination to which Licensor is a party, provided, further, however, that Licensor agrees that it will not assign its rights or obligations hereunder apart from all or substantially all of the equity or similar interests of Allscripts that it owns and the Licensed Marks that are specific to Licensee’s Business, which, for the avoidance of doubt, do not include the name and mark “Misys” or the “M” logo or any other name and mark other than the Licensed

10

Marks. Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.
          9.2. Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings between Licensor and Licensee, whether written and oral, with respect thereto (including the Existing License).
          9.3. Amendment; Waivers. This Agreement shall not be amended, supplemented or modified except in a writing executed by authorized representatives of the Parties. Waiver by a Party of any breach of any provision of this Agreement by the other Party shall not operate, or be construed, as a waiver of any subsequent or other breach.
          9.4. No Agency. Licensor and Licensee are independent contractors with respect to each other, and nothing herein shall create any association, partnership, joint venture or agency relationship between them.
          9.5. Further Assurances. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. The Parties shall act in good faith in the performance of their obligations under this Agreement.
          9.6. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement in any jurisdiction shall not affect the remaining portions of this Agreement in such jurisdiction or in any other jurisdiction.
          9.7. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN

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INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
          9.8. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. For purposes of any claim, suit, action or proceedings arising out of or in connection with this Agreement, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the County of New York in the State of New York.
          9.9. Equitable Relief. Each Party hereto acknowledges that the other Party will suffer irreparable harm as a result of the material breach by such Party of any covenant or agreement to be performed or observed by such Party under this Agreement, and acknowledges that the other Party shall be entitled to apply for and, if granted, receive from any court or administrative body of competent jurisdiction a temporary restraining order, preliminary injunction and/or permanent injunction, without any necessity of proving damages, enjoining Licensee from further breach of this Agreement or further infringement or impairment of the rights of Licensor.
          9.10. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if sent by first-class registered or certified mail, return receipt requested, postage prepaid, on the fifth day following the date of deposit in the mail, (b) if delivered personally, when received, or (c) if transmitted by facsimile or other telegraphic communications equipment, when confirmed, in each case addressed as follows:
          If to Licensor, to:
Misys plc
125 Kensington High Street
London W8 5SF
United Kingdom
Telecopy: + 44 (0)20 7368-2400
Telephone:
Attention: Group General Counsel & Company Secretary
          If to Licensee, to:
Misys Healthcare Systems, LLC
8529 Six Forks Road

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Raleigh, North Carolina 27615
Telecopy:
Telephone:
Attention: General Counsel
or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.
          9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be one and the same instrument.
          9.12. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
          9.13. Construction of this Agreement. In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

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          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MISYS PLC
By:
Name:
Title:

MISYS HEALTHCARE SYSTEMS, LLC
By:
Name:
Title:

Schedule A
Licensed Marks

	Registration	Goods and Services
Name of Mark	Information	Associated with the Mark
MISYS	Reg. No. 3,177,341	Computer software for database management for use in the fields of finance, medicine and healthcare, inter alia.

M (and design)	Reg. No. 3,256,754	Computer software for database management for use in the fields of finance, medicine and healthcare, inter alia.
MISYS EMR	Reg. No. 2,905,511	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS FIRSTHAND	Reg. No. 2,905,512	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS TIGER	Reg. No. 2,905,513	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION	Reg. No. 2,904,102	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION/OPTIMUM	Reg. No. 2,905,514	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

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	Registration	Goods and Services
Name of Mark	Information	Associated with the Mark
MISYS VISION/ENABLED	Reg. No. 3,240,977	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management

MISYS I-CLASS	Reg. No. 2,904,104	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS QUERY	Reg. No. 2,904,111	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS PRACTICE PULSE	Reg. No. 3,199,674	Computer software for managing clinical and administrative data for healthcare.

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Schedule B
Licensed Domain Names
misishealthcare.com
misysdr.com
misyselectronicmedicalrecords.com
misyselectronicmedicalrecords.net
misyselectronicmedicalrecords.org
misysemr.com
misysemr.net
misysemr.org
misysescript.com
misysfastservices.com
misysfastservices.net
misysfastservices.org
misysforms.com
misyshc.com
misyshc.net
misyshealth.com
misyshealth.net
misyshealth.org
misyshealthcar.com
misyshealthcare.com
misyshealthcare.net

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misyshealthcare.org
misyshealthcaresystems.com
misyshealthcaresystems.net
misyshealthcaresystems.org
misyshelathcare.com
misyshomecare.com
misysmyway.com
misysoptimum.com
misystiger.com
misystiger.net
misystiger.org
misystouchpoint.com
misysvisionoptimum.com
misysvisionoptimum.net
misysvisionoptimum.org
mysishealth.com
mysishealthcare.com
mysishealthcaresystems.com
mysishelathcare.com

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Schedule C
[List of names of Licensee Affiliates that include the Misys Trade Name.]

Existing Company Name	New Company Name

Allscripts Healthcare Solutions Inc.	Allscripts Misys Healthcare Solutions Inc.

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Exhibit A
FORM OF SUBLICENSEE ACKNOWLEDGMENT
     This sublicensee acknowledgement (“Sublicensee Acknowledgment”), dated as of ___,___, is made by [Allscripts Healthcare Solutions Inc., a Delaware corporation]2 (the “Sublicensee”).
     Reference is hereby made to the Trademark and Trade Name License Agreement, dated as of                      ___, 2008 (the “License Agreement”), between Misys plc, a public limited company incorporated under the laws of England (“Licensor”), and Misys Healthcare Systems, LLC, a North Carolina limited liability company (“Licensee”). Except as otherwise defined herein, capitalized terms used herein and defined in the License Agreement shall be used herein as therein defined. The Sublicensee hereby agrees as follows:
     WHEREAS, Licensee and Sublicensee are entering into that certain Sublicense Agreement, dated as of even date herewith (the “Sublicense”), providing for the use by Sublicensee of the Licensed Property in accordance with the terms thereof and hereof;
     NOW THEREFORE, the Sublicensee hereby agrees as follows:
1.	The Sublicensee (i) confirms that it has received a copy of the License Agreement, (ii) agrees to be bound by all of the terms and conditions of the License Agreement (including, but not limited to, the restriction against further sublicensing contained in Section 1.5(e) thereof) and (iii) agrees to perform in accordance with their terms all of the obligations which by the terms of the License Agreement are required to be performed by Licensee and applicable to Sublicensee through the Sublicense.

2.	The Sublicensee hereby acknowledges that Licensor is an intended third party beneficiary of the Sublicense.
     IN WITNESS WHEREOF, the Sublicensee has executed this Sublicensee Acknowledgment as of the date first written above.

[SUBLICENSEE]
By:
Name:
Title:

[2]	Each Sublicensee should execute an acknowledgment.

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Exhibit B
Misys Trademark Guidelines

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